PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140512

NEOSTEM, INC.

29,928,655 Shares

Common Stock

Our securityholders named in the table beginning on page 62 of this prospectus are offering an aggregate of 29,928,655 shares of our Common Stock. 11,906,525 of such shares are issuable upon the exercise of currently outstanding warrants. We will not receive any proceeds upon the sale of shares by the selling stockholders. We will receive the exercise price of the outstanding warrants that are exercised. See “Use of Proceeds.”

Our Common Stock is traded on the OTC Bulletin Board under the symbol “NEOI” and until August 30, 2006 was traded under the symbol “PHSM.” On April 5, 2007, the reported last sale price of our Common Stock on the OTC Bulletin Board was $0.60 per share.

Investing in our Common Stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 25, 2007

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes thereto, before making an investment decision.

Our Company

We are in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and are pioneering the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. We now provide adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for current and future healthcare needs. Using our proprietary process, we provide the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use as needed in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bio-terrorist attack or nuclear accident. We also hope to become the leading provider of adult stem cells for therapeutic use in the burgeoning field of regenerative medicine. According to the National Institutes of Health, there are over 600 clinical trials underway relating to the use of adult stem cells, over 200 relating to autologous use, in the treatment of numerous serious diseases and conditions, including those that address cardiac disease, degenerative, autoimmune, neurological and age-related musculoskeletal disorders, as well as diabetes, breast cancer and wound healing.

We have engaged in various capital raising activities to pursue this business opportunity, raising approximately $3,573,000 in 2006 and $2,500,000 in 2007 (through April 5, 2007) through the sale of our Common Stock, warrants and convertible promissory notes. Such capital raising activities are enabling us to pursue our business plan and grow our adult stem cell collection and storage business, including expanding marketing and sales activities. However, in order to fully develop our business, we will need to raise additional funds.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. All numbers in this prospectus have been adjusted to reflect the reverse stock split which was effective as of August 31, 2006.

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com. The information contained on our website is not a part of this prospectus.

The Offering

Our securityholders named in the table beginning on page 62 of this prospectus are offering an aggregate of 29,928,655 shares of our Common Stock. 11,906,525 of such shares are issuable upon the exercise of currently outstanding warrants. We will not receive any proceeds upon the sale of shares of Common Stock by the selling stockholders. We will receive the exercise price of the outstanding warrants that are exercised for cash. See “Use of Proceeds.”  Substantially all of the shares being offered hereby were acquired by the selling stockholders as a result of our capital raising activities in 2006 and 2007. See “Business—2006 Financing Activities” and “Business—2007 Financing Activities.”

Summary Historical Financial Data

The following table sets forth our summary historical consolidated financial data as of the dates and for the periods shown. The summary consolidated financial data for the years ended December 31, 2006, 2005, and 2004 presented below are derived from the audited consolidated financial statements of the Company included elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2003 and 2002 presented below are derived from audited financial statements of the Company which are not included in this prospectus. You should read the following information in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and notes included elsewhere in this prospectus. The requirement to provide geographical information for the operations of the Company is not practical.

Statement of Operations: ($’000 except net loss per share which is stated in $ and weighted average number of shares)	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Earned revenues	$45	$35	$49	$65	$81
Direct costs	22	25	34	44	60
Gross profit	23	10	15	21	21
Operating (loss)	(4,691)	(1,601)	(1,474)	(894)	(1,149)
Net loss	(6,051)	(1,745)	(1,748)	(1,068)	(1,208)
Basic and diluted earnings per share:
Net loss	(0.44)	(0.35)	(0.54)	(0.45)	(0.50)
Weighted average number of shares outstanding	13,650,270	4,977,575	3,254,185	2,350,934	2,234,477

Balance Sheet Data: $’000	As of December 31, 2006	As of December 31, 2005	As of December 31, 2004	As of December 31, 2003	As of December 31, 2002
Working Capital (Deficiency)	$(310)	$(1,245)	$(794)	$(794)	$(82)
Total Assets	1,195	643	312	312	1,183
Current Liabilities	838	1,752	1,023	1,023	1,141
Long Term Debt	65	—	—	—	9
(Accumulated Deficit)	(20,307)	(14,255)	(10,762)	(10,762)	(9,694)
Total Stockholders’ (Deficit)/ Equity	292	(1,818)	(1,503)	(1,503)	(824)

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to purchase shares of our Common Stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business and impair our business operations. If any of the following risks actually occur, our business strategy, financial condition or operating results could be harmed. This could cause the trading price of our Common Stock to decline, and you may lose all or part of your investment.

RISKS RELATING TO THE COMPANY’S FINANCIAL CONDITION

We have a history of operating losses and we will continue to incur losses.

Since our inception in 1980, we have generated only limited revenues from sales and have incurred substantial net losses of $6,051,400, $1,745,039 and $1,748,372 for the years ended December 31, 2006, 2005 and 2004, respectively. We expect to incur additional operating losses as well as negative cash flow from our new business operations until we successfully commercialize the collection, processing and storage of adult stem cells, if ever.

We have liquidity problems, which may affect our ability to raise capital.

At December 31, 2006, we had a cash balance of $436,659, working capital deficit of $310,138 and stockholders’ equity of $292,105. Our lack of liquidity combined with our history of losses may make it difficult for us to raise capital on favorable terms. We have from time to time raised capital for our activities through the sale of our equity securities and promissory notes. Most recently, we raised $2,500,000 in January and February 2007 through the private placement sale of our common stock and warrants to purchase our common stock. Such capital raising activities are enabling us to pursue our business plan and grow our adult stem cell collection and storage business, including expanding marketing and sales activities as well as pay certain of our outstanding liabilities.

We will need substantial additional financing to continue operations.

We will require substantial capital to fund our current operating plan for our new business. In addition, our cash requirements may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs, as well as the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities.

Our inability to obtain future capital funding on acceptable terms will negatively affect our business operations and current investors.

We expect that in the future we will seek additional funding through public or private financings. Additional financing may not be available on acceptable terms, or at all. If additional capital is raised through the sale of equity, or securities convertible into equity, further dilution to then existing stockholders will result. If additional capital is raised through the incurrence of debt, our business could be affected by the amount of leverage incurred. For instance, such borrowings could subject us to covenants restricting our business activities, paying interest would divert funds that would otherwise be available to support commercialization and other important activities, and holders of debt instruments would have rights and privileges senior to those of equity investors. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce the scope of or eliminate some of our planned activities, any of which could have a material adverse effect on the business.

We will continue to experience cash outflows.

We continue to incur expenses, including the salary of our executive officers, rent, legal, marketing and accounting fees, insurance and general administrative expenses. Our business activities are in the early stages of development and will therefore result in additional cash outflows in the coming period. It is not possible at this time to state whether we will be able to finance these cash outflows or when we will achieve a positive cash position, if at all. Our ability to become profitable will depend on many factors, including our ability to successfully commercialize the business. We cannot assure that we will ever become profitable and we expect to continue to incur losses. NS California itself had nominal operations and nominal assets at the time of our acquisition of its adult stem cell business. From its inception in 2002 through September 30, 2005, NS California had aggregate revenues of $25,500, and aggregate losses of $2,357,940.

RISKS RELATING TO THIS OFFERING

Stocks traded on the OTC Bulletin Board are subject to greater market risks than those of exchange-traded and Nasdaq stocks.

Our Common Stock currently trades on the OTC Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the Nasdaq Stock Market or on a national securities exchange. As a result, an investor may find it difficult to dispose of our Common Stock or to obtain accurate quotations as to its price.

Our stock price could be volatile.

The price of our Common Stock has fluctuated in the past and may be more volatile in the future. Factors such as the announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business and market conditions for healthcare stocks in general could have a significant impact on the future price of our Common Stock. The generally low volume of trading in our Common Stock makes it more vulnerable to rapid changes in price in response to market conditions.

Sales of substantial amounts of our Common Stock in the open market, or the availability of such shares for sale, could adversely affect the price of our Common Stock.

We had 26,464,192 shares of Common Stock outstanding as of April 5, 2007. The following securities that may be exercised for, or are convertible into, shares of our Common Stock were issued and outstanding as of April 5, 2007:

•       Options. Stock options to purchase 5,616,000 shares of our Common Stock at a weighted average exercise price of approximately $.69 per share.

•       Warrants. Warrants to purchase 13,406,525 shares of our Common Stock at a weighted average exercise price of approximately $.76 per share.

All the shares of our Common Stock that may be issued under the options, as well as 1,690,000 shares of Common Stock issued under our 2003 Equity Participation Plan, either are or will be registered with the SEC. Of the 13,406,525 shares of our Common Stock that may be issued under the outstanding warrants, 11,906,525 are being registered in this offering. Upon the effectiveness of the registration statement of which this prospectus is a part, substantially all of the outstanding shares of our Common Stock will be registered or otherwise not restricted from trading.

Because we are seeking a limited offering qualification in California, sales of our Common Stock will be limited in California.

We are seeking a limited offering qualification of the Common Stock in California. The offering will be approved in California on the basis of such limited offering qualification where offers/sales can only be made to proposed California issuees based on their meeting certain suitability standards. The California Department of Corporations refers to and specified this standard as a “super suitability” standard of not less than (i) $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income, (ii) $500,000 liquid net worth, (iii) $1,000,000 net worth (inclusive), or (iv) $200,000 gross annual income. Because the offering will be approved in California on the basis of a limited offering qualification, we do not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

RISKS RELATING TO THE COMPANY’S BUSINESS

If the potential of stem cell therapy to treat serious disease is not realized, the value of our stem cell collection, processing and storage and our development programs could be significantly reduced.

The potential of stem cell therapy to treat serious diseases is currently being explored. Stem cell therapy is not a commonly used procedure and it has not been proven in clinical trials that stem cell therapy will be an effective treatment for diseases other than those currently addressed by hematopoietic stem cell transplants. No stem cell products have been successfully developed and commercialized to date, and none have received regulatory approval in the United States or internationally. Stem cell therapy may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy or other characteristics that may prevent or limit its approval or commercial use. The value of our stem cell collection, processing and storage and our development programs could be significantly reduced if the use of stem cell therapy to treat serious diseases is not proven effective in the near future.

Because the stem cell industry is subject to rapid technological and therapeutic changes, our future success will materially depend on the viability of the commercial use of stem cells for the treatment of disease.

Our success materially depends on the development of therapeutic treatments and cures for disease using stem cells. The broader medical and research environment for such treatments and cures critically affects the utility of stem cells, the services we offer to the public, and our future success. The value of stem cells in the treatment of disease is subject to potentially revolutionary technological, medical and therapeutic changes. Future technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and equipment obsolete and unmarketable. As a result, there can be no assurance that our services will provide competitive advantages over other technologies. If technological or medical developments arise that materially alter the commercial viability of our technology or services, we may be forced to incur significant costs in replacing or modifying equipment in which we have already made a substantial investment prior to the end of its anticipated useful life. Alternatively, significant advances may be made in other treatment methods or in disease prevention techniques which could significantly reduce or entirely eliminate the need for the services we provide. The materialization of any of these risks could have a material adverse effect on our business, financial condition, the results of operations or our ability to operate at all.

We may be forced to undertake lengthy and costly efforts to build market acceptance of our stem cell collection, processing and storage services, the success of which is critical to our profitability. There can be no assurance that these services will gain market acceptance.

We anticipate that service fees from the processing and storage of stem cells will comprise a substantial majority of our revenue in the future and, therefore, our future success depends on the successful and continued market acceptance of this service. Broad use and acceptance of our service requires marketing expenditures and education and awareness of consumers and medical practitioners who, under present law, must order stem cell collection on behalf of a potential customer. The time and expense required to educate and build awareness of our services and its potential benefits could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid potential resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market acceptance of our services or clinical acceptance of our services by physicians sufficient to generate any material revenues for us.

Ethical and other concerns surrounding the use of stem cell therapy may increase the regulation of or negatively impact the public perception of our stem cell services, thereby reducing demand for our services.

The use of embryonic stem cells for research and stem cell therapy has been the subject of debate regarding related ethical, legal and social issues. Although our business only utilizes adult stem cells and does not involve the more controversial use of embryonic stem cells, the use of other types of human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between the use of adult versus embryonic stem cells. The commercial success of our business will depend in part on public acceptance of the use of stem cell therapy, in general, for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that stem cell therapy is unsafe or unnecessary, and stem cell therapy may not gain the acceptance of the public or the medical community. Public pressure or adverse events in the field of stem cell therapy that may occur in the future also may result in greater governmental regulation of our business creating increased expenses and potential regulatory delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell banking services. In the event that the use of stem cell therapy becomes the subject of adverse commentary or publicity, our business could be adversely affected and the market price for our common stock could be significantly harmed.

We operate in a highly regulated environment, and our failure to comply with applicable regulations, registrations and approvals would materially and adversely affect our business.

Historically, the FDA has not regulated banks that collect and store stem cells. Recent changes, however, require establishments engaged in the recovery, processing, storage, labeling, packaging or distribution of any Human Cells, Tissues, and Cellular and Tissue-Based Products (HCT/Ps) or the screening or testing of a cell tissue donor to register with the FDA under the Public Health Service Act. The registration requirement was effective as of January 2004. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices (cGTP). We may be or become subject to such registration requirements and regulations, and there can be no assurance that we will be able, or will have the resources, to comply. Future FDA regulations could also adversely impact or limit our ability to market or perform our services. In order to collect and store blood stem cells we must conduct (or arrange for the conduct of) a variety of laboratory tests which are regulated under the federal Clinical Laboratory

Improvement Amendments (CLIA). Any facility conducting regulated tests must obtain a CLIA certificate of compliance and submit to regular inspection.

Some states require additional regulation and oversight of clinical laboratories operating within their borders and some impose obligations on out-of-state laboratories providing services to their residents. The states in which we initially plan to engage in processing and storage activities all currently have licensing requirements with which we believe we will need to comply. Additionally, there may be state regulations impacting the storage and use of blood products that would impact our business. We obtained our biologics license from the State of California in May 2006 but there can be no assurance that we will be able to obtain the necessary licensing required to conduct our business in other states, or maintain licenses that we do obtain in such states, including California. If we identify other states with licensing requirements or if other states adopt such other requirements, or if we plan to conduct business in a new state with such licensing requirements, we would also have to obtain such licenses and/or comply with such other requirements. We may also be subject to state and federal privacy laws related to the protection of our customers’ personal health information to which we would have access through the provision of our services. We may be required to spend substantial amounts of time and money to comply with any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure to comply with applicable regulatory requirements or delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution which would have a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or preclude our ability to operate at all in the future.

Our failure to comply with laws related to hazardous materials could materially harm us.

We are subject to state and federal laws regulating the proper disposal of biohazardous material. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur costs and/or otherwise have a material adverse effect on our ability to do business.

Side effects of the stem cell collection process or a failure in the performance of our cryopreservation storage facility or systems could harm our business and reputation.

To the extent a customer experiences adverse side effects from the stem cell collection process, or our cryopreservation storage service is disrupted, discontinued or our ability to provide banked stem cells is impaired for any reason, our business and operations could be adversely affected. Any equipment failure that causes a material interruption or discontinuance in our cryopreservation storage of stem cell specimens could result in stored specimens being damaged and unable to be utilized. Adverse side effects of the collection process or specimen damage (including contamination or loss in transit to us), could result in litigation against us and reduced future revenue, as well as harm to our reputation. Our insurance may not adequately compensate us for any losses that may occur due to any such adverse side effects or failures in our system or interruptions in our ability to maintain proper, continued, cryopreservation storage services. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any claim of adverse side effects or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition.

We are dependent on existing relationships with third parties to conduct our business.

Our process of collecting stem cells involves the injection of a “mobilizing agent” which causes the stem cells to leave the bone marrow and enter into the blood stream. The injection of this mobilizing agent is an integral part of the collection process. There is currently only one supplier of this mobilizing agent, and we are currently dependent upon our relationship with such supplier to maintain an adequate supply. Although we continue to explore alternative methods of stem cell collection, there can be no assurance that any such methods will prove to be successful. In the event that our supplier is unable or unwilling to continue to supply a mobilizing agent to us on commercially reasonable terms, and we are unable to identify alternative methods or find substitute suppliers on commercially reasonable terms, we may not be able to successfully commercialize our business. We are also using only one outside “apheresis” provider, which is an integral part of the collection process. Although other third parties could provide apheresis services, any disruption in the relationship with this service would cause a delay in the delivery of our services. In order to successfully commercialize our business, we will continue to depend upon our relationship with such companies.

Our success will depend in part on establishing and maintaining effective strategic partnerships and collaborations.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our development or commercialization capabilities, or to reduce the cost of developing or commercializing services on our own. There can be no assurance that we will enter into such relationships or that the arrangements will be on favorable terms. Relationships with licensed professionals such as physicians may be subject to state and federal fraud and abuse regulations restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting our options for structuring a relationship. If our services become reimbursable by government or private insurers in the future, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the types of business relationships into which licensed physicians or other licensed professionals may enter. Failure to comply with applicable fraud and abuse regulations or other regulatory requirements could result in civil fines, criminal prosecution or other sanctions. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive rights or may have other terms that are burdensome to us. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, the development or commercialization of our services may be substantially delayed. If we fail to structure our relationships with physicians in accordance with applicable fraud and abuse laws or other regulatory requirements it could have a material adverse effect on our business.

We are dependent upon our management, scientific and medical personnel and we may face difficulties in attracting qualified employees or managing the growth of our business.

Our future performance and success are dependent upon the efforts and abilities of our management, medical and scientific personnel. Furthermore, our future growth will require hiring a significant number of qualified technical, medical, scientific, commercial, business and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or achieve our business objectives. Our failure to manage growth effectively could limit our ability to achieve our commercialization and other goals relating to, and we may fail in developing, our new business.

RISKS RELATING TO COMPETITION

The stem cell preservation market has and continues to become increasingly competitive.

We may face competition from companies with far greater financial, marketing, technical and research resources, name recognition, distribution channels and market presence than us, who are marketing or developing new services that are similar to the services that are now being or may in the future be developed by us. There can be no assurance that we will be able to compete successfully.

For example, in the established market for cord blood stem cell banking, the growth in the number of families banking their newborn’s cord blood stem cells has been accompanied by an increasing landscape of competitors. Our business, which has been more recently developed, already faces competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. We believe that certain of our competitors have established stem cell banking services to process and store stem cells collected from adipose tissue (fat tissue). This type of stem cell banking will require partnering with cosmetic surgeons who perform liposuction procedures. In addition, we believe the use of adult stem cells from adipose tissue will require extensive clinical trials to prove the safety and efficacy of such cells and the enzymatic process required to extract adult stem cells from fat. From a technology perspective this ability to expand a small number of stem cells could present a competitive alternative to stem cell banking. The ability to create a therapeutic quantity of stem cells from a small number of cells is essential to using embryonic stem cells and would be desirable to treat patients who can only supply a small number of their own stem cells. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date, stem cell expansion techniques are very inefficient and typically the target cells stop dividing naturally, keeping the yield low. However, stem cell expansion could also complement adult stem cell banking by allowing individuals to extend the banking of an initial collection of cells for many applications.

In the event that we are not able to compete successfully with our current or potential competitors, it may be difficult for us to grow our revenue and maintain our existing business without incurring significant additional expenses to try and refine our technology, services or approach to our business to better compete, and even then there would be no guarantee of success.

We may face competition in the future from established cord blood banks and some hospitals.

Cord blood banks such as ViaCord (a division of ViaCell International) or Cryo-Cell International may be drawn to the field of stem cell collection because their processing labs and storage facilities can be used for processing adult stem cells from peripheral blood and their customer lists may provide them with an easy access to the market. We estimate that there are approximately 43 cord blood banks in the United States, approximately 25 of which are autologous (donor and recipient are the same) and approximately 18 of which are allogeneic (donor and recipient are not the same). Hospitals that have transplant centers to serve cancer patients may elect to enter some phases of new stem cell therapies. We estimate that there are approximately 123 hospitals in the United States with stem cell transplant centers. All of these competitors may have access to greater financial resources. In addition, other established companies with greater access to financial resources may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

RISKS RELATING TO INTELLECTUAL PROPERTY

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry. We may not be able to obtain patent protection.

There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to our company will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Further, there can be no assurance that any future patents related to these technologies will ultimately provide adequate patent coverage for or protection of our present or future technologies, products or processes. Our success will depend, in part, on whether we can obtain patents to protect our own technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; protect our trade secrets and know-how; and operate without infringing the intellectual property and proprietary rights of others.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or may develop intellectual property competitive to ours. Our competitors may independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. As a result, we may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop and/or market our services in the future. This would also likely have an adverse affect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may claim that we infringe on their intellectual property.

We also may be subject to costly litigation in the event our technology infringes upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or otherwise result in limitations in our ability to use the intellectual property subject to such claims. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such interference proceedings or in patent litigation to which we may become a party could subject us to significant liabilities to third parties or, as noted above, require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable financial or other terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us, in whole or in part, from commercializing our products, which could have a material adverse effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical fact, regarding our financial position, potential, business strategy, plans and objectives for future operations are “forward looking statements.” These statements are commonly identified by the use of such terms and phrases as “intends,” “expects,” “anticipates,” “estimates,” “seeks” and “believes.” Additionally, statements concerning our ability to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option and the potential revenue growth of such business are forward-looking statements. Our ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to: (i) our ability to obtain sufficient capital or a strategic business arrangement to fund our expansion plans; (ii) our ability to build the management and human resources and infrastructure necessary to support the growth of our business; (iii) competitive factors and developments beyond our control; (iv) scientific and medical developments beyond our control; (v) our inability to obtain appropriate state licenses or any other adverse effect or limitations caused by government regulation of the business; and (vi) other risk factors discussed in “Risk Factors” contained herein. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. You should read carefully the description of our plans and objectives for future operations, assumptions underlying these plans and objectives and other forward-looking statements included in “Prospectus Summary,” “Use of Proceeds,” “Management’s Discussion And Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus, but should not place undue reliance on these statements of expectations about our future performance. These descriptions and statements are based on management’s current expectations. Our actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in the “Risk Factors” section and elsewhere in this prospectus.

When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Common Stock covered hereby, by any of the selling stockholders. Some of the shares of Common Stock to be sold in this offering have not yet been issued and will only be issued upon the exercise of warrants. We will receive estimated net proceeds of approximately $9,545,900 if all such warrants are exercised for cash, however, certain of our outstanding warrants have a cashless exercise feature. We intend to use any proceeds received from the exercise of the warrants for general corporate purposes, including the funding of development activities. We expect to incur expenses of approximately $170,966 in connection with this offering.

PRICE RANGE OF COMMON STOCK

Our Common Stock trades on the OTC Bulletin Board under the symbol “NEOI” and from July 24, 2003 to August 30, 2006 traded under the symbol “PHSM.”  The following table sets forth the high and low bid prices of our Common Stock for each quarterly period within the two most recent fiscal years, and for the current year to date, as reported by Nasdaq Trading and Market Services. On April 5, 2007, the closing bid price for our Common Stock was $.60.  Information set forth in the table below reflects inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

2007	High	Low
First Quarter	$.80	$.25
Second Quarter (to April 5, 2007)	$.64	$.50

2006	High	Low
First Quarter	$1.00	$0.50
Second Quarter	0.80	0.50
Third Quarter	0.90	0.40
Fourth Quarter	1.01	0.45

2005	High	Low
First Quarter	$0.70	$0.30
Second Quarter	0.50	0.20
Third Quarter	1.00	0.30
Fourth Quarter	0.90	0.30

As of April 5, 2007, there were approximately 1,571 holders of record of our Common Stock.

DIVIDEND POLICY

Holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. We have not paid any cash dividends on our Common Stock and, for the foreseeable future, intend to retain future earnings, if any, to finance the operations, development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors.

SELECTED FINANCIAL DATA

You should read the information set forth below in conjunction with the Company’s audited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected statements of operations and balance sheet data set forth below for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 are derived from audited financial statements of the Company. The requirement to provide geographical information for the operations of the Company is not practical.

Statement of Operations: ($’000 except net loss per share which is stated in $ and weighted average number of shares)	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Earned revenues	$45	$35	$49	$65	$81
Direct costs	22	25	34	44	60
Gross profit	23	10	15	21	21
Operating (loss)	(4,691)	(1,601)	(1,474)	(894)	(1,149)
Net loss	(6,051)	(1,745)	(1,748)	(1,068)	(1,208)
Basic and diluted earnings per share:
Net loss	(0.44)	(0.35)	(0.54)	(0.45)	(0.50)
Weighted average number of shares outstanding	13,650,270	4,977,575	3,254,185	2,350,934	2,234,477

Balance Sheet Data: $’000	As of December 31, 2006	As of December 31, 2005	As of December 31, 2004	As of December 31, 2003	As of December 31, 2002
Working Capital (Deficiency)	$(310)	$(1,245)	$(794)	$(794)	$(82)
Total Assets	1,195	643	312	312	1,183
Current Liabilities	838	1,752	1,023	1,023	1,141
Long Term Debt	65	—	—	—	9
(Accumulated Deficit)	(20,307)	(14,255)	(10,762)	(10,762)	(9,694)
Total Stockholders’ (Deficit)/ Equity	292	(1,818)	(1,503)	(1,503)	(824)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and related notes included elsewhere in this prospectus, and is qualified in its entirety by reference thereto. This discussion contains forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions relating to these statements.

GENERAL

The Company engages in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 the Company consummated the acquisition of the assets of NS California relating to its business of processing, collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became the principal business of the Company, rather than its historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company now provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and long-term storage widely available, so that the general population will have the opportunity to store their own stem cells for current and future healthcare needs. Effective as of August 29, 2006, the Company changed its name from “Phase III Medical, Inc.” to “NeoStem, Inc.” in order to better describe its new business.

The Company is developing NS California’s business in the adult stem cell field and seeking to capitalize on the increasing importance the Company believes adult stem cells will play in the future of regenerative medicine. Using its proprietary process, the Company provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use as needed in the treatment of certain life-threatening diseases. The adult stem cell industry is a field independent of embryonic stem cell research which the Company believes is more likely to be burdened by governmental, legal, ethical and technical issues than adult stem cell research. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies obtain necessary regulatory approvals and become standard of care, patients will need a service to collect, process and bank their stem cells. The Company intends to provide this service.

Until the NS California acquisition, the business of the Company was providing capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run-off” of such extended warranties and service contracts and expects this “run-off” will end in 2007. In June 2002, management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for the Company.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. (“PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provided for PSI to pay the Company a percentage of the revenue received for the sale of certain specified products or licensing activity. The Company provided capital and guidance to PSI to conduct a Proof of Concept Study relating thereto. As a result of the Proof of Concept Study, PSI advised the Company that it had no definitive plans to move forward with the program. Since the inception of the PSI agreement, the Company paid a total of $720,000 to PSI and paid $85,324 of expenses. No payments have been made to PSI since 2004 and the Company does not anticipate any further activity pursuant to the PSI agreement.

The Company engaged in various capital raising activities to pursue its new business opportunities, raising approximately $1,289,000 in 2004, $1,325,000 in 2005, $3,573,000 in 2006 and $2,301,000 in 2007 (through March 26, 2007) through the sale of its Common Stock, warrants and convertible promissory notes. These amounts include an aggregate of $2,079,000 raised from the June 2006 private placement of shares of Common Stock and warrants to purchase shares of Common Stock (the “June 2006 private placement”) and an aggregate of $1,750,000 raised from the additional private placement of shares of Common Stock and warrants to purchase shares of Common Stock in rolling closings in the summer of 2006 (the “Summer 2006 private placement”). These amounts also include an aggregate of $2,500,000 (net proceeds of $2,301,000) raised in January and February 2007 from the private placement of units consisting of shares of Common Stock and warrants to purchase shares of Common Stock (the “January 2007 private placement”). In connection with the June 2006 private placement, the Company appointed Dr. Robin L. Smith as our new Chief Executive Officer and Chairman of our Board of Directors. These capital raising activities enabled us previously to pursue the Company’s prior business, and subsequently to acquire the business of NS California, pursue our business plan and grow our adult stem cell collection and storage business, including expanding marketing and sales activities.

CRITICAL ACCOUNTING POLICIES

The Company’s “Critical Accounting Policies” are as follows, and are also described in Note 2 to the audited financial statements and notes thereto, included elsewhere in this prospectus.

Revenue Recognition:   In the fourth quarter of 2006, the Company initiated the collection and banking of autologous adult stem cells and the first collection center in its physician’s network opened. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed (generally twenty four hours after cells have been collected). Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advance payments. Start up fees that are received from physicians that seek to open collection centers (in consideration of the Company establishing a service territory for the physician) are recognized after agreements are signed and the physician has been qualified by the Company’s credentialling committee.

The Company recognizes warranty and service contract reinsurance premiums ratably over the length of the contracts executed. The insurance premium expense and other costs related to the sale are amortized ratably over the life of the contracts. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier.

Income Taxes and Valuation Reserves:   We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of preparing our financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences, together with net operating loss carryforwards and tax credits, are recorded as deferred tax assets or liabilities on our balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be realized from future taxable income. A valuation allowance may be required to reduce deferred tax assets to the amount that is more likely than not to be realized. In the event we determine that we may not be able to realize all or part of our deferred tax asset in the future, or that new estimates indicate that a previously recorded valuation allowance is no longer required, an adjustment to the deferred tax asset is charged or credited to net income in the period of such determination.

RESULTS OF OPERATIONS

Year Ended December 31, 2006 and December 31, 2005

For the year ended December 31, 2006, total revenues were $45,724 compared to $35,262 for the year ended December 31, 2005. The revenues generated in the year ended December 31, 2006 were derived from a combination of fees received in prior years from the sale of extended warranties and service contracts via the Internet, which were deferred and recognized over the life of such contracts, and revenues from the collection of autologous adult stem cells and fees collected from physicians in the Company’s physician’s network to set up stem cell collection facilities. The revenues generated in the year ended December 31, 2005 were derived entirely from fees received in prior years from the sale of extended warranties and service contracts. The Company recognized revenues from the sale of extended warranties and service contracts via the Internet of $25,048 for the year ended December 31, 2006, as compared to $35,262 for the year ended December 31, 2005. Warranty revenue for the year ended December 31, 2006 is not keeping pace with warranty revenue recognized in the year ended December 31, 2005 and is in fact declining. Warranty revenue will continue to decline as policy periods expire since the Company is no longer selling extended warranty contracts. It is expected that the recognition of warranty revenue will end in 2007. Similarly, direct costs incurred in connection with the extended warranty contracts were $17,868 for the year ended December 31, 2006, as compared to $24,776 for the year ended December 31, 2005. For the year ended December 31, 2006, the Company earned $20,676 in fees for the collection of autologous adult stem cells and start-up fees in connection with a physician in the Company’s physician’s network that opened a stem cell collection center.

Selling, general and administration expenses for the year ended December 31, 2006 has increased by $3,103,170 or 193% over the year ended December 31, 2005. In 2006, the Company changed its primary business model and is now engaged in the collection and banking of adult stem cells. In addition, in 2006, the Company began recognizing the compensatory value of employee stock options which has had a dramatic increase in our operating expenses. As the result of entering into the business of adult stem cell collection, processing and storage, the Company has increased its staffing levels and payroll expense which increased by $406,373 over the year ended December 31, 2005. In addition, the compensatory element of stock options and restricted stock grants issued to staff members and common stock issued to Robin L. Smith, MD, upon being appointed Chairman of the Board and Chief Executive Officer, increased operating expenses by $833,466. The new business of the Company has resulted in new expenses such as marketing and trade show expenses of $114,908, product liability insurance of $95,926, laboratory expense of $56,048 and website development of $49,901. As the result of the new business, legal fees, including those related to expanding the Company’s patent portfolio, increased $496,529, consulting fees increased $112,699, travel and entertainment expense increased $137,642 and rent increased $95,548, over the year ended December 31, 2005. In addition, the settlement with Robert Aholt increased expenses for 2006 by $250,000. The Company expanded its Board of Directors with two independent directors and implemented a compensation arrangement for non-employee directors. In connection with this arrangement restricted stock was granted to two directors that resulted in $163,334 of expense for the fair value of common stock that vested. The various stock registration filings and increased trading levels of the Company’s common stock increased costs in auditing fees, stock transfer fees and investment banking fees, which resulted in an overall increase of $148,100 over the year ended December 31, 2005.

Interest expense for the year ended December 31, 2006 was $1,370,656 as compared to $96,580 for the year ended December 31, 2005, an increase of $1,274,076. This increase was primarily as a result of the issuance and early conversion of convertible promissory notes issued in the WestPark private placement (through which the Company raised $500,000 through the sale of convertible promissory notes and warrants in December 2005 and January 2006 and in which WestPark Capital, Inc. acted as placement agent). Substantially all of this debt was converted to common stock. The increase in interest expense includes increases resulting from amortization of debt discount associated with the convertible notes of $212,500, interest payments of $30,625 and the fair value of common stock purchase warrants issued to these debtholders of $227,100. In an effort to improve the Company’s financial position, the Company had approached these convertible debtholders with proposals to either extend the term of their promissory notes or convert their promissory notes to common stock of the Company earlier than the original terms called for. Incentives included, among other things, the issuance of shares of common stock and additional warrants to purchase shares of common stock, reduced conversion prices for the notes and reduced exercise prices for the warrants. As a result, holders of $162,500 in principal amount of promissory notes agreed to extend the due dates of their respective notes for four months, and the Company converted $425,000 in principal amount of promissory notes to common stock (including $137,500 of the $162,500 in principal amount for which the due date was originally extended for four months prior to conversion). The impact of these conversions and extension of due dates was to increase interest expense by $871,813 due to the cost of additional common shares and warrants to purchase common stock granted to accomplish such conversions and extended due dates. However, these increased costs are non-cash related and the company will realize a reduction in its cash interest payments and cash required to pay back such promissory notes.

Year Ended December 31, 2005 and December 31, 2004

The Company recognized revenues from the sale of extended warranties and service contracts via the Internet of $35,000 in the year ended December 31, 2005 compared to $49,000 in the year ended December 31, 2004. The revenues generated in the year were derived entirely from revenues deferred over the life of the contracts sold in prior years. Similarly, direct costs incurred were $25,000 and $34,000 for the years ended December 31, 2005 and 2004, respectively, which relate to costs previously deferred over the life of such contracts.

General and administrative expenses totaled $1,611,000 during the year ended December 31, 2005 as compared to $764,000 for the year ended December 31, 2004, an increase of $847,000 or 111%. The increase was primarily attributable to increases in salaries and related expenses ($495,000), consultants ($50,000), legal and accounting ($196,000), investment banking fees ($61,000) and investor relations ($19,000).

In accordance with the PSI agreement, the Company paid PSI $0 in the year ended December 31, 2005 as compared to $725,000 in the year ended December 31, 2004.

Interest expense decreased in fiscal 2005 to $144,000 from $274,000 in the year ended December 31, 2004 due to the lower level of debt and certain loans from officers and directors at an interest rate of 8% compared with much higher rates from non-affiliated noteholders in the previous year.

For the reasons cited above, the net loss decreased to $1,745,000 in the year ended December 31, 2005 from the comparable loss of $1,748,000 for the year ended December 31, 2004.

LIQUIDITY AND CAPITAL RESOURCES

Recent Developments

In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 2,500,000 units at a price of $1.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share. The Company issued an aggregate of 5,000,000 shares of Common Stock, and warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock at an exercise price of $0.80 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and is entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven-year warrants to purchase 343,550 shares of Common Stock at a purchase price of $.50 per share, redeemable seven-year warrants to purchase 171,275 shares of Common Stock at a purchase price of $.80 per share and non-redeemable seven-year warrants to purchase 171,275 shares of Common Stock at a purchase price of $.80 per share. The net proceeds of this offering were approximately $2,301,000.

In March 2007, the Company engaged Trilogy Capital Partners, Inc. (“Trilogy”) as a marketing and investor relations consultant. The agreement is for a 12 month period, terminable by either party after six months upon 30 days’ notice, at a monthly fee of $10,000 plus reimbursement of certain budgeted or approved marketing expenses. Pursuant to this agreement, the Company issued to Trilogy warrants to purchase 1,500,000 shares of its Common Stock at a purchase price of $.47 per share. Such warrants vest over a 12 month period at a rate of 125,000 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010.

Year Ended December 31, 2006 and December 31, 2005

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period indicated:

	Year Ended
	December 31, 2006	December 31, 2005
Cash used in Operating activities	$(3,638,831)	$(833,996)
Cash used in investing activities	$(43,136)	0
Cash provided by financing activities	$3,629,753	1,295,000

The Company incurred a net loss of $6,051,400 for the year ended December 31, 2006. Such loss adjusted for non-cash items, including common stock, option and warrant issuances and warrant repricing which were related to services rendered and interest of $2,280,779, amortization and depreciation of $240,123 and interest related to the Series A Preferred of $9,935 which was offset by cash settlements of various accounts payable, notes payable and accrued liabilities of $30,509, resulted in cash used in operations totaling $3,638,831 for the year ended December 31, 2006. This use of cash for operations also included additions to prepaid expenses, accounts receivable and other current assets of $81,300. Accordingly, the large difference between operating loss and cash used in operations was the result of a number of non-cash expenses charged to results of operations.

To meet its cash requirement for the year ended December 31, 2006, the Company relied on proceeds from the sale of $250,000 of convertible notes, and proceeds from the sale of shares of Common Stock resulting in net proceeds of $3,573,068 from the June 2006 private placement and the Summer 2006 private placement (as described below).

In an effort to improve the financial position of the Company, in July 2006 the WestPark convertible debtholders were offered the option of  (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company would issue to the investor for each $25,000 in principal amount of the convertible note 5,682 shares of unregistered Common Stock; and (ii) the exercise price per warrant would be reduced from $1.20 to $.80, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share would be reduced to $.44; (ii) the Company would issue to the investor for each $25,000 in principal amount of the note, 11,364 shares of Common Stock; (iii) the exercise price per warrant would be reduced from $1.20 to $.80; and (iv) a new warrant would be issued substantially on the same terms as the original warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor was also asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. This offer was terminated on August 31, 2006. As of that date, investors holding $237,500 in principal amount of the total $500,000 of convertible promissory notes had agreed to convert their respective convertible notes into shares of the Company’s common stock for the consideration described above and investors holding $162,500 in principal amount of the total $500,000 of convertible promissory notes had agreed to extend the term of the convertible note for an additional four months from the maturity date for the consideration described above.

In September 2006, a new offer was extended to the remaining WestPark convertible debtholders to convert the convertible note into shares of the Company’s Common Stock, in consideration for which (i) the conversion price per conversion share would be reduced to $.44; (ii) the exercise price per warrant would be reduced from $1.20 to $.80; and (iii) a new warrant would be issued substantially on the same terms as the original warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. This offer resulted in the conversion of $125,000 in principal amount of the total $500,000 of convertible promissory notes to common stock. In October 2006, WestPark convertible debtholders owning an additional $62,500 in convertible promissory notes also agreed to early conversion on the terms of the September 2006 offer. As of December 31, 2006 there were only $75,000 in principal amount of the WestPark convertible promissory notes outstanding, which were due and paid in January 2007.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company was paying to Duncan a monthly retainer fee of $7,500, 50% of which could be paid by the Company in shares of its Common Stock valued at fair market value and reimbursing it for its reasonable out-of-pocket expenses in an amount not to exceed $12,000. (Effective February 1, 2007, the advisory agreement was extended through December 31, 2007, providing that the monthly fee be paid entirely in shares of common stock to vest at the rate of 13,636 shares per month). Pursuant to the advisory agreement, Duncan also agreed, subject to certain conditions, that it or an affiliate would act as lead investor in a proposed private placement of shares of Common Stock and warrants to purchase shares of Common Stock in an amount that was not less than $2,000,000 or greater than $3,000,000. If the financing closed, Duncan was to receive a fee of $200,000 in cash and 240,000 shares of restricted Common Stock.

On June 2, 2006, the Company entered into a securities purchase agreement pursuant to which the Company issued to each of 17 investors shares of its Common Stock, at a per-share price of $0.44, along with a five-year warrant to purchase a number of shares of Common Stock at a per share purchase price of $.80 equal to 50% of the number of shares of Common Stock purchased by each investor (together with the Common Stock issued, the “June 2006 securities”). The gross proceeds from the sale were $2,079,000. Duncan received its fee as described above. The officers of the Company, as a condition of the initial closing under the securities purchase agreement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,653 of accrued and unpaid salary that dated back to 2005 into shares of Common Stock at a per share price of $0.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,982 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer, the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers.

In connection with the securities purchase agreement, on June 2, 2006 the Company entered into a registration rights agreement with each of the investors, pursuant to which the Company agreed to prepare and file no later than June 30, 2006 a registration statement with the SEC to register the shares of Common Stock issued to investors and the shares of Common Stock underlying the warrants. The Company and the investors agreed to amend the registration rights agreement and extend the due date of the registration statement to August 31, 2006. In the event that the Registration Statement was not declared effective by the SEC within 180 days of the closing date of the securities purchase agreement, the Company was obligated to pay to each investor an amount equal to 1% of the purchase price of the June 2006 securities purchased by the investor, and to pay such amount for each month or partial month that the registration statement was not declared effective by the SEC. The registration statement was filed and subsequently declared effective on November 6, 2006.

In July and August 2006, the Company sold 3,977,273 shares of its Common Stock at $.44 per share along with warrants to purchase 1,988,637 shares of its Common Stock at $.80 per share (the “Summer 2006 Private Placement”), resulting in proceeds to the Company of $1,750,000. Additionally, in July and August, it issued 83,405 shares of its Common Stock as partial or complete payment of certain accounts payable and 75,667 shares of its Common Stock as partial payment of certain services rendered. In October 2006, the Company issued 34,000 shares of Common Stock in consideration of certain services rendered. In December 2006, the Company issued 10,416 shares of its Common Stock in consideration of certain services rendered.

The following table reflects a summary of the Company’s contractual cash obligations, including applicable interest, as of December 31, 2006:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes payable	$225,752	$201,313	$24,439	$—	$—
Capitalized leases	77,970	31,188	46,782	—	—
Employment agreements	2,133,642	1,131,234	1,002,408	—	—
Total	$2,437,364	$1,363,735	$1,073,629	$—	$—

Material changes to the contractual obligations above include (i) the payment in January 2007 of all the remaining outstanding convertible notes issued in the WestPark Private Placement (as described above in Liquidity and Capital Resources) and (ii) amendments to or replacements of employment agreements or arrangements with officers of the Company on January 26, 2007 providing for a 20% reduction in base salary and/or an agreement by the officer to extend their employment term, as well as certain additional or amended terms.

Year Ended December 31, 2005 and December 31, 2004

The following chart represents the net funds provided by or used in operating, financing and investment activities for each period as indicated:

	Year Ended
	December 31, 2005	December 31, 2004
Cash used in Operating activities	$(833,996)	$(1,459,653)
Cash used in investing activities	$0	(3,288)
Cash provided by financing activities	$1,295,000	1,279,862

At December 31, 2005, the Company had a cash balance of $488,872, deficit working capital of $1,245,084 and a stockholders’ deficit of $1,817,638. In addition, the Company sustained losses of $1,745,039, $1,748,372 and $1,044,145 for the three fiscal years ended December 31, 2005, 2004 and 2003, respectively.

On December 30, 2005 the Company commenced the Westpark Private Placement to sell 9% six month convertible notes in $25,000 units. Each unit consisted of the 9% note convertible into shares of the Company’s Common Stock at $0.60 per share and 41,667 warrants to purchase the Company’s Common Stock at an exercise price of $1.20 per share. On December 30, 2005, the Company sold $250,000 of these notes and through January 31, 2006 an additional $250,000 of these notes for a total of $500,000. The net proceeds from the sales of these notes to the Company were $443,880.

The following table reflects a summary of the Company’s contractual cash obligations as of December 31, 2005:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes payable	$433,000	$433,000	$0	$0	$0
Operating leases	74,744	69,044	5,700	0	0
Employment agreements	2,332,867	986,083	1,346,783	0	0
Series A mandatorily redeemable convertible preferred stock	572,208	47,684	143,052	143,052	238,420
Total	$2,840,611	$1,535,811	$1,495,535	$143,052	$238,420

The table above includes the contractual obligations acquired in the purchase of substantially all the assets of NS California on January 19, 2006.

Material changes to the contractual obligations above include (i) the conversion, extension or payment of all the convertible notes issued in the Westpark Private Placement (as described above in Liquidity and Capital Resources), (ii) amendments to the employment agreements of certain officers and employees, pursuant to which such persons agreed to a 25% reduction in base salary, and the entry into an employment agreement with the Company’s new chief executive officer; (iii) the subsequent amendments or replacements of the employment agreements on January 26, 2007 providing instead for a 20% reduction in base salary and/or an agreement by the officer to extend their employment term, as well as certain additional or amended terms; and (iv) the exchange of the outstanding Series A convertible preferred stock into common stock.

INFLATION

The Company does not believe that its operations have been materially influenced by inflation in the fiscal year ended December 31, 2006, a situation which is expected to continue for the foreseeable future.

SEASONALITY

The Company does not believe that its operations are seasonal in nature.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

BUSINESS

NeoStem, Inc. (the “Company”) is in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006 the Company consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Prior to the acquisition of NS California, the Company’s business had been providing capital and business guidance to companies in the healthcare and life science industries, including NS California. The Company now is providing adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for current and future healthcare needs.  Using its proprietary process, the Company provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked for future therapeutic use as needed in the treatment of such life-threatening diseases as diabetes, heart disease and radiation sickness that may result from a bio-terrorist attack or nuclear accident. The Company also hopes to become the leading provider of adult stem cells for therapeutic use in the burgeoning field of regenerative medicine. According to the National Institutes of Health, there are over 600 clinical trials underway relating to the use of adult stem cells, over 200 relating to autologous use, in the treatment of numerous serious diseases and conditions, including those that address cardiac disease, degenerative, autoimmune, neurological and age-related musculoskeletal disorders, as well as diabetes, breast cancer and wound healing. See “—Current Business Operations.”

The Company’s prior business was providing capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run off” of such extended warranties and service contracts, which is expected to end in 2007. For a discussion of the Company’s involvement in such other activities and Company history, see “—Former Business Operations.” In 2004, the Company launched its website www.phase3med.com and in 2006, it launched another website www.neostem.com to support the Company’s new business in adult stem cells. The Company’s information as filed with the Securities and Exchange Commission is available via a link on its websites as well as at www.sec.gov.

Current Business Operations

On January 19, 2006, the Company, through a wholly-owned subsidiary, consummated its acquisition of the assets of NS California relating to NS California’s business of collecting, processing and storing adult stem cells, pursuant to an Asset Purchase Agreement dated December 6, 2005. The purchase price consisted of 500,000 shares of the Company’s Common Stock, plus the assumption of certain enumerated liabilities of NS California and liabilities under assumed contracts. The Company also entered into employment agreements with NS California’s chief executive officer and one of its founders as part of the transaction. NS California was incorporated in California in July 2002, and from its inception through the acquisition by the Company was engaged in the sale of adult stem cell banking services. In October 2003, NS California leased laboratory space in a research facility at Cedars Sinai Hospital in California and entered into an agreement with a third party to provide adult stem cell collection services. By December 2003, NS California had outfitted its laboratory with equipment for processing, cryopreservation and storage of adult stem cells. In May 2004, after a validation process and inspection and approval by the State of California, NS California received a biologics license and commenced commercial operations. In January 2005, NS California moved its adult stem cell processing and storage facility to Good Samaritan Hospital in California. NS California was compelled to cease operations because it did not have sufficient assets to complete the revalidation of the new laboratory and NS California’s biologics license was suspended. In October 2005, NS California restarted the validation of the laboratory at Good Samaritan Hospital, and on May 29, 2006 the Company was issued a new biologics license from the State of California. Pursuant to the Asset Purchase Agreement, NS California was obligated to return to the Company (out of the 500,000 shares of Common Stock issued) 1,666 shares per day for each day after February 15, 2006 that such biologics license had not been issued up to a total of 100,000. NS California has returned 100,000 shares to the Company.

The Company is developing NS California’s business in the adult stem cell field and seeking to capitalize on the increasing importance the Company believes adult stem cells will play in the future of regenerative medicine. The use of adult stem cells as a treatment option for those who develop heart disease, certain types of cancer and other critical health problems is a burgeoning area of clinical research today. The adult stem cell industry is a field independent of embryonic stem cell research. The Company believes that embryonic stem cell therapies have certain barriers to development due to political, ethical, legal and technical issues. Medical researchers, scientists, medical institutions, physicians, pharmaceutical companies and biotechnology companies are currently developing therapies for the treatment of disease using adult stem cells. As these adult stem cell therapies obtain necessary regulatory approvals and become standard of care, patients will need a service to collect, process and bank their stem cells. The Company intends to provide this service.

Stem Cells

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. Stem cells can be found in the bone marrow or peripheral blood of adults. Certain processes can cause the stem cells to leave the bone marrow and enter the blood where they can be collected. The Company currently only works with adult stem cells collected from peripheral blood.

Plan of Operations

The Company is engaging in the business of autologous adult stem cell collection, processing and banking. The Company intends to generate revenues from the following:

•       initial collection of adult stem cells

•       storage of adult stem cells (generating recurring revenue)

•       utilization of adult stem cells (when stem cells are used)

It is developing a service model to create a source of stem cells that potentially enables physicians to treat a variety of diseases and engage in research to progress therapeutic development using adult stem cells. The Company anticipates fees being derived from Company-owned collection centers, collection centers operated by members of its physician’s network and medical institutions with which it collaborates. It may also seek to obtain government grants and catalogue and store adult stem cells in a biorepository. As this biorepository grows, it is anticipated there will be revenues derived from relationships with pharmaceutical companies and other companies developing stem cell therapies. Additionally, the Company plans to expand its patent portfolio in the adult stem cell arena.

Marketing and Customers

The Company intends to embark on a significant marketing, advertising and sales campaign individually and through collaborations with others for the purpose of educating physicians and potential clients on the benefits of adult stem cell collection and storage. The Company’s “Go-To-Market” strategy is to drive this general awareness. The essence of this strategy is to reach the end-customers as quickly as possible and to accelerate the adoption curve of our service. In addition, the Company plans to utilize marketing resources to increase the membership in its physician’s network which members will operate collection centers.

The Company believes several consumer segments may recognize and experience the long-term benefits from banking their own stem cells. These include:

•       Individuals with a family history of serious diseases that show potential for treatment with stem cell therapies being developed, i.e., diabetes, heart disease, or cancer.

•       Wellness and regenerative medicine communities.

•       Families who have already banked the umbilical cord blood from their newborns.

•       Patients diagnosed with cancer, cardiovascular disease, or diabetes.

The Company is designing its marketing efforts to educate physicians on the benefits both of referring their adult patients to the Company for stem cell banking and participating in our collection program.

The Company has appointed an experienced medical services marketing director and is utilizing the expertise of certain outside marketing consultants in connection with the expansion of its marketing efforts and intends to increase its marketing personnel.

Company Initiatives

The Company’s current initiatives include plans to:

•       Develop strategic initiatives with cord blood companies, tissue banks and pharmaceutical companies

•       Collaborate with academic institutions on licensing opportunities, build out of collection centers and provision of collection services for ongoing clinical trials

•       Develop partnerships with executive health programs, medical spas and first responder groups

•       Expand the Company’s intellectual property portfolio within the stem cell arena

•       Submit grant applications to National Institutes of Health and others to fund Company programs

•       Establish an Adult Stem Cell Foundation to generate awareness of stem cell therapies

Intellectual Property

We are seeking patent protection for our proprietary technology. The Company acquired two U.S. patent applications which had been submitted by NS California and are pending. The first patent application addresses the process by which we prepare and store stem cells derived from adult peripheral blood by apheresis following mobilization of the stem cells from the bone marrow. The second patent application contains a number of claims relating to, among other things, the use of stored stem cells to form the basis for medical information that will provide statistics on the etiology of disease, and the use of stem cells in the treatment of infectious diseases and breast cancer. There can be no assurance that either of these patent applications will issue as patents. The patent position of biotechnology companies generally is highly uncertain and involves complex legal, scientific and factual questions.

Competition

For a description of matters relating to competition, please see “Risk Factors—Risks Relating to Competition.”

Industry and Geographical Segmental Information

As a result of the Company’s acquisition of substantially all the assets and operations of NS California on January 19, 2006, the Company now has operations in two segments. One segment is the collection, processing and banking of adult stem cells and the other segment remains the “run off” of its sale of extended warranties and service contracts via the Internet. It is expected that this “run-off” of warranty and service contracts will end in 2007. For further financial information regarding segments, please see the financial statements and notes thereto included elsewhere in this prospectus. The Company’s operations are conducted entirely in the United States.

Prior Relationship with NS California

On March 31, 2004, the Company entered into a joint venture agreement to assist NS California in finding uses of and customers for NS California’s services and technology. The Company’s initial efforts concentrated on developing programs utilizing NS California’s services and technology through government agencies. That agreement was terminated as a result of the NS California acquisition. On September 9, 2005, the Company signed a revenue sharing agreement with NS California pursuant to which the Company had agreed to fund NS California certain amounts to pay pre-approved expenses and other amounts based on a formula relating to the Company’s ability to raise capital. Once funded, NS California would pay the Company monthly based on the revenue generated in the previous month with a minimum payment due each month. That agreement was also terminated as a result of the NS California acquisition.

Recent Developments

In March 2007, the Company signed agreements to expand its physician’s network into Las Vegas, Nevada and Eastern Pennsylvania. Agreements to open Adult Stem Cell Collection Centers were signed on terms substantially similar to the Company’s agreement for its Adult Stem Cell Collection Center in Encinitas, California (see below), which has already begun collecting patients’ stem cells.

Also in March 2007, the Company engaged Trilogy Capital Partners, Inc. (“Trilogy”) as a marketing and investor relations consultant. The agreement is for a 12 month period, terminable by either party after six months upon 30 days’ notice, at a monthly fee of $10,000 plus reimbursement of certain budgeted or approved marketing expenses. Pursuant to this agreement, the Company issued to Trilogy warrants to purchase 1,500,000 shares of its Common Stock at a purchase price of $.47 per share. Such warrants vest over a 12 month period at a rate of 125,000 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010.

In January 2007, the Company entered into a strategic alliance with UTEK Corporation (“UTEK”), a specialty finance company focused on technology transfer, as part of its plan to move forward to expand its proprietary position in the adult stem cell collection and storage arena as well as the burgeoning field of regenerative medicine. The purpose of the agreement is to identify potential technology acquisition opportunities that fit the Company’s strategic vision. Through its strategic alliance agreements with companies in exchange for their equity securities, UTEK assists such companies in enhancing their new product pipeline by facilitating the identification and acquisition of innovative technologies from universities and research laboratories worldwide. UTEK is a business development company with operations in the United States, United Kingdom and Israel. In January 2007, the Company issued 120,000 shares of Common Stock to UTEK, vesting as to 10,000 shares per month commencing January 2007.

2007 Financing Activities

In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 2,500,000 units at a price of $1.00 per unit to 35 accredited investors (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share. The Company issued an aggregate of 5,000,000 shares of Common Stock, and warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock at an exercise price of $0.80 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and is entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven-year warrants to purchase 343,550 shares of Common Stock at a purchase price of $.50 per share, redeemable seven-year warrants to purchase 171,275 shares of Common Stock at a purchase price of $.80 per share and non-redeemable seven-year warrants to purchase 171,275 shares of Common Stock at a purchase price of $.80 per share. Pursuant to the terms of the January 2007 private placement, the Company was obligated to prepare and file, no later than ten days after the filing of the Company’s Annual Report on Form 10-K, a registration statement with the SEC to register the shares of Common Stock issued to the investors and the shares of Common Stock underlying the warrants issued to the investors and to EGE. Such registration statement was filed with the SEC on February 7, 2007. The January 2007 private placement was conditioned upon entry by the Company’s Board of Directors and executive officers into a lock-up agreement, pursuant to which such directors and officers will not, without the consent of EGE, sell or transfer their Common Stock until the earlier of: (a) six months following the effective date of the registration statement filed to register the shares underlying the units, or (b) twelve months following the sale of the units.

2006 Developments

On December 15, 2006, the Company entered into a five year agreement with HemaCare Corporation (“HemaCare”) pursuant to which HemaCare will provide the Company with collection services for the procurement of adult stem cells from peripheral blood for the purpose of long-term storage. HemaCare will provide services consisting of apheresis collection of adult stem cells from peripheral blood for long-term storage and for other purposes, such as research purposes, if requested by the Company. These services will be provided at either a HemaCare facility, a Company facility or a third party center affiliated with the Company, including members of the Company’s physician’s network, subject to the terms of HemaCare’s license and other regulatory requirements. HemaCare has operations on the West Coast and parts of the Northeast. Additionally, under the agreement HemaCare will provide to the Company standard operating procedures (“SOPs”) for the collection of peripheral blood progenitor cells to be used by the Company as its own SOPs and will keep these SOPs up to date. The Company may continue to use the SOPs for up to ten years following termination of the agreement, subject to continued payment by the Company of a maintenance fee. HemaCare will also provide the Company with assistance in staff training and opening other facilities, whether Company owned facilities or a third party center affiliated with the Company, including members of the Company’s physician’s network.

The provision of apheresis, services for the collection of adult stem cells from peripheral blood for long term storage, will be provided to the Company on an exclusive basis during the term of the agreement. The Company has also given to HemaCare the first right to negotiate an arrangement with the Company for the provision of other collection services should the Company choose to expand its business model. New inventions that may arise as a result of performance of the services will be the sole property of the Company and we may seek intellectual property protection for such new inventions, if any. The parties have agreed to standard confidentiality obligations during the term of the agreement and for three years thereafter. The agreement is for a term of five years, subject to earlier termination by either party, generally upon 180 days’ prior notice. The Company will provide to HemaCare payment for such services as set forth in the agreement, which will be fixed for a 12 month period and may thereafter be increased based on mutual agreement of the parties. The services will be provided by HemaCare in accordance with all FDA regulations and guidelines, licensing requirements of any jurisdiction in which the services are performed, cGMP standards and all other applicable federal, state or local laws. This agreement supersedes the terms of a prior agreement with HemaCare acquired by the Company in connection with the acquisition of its adult stem cell business in January 2006 from NS California.

On September 7, 2006, the Company entered into an Adult Stem Cell Collection Agreement with Ronald Rothenberg, M.D. for the operation by Dr. Rothenberg of a center in Encinitas, California for the collection of adult stem cells from peripheral blood. The collection center has commenced operations and Dr. Rothenberg is responsible for operating the center, including paying associated costs and ensuring it is operated in accordance with applicable laws, regulations and standards of care. As a licensed physician, Dr. Rothenberg is also subject to regulations of the Medical Board of California, as well as ethical and practice standards promulgated by the American Medical Association, among other things. Dr. Rothenberg is also required to use his best efforts to promote the business in the territory of Encinitas and has agreed to customary confidentiality and noncompetition provisions and to pay to the Company a specified fee for administrative, management and other services. Pursuant to this agreement, the Company has granted to Dr. Rothenberg a non-exclusive, non-transferable license, without the right to sublicense, to use the Company’s intellectual property and marks in connection with the operation of the collection center. The Company is also providing training and marketing support for the operation of the collection center and will process and store the adult stem cells collected at the collection center. The initial term of the agreement is one year, subject to earlier termination as specified in the agreement, and will be automatically renewed for successive one-year terms unless either party provides 60 days’ notice of such party’s intent not to renew.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares. The primary purposes of effecting the reverse stock split was (i) to raise the per share market price of the Company’s Common Stock to facilitate future financing or to be able to use our capital stock in acquisitions, (ii) to raise the per share price to be able to possibly consider a Nasdaq or other listing for our shares in the future and (iii) to save administrative expenses by reducing the number of our stockholders. All numbers in this prospectus have been adjusted to reflect the reverse stock split which was effective as of August 31, 2006.

Also on August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to change our name from Phase III Medical, Inc. to NeoStem, Inc. As the Company’s business efforts are now focused on developing NS California’s (previously known as NeoStem, Inc.) business of adult stem cell collection and storage, it was appropriate to change the corporate name to NeoStem, Inc. to better reflect our current business operations.

2006 Financing Activities

On December 30, 2005, and in January 2006, the Company consummated the private placement sale to 19 accredited investors of units consisting of convertible promissory notes and detachable warrants (“the WestPark private placement”). Gross proceeds raised were $250,000 on December 30, 2005 and $250,000 in January 2006, totaling an aggregate of $500,000 in gross proceeds. Each unit was comprised of: (a) a nine month note in the principal amount of $25,000 bearing 9% simple interest, payable semi-annually, with the 2nd payment paid upon maturity, convertible into shares of the Company’s Common Stock at a conversion price of $.60 per share; and (b) 41,667 detachable three year warrants, each for the purchase of one share of Common Stock at an exercise price of $1.20 per share. The notes were subject to mandatory conversion by the Company if the closing price of the Common Stock had been at least $1.80 for a period of at least 10 consecutive trading days prior to the date on which notice of conversion was sent by the Company to the holders of the promissory notes, and if the underlying shares were then registered for resale with the SEC. Holders of the units are entitled to certain registration rights (see below). The Company issued to WestPark Capital, Inc., the placement agent for the WestPark private placement, (i) 50,000 shares of Common Stock (25,000 shares on December 30, 2005 and 25,000 shares in

January 2006); and (ii) warrants to purchase an aggregate of 83,334 shares of the Company’s Common Stock (41,667 on December 30, 2005 and 41,667 in January 2006). By January 2007 all the convertible promissory notes issued in the WestPark private placement had either been converted into shares of the Company’s Common Stock or repaid by the Company (see below).

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive best efforts basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company was paying to Duncan a monthly retainer fee of $7,500 (50% of which could be paid by the Company in shares of its Common Stock valued at fair market value) and reimbursing it for its reasonable out-of-pocket expenses up to $12,000. Pursuant to the advisory agreement, Duncan also agreed that it or an affiliate would act as lead investor in a proposed private placement of securities, for a fee of $200,000 in cash and 240,000 shares of restricted Common Stock. On June 2, 2006 (the “June 2006 private placement”), the Company entered into a securities purchase agreement with 17 accredited investors (the “June 2006 investors”). DCI Master LDC, an affiliate of Duncan, acted as lead investor. Duncan received its fee as described above. The Company issued to each June 2006 investor shares of its Common Stock at a per-share price of $0.44 along with a five-year warrant to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchased by the June 2006 investor (together with the Common Stock issued, the “June 2006 securities”). The gross proceeds from this sale were $2,079,000. In February 2007, the term of this agreement was extended through December 2007. Additionally, it was amended to provide that the monthly retainer fee be paid by issuing to Duncan an aggregate of 150,000 shares of Common Stock vesting monthly over the remaining term of the agreement.

Pursuant to the securities purchase agreement for the June 2006 private placement, the Company expanded the size of its Board to four directors, and appointed Dr. Robin L. Smith as Chairman of the Board and Chief Executive Officer of the Company. Dr. Smith, who was previously Chairman of the Advisory Board of the Company, purchased 50,000 shares of Common Stock and warrants to purchase 24,000 shares of Common Stock pursuant to the terms of the securities purchase agreement. The Company also agreed to expand the size of the Board upon the initial closing under the securities purchase agreement to permit DCI Master LDC to designate one additional independent member to the Company’s Board of Directors reasonably acceptable to the Company. Richard Berman was appointed to the Company’s Board of Directors in November 2006 and serves as such designee. The securities purchase agreement also prohibits the Company from taking certain action without the approval of a majority of the Board of Directors for so long as the purchasers in the June 2006 private placement own at least 20% of the Common Stock, including making loans, guarantying indebtedness, incurring indebtedness that is not already included in a Board approved budget on the date of the securities purchase agreement that exceeds $100,000, encumbering the Company’s technology and intellectual property or entering into new or amending employment agreements with executive officers. DCI Master LDC is also granted access to Company facilities and personnel and given other information rights. Pursuant to the securities purchase agreement, all then current and future officers and directors of the Company were to not, without the prior written consent of DCI Master LDC, dispose of any shares of capital stock of the Company, or any securities convertible into, or exchangeable for or containing rights to purchase, shares of capital stock of the Company until three months after the effective date of the registration statement filed with the SEC to register the securities issued in the June 2006 private placement (described below). Such registration statement was declared effective on November 6, 2006.

The officers of the Company, as a condition of the initial closing under the securities purchase agreement for the June 2006 private placement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,653 of accrued salary into shares of Common Stock at a per share price of $0.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,982 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer until the Company achieves certain milestones, the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones and the acceleration of the vesting of certain options and restricted shares held by the officers. In January 2007, the milestones relating to the reduction in base salary had been achieved; however, the same officers (and in addition the Chief Executive Officer who became an employee in connection with the June 2006 private placement) agreed to subsequent amendments to or replacements of their employment agreements which provided instead for a 20% reduction in base salary and/or agreement by the officer to extend their employment term, as well as certain additional or amended terms.

In connection with the securities purchase agreement, on June 2, 2006 the Company entered into a registration rights agreement with each of the June 2006 investors (the “June 2006 registration rights agreement”). Pursuant to the June 2006 registration rights agreement, the Company was obligated to prepare and file no later than June 30, 2006 a registration statement with the SEC to register the shares of Common Stock and the warrants issued in the June 2006 private placement. The Company and the June 2006 investors agreed to amend the registration rights agreement and extend the due date of the registration statement to August 31, 2006. A registration statement was filed pursuant thereto and declared effective by the SEC on November 6, 2006.

Pursuant to the terms of the WestPark private placement (described above), the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark private placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark private placement. In the event the Company did not do so, (i) the conversion price of the convertible promissory notes would be reduced by 5% each month, subject to a floor of $.40; (ii) the exercise price of the warrants would be reduced by 5% each month, subject to a floor of $1.00; and (iii) the warrants could be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and requested that the investors in the WestPark private placement extend the date by which the registration statement was required to be effective until February 28, 2007. The Company also offered to the investors the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company would issue to the investor for each $25,000 in principal amount of the convertible note 5,682 shares of unregistered Common Stock; and (ii) the exercise price per warrant would be reduced from $1.20 to $.80, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i)  the conversion price per conversion share would be reduced to $.44; (ii) the Company would issue to the investor for each $25,000 in principal amount of the Note, 11,364 shares of Common Stock; (iii) the exercise price per warrant would be reduced from $1.20 to $.80; and (iv) a new warrant would be issued substantially on the same terms as the original Warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor was also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

In September 2006, the Company revised the offer relating to the option of conversion of the WestPark Notes by eliminating the issuance of the additional 11,364 shares of Common Stock for each $25,000 in principal amount of the Note converted. As of October 30, 2006, investors holding $425,000 of the $500,000 of convertible promissory notes had agreed to convert them into shares of Common Stock and $162,500 (of which $137,500 in principal amount was subsequently transferred and converted by the transferees) had agreed to extend the term of the convertible promissory notes on the terms set forth above. On November 6, 2006, the registration statement was declared effective. In January 2007, the remaining $75,000 in outstanding convertible promissory notes were repaid.

During July and August 2006, the Company raised an aggregate of $1,750,000 through the private placement to 34 accredited investors of 3,977,273 shares of its Common Stock at $.44 per share and warrants to purchase 1,988,637 shares of Common Stock at $.80 per share (the “Summer 2006 private placement”). The terms of the Summer 2006 private placement were substantially similar to the terms of the June 2006 private placement.

FORMER BUSINESS OPERATIONS

History

The Company was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. On July 28, 1983 the Company changed its name to Fidelity Medical, Inc. From its inception through March 1995, the Company was engaged in the development and sale of medical imaging products through a wholly owned subsidiary. As a result of a reverse merger on March 2, 1995 with Corniche Distribution Limited and its subsidiaries, the Company was engaged in the retail sale and wholesale distribution of stationery and related office products in the United Kingdom. Effective March 25, 1995 the Company sold its medical imaging products subsidiary. On September 28, 1995 the Company changed its name to Corniche Group Incorporated. In February 1996, the Company’s United Kingdom operations were placed in receivership by creditors. Thereafter through March 1998 the Company was inactive. On March 4, 1998, the Company entered into a stock purchase agreement with certain individuals (the “initial purchasers”) whereby the initial purchasers acquired in aggregate 765,000 shares of a newly created Series B Convertible Redeemable Preferred Stock. Thereafter the initial purchasers endeavored to establish for the Company new business operations in the property and casualty specialty insurance and warranty/service contracts markets. On September 30, 1998 the Company acquired all of the capital stock of Stamford Insurance Company, Ltd. (“Stamford”) and commenced operation of a property and casualty insurance business. Stamford provided reinsurance coverage for one domestic insurance company until the fourth quarter of 2000 when the relationship with the carrier was terminated. On April 30, 2001 the Company sold Stamford and was no longer involved in property and casualty specialty insurance. In January 2002, the Company entered into a Stock Contribution Exchange Agreement, as amended, with StrandTek International, Inc., a Delaware corporation (“StrandTek”), certain of StrandTek’s principal shareholders and certain non-shareholder loan holders of StrandTek (the “StrandTek transaction”). Certain conditions to closing were not met, and the agreement was formally terminated by the Company and StrandTek in June 2002. In January 2002, the Company advanced to StrandTek a loan of $1,000,000 on an unsecured basis, which was personally guaranteed by certain of the principal shareholders of StrandTek, and a further loan of $250,000 in February 2002, on an unsecured basis. StrandTek defaulted on the payment of $1,250,000, plus accrued interest due to the Company, in July 2002. As a result, the Company commenced legal proceedings against StrandTek and the guarantors to recover the principal, accrued interest and costs of recovery and in May 2003 was granted a final judgment in the amount of $1,415,622 from each corporate defendant, in the amount of $291,405 against each individual defendant and dismissing defendants’ counterclaims. The legal action concluded with the Company receiving payments from the guarantors totaling approximately $987,000 in 2003.

WarrantySuperstore.com Internet Business

The Company’s primary business focus through June 2002 was the sale of extended warranties and service contracts over the Internet covering automotive, home, office, personal electronics, home appliances, computers and garden equipment. While the Company managed most functions relating to its extended warranty and service contracts, it did not bear the economic risk to repair or replace products nor did it administer the claims function, all of which obligations rested with the Company’s appointed insurance carriers. The Company was responsible for marketing, recording sales, collecting payment and reporting contract details and paying premiums to the insurance carriers. The Company commenced operations initially by marketing its extended warranty products directly to the consumer through its web site, and as a result of the development of proprietary software by January 2001 had four distinct distribution channels: (i) direct sales to consumers, (ii) co-branded distribution, (iii) private label distribution and (iv) manufacturer/retailer partnerships. In June 2002, management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for the Company (see the Strandtek transaction, above, and Medical Biotech/Business, below). In addition to such activities, the Company has continued to “run off” the sale of its warranties and service contracts. It is expected that this run off will end in 2007.

Medical/Biotech Business

On February 6, 2003, the Company appointed Mark Weinreb as a member of the Board of Directors and as its President and Chief Executive Officer. Under his direction, the Company entered a new line of business where it provided capital and guidance to companies in multiple sectors of the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. The Company continued to recruit management, business development and technical personnel, and developed its business model, in furtherance of its business plan. The Company engaged in various capital raising activities to pursue this business, raising $489,781 in 2003 and $1,289,375 in 2004 through the sale of Common Stock and notes. Additionally, in 2003, it received a total of approximately $987,000 from the settlement with the StrandTek guarantors (a significant portion of which was used to pay outstanding liabilities for legal expenses, employment terminations, travel and entertainment expenses and consultants and the balance of which was used for operating expenses and the retirement of certain debt). In 2005 and 2006, the Company raised $1,325,000 and $3,573,000, respectively. Such capital raising activities since 2003 enabled the Company to pursue the arrangements with PSI (below) and NS California, and to launch the Company’s adult stem cell business.

On July 24, 2003, the Company changed its name to Phase III Medical, Inc., which better described the Company’s then current business plan. In connection with the change of name, the Company changed its trading symbol to “PHSM” from “CNGI”.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. (“PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provided for PSI to pay the Company a percentage of the revenue received from the sale of certain specified products or licensing activity. The Company provided capital and guidance to PSI to conduct a proof of concept study to improve an existing therapeutic protein with the goal of validating the bioshielding technology for further development and licensing the technology. The Company paid a total of $720,000 since the inception of the agreement. The agreement also called for the Company to pay on behalf of PSI $280,000 of certain expenses relating to testing of the bioshielding concept, and since inception the Company paid $85,324 of such expenses. No payments have been made to PSI since 2004. In August 2005, the Company received from PSI a letter stating that the proof of concept study under the royalty agreement had been completed and that despite interesting preliminary in vitro results, the study did not meet the success standards set forth in the royalty agreement and that PSI had no definitive plans to move forward with the program. The Company requested pursuant to the royalty agreement that additional in vitro studies be performed with other molecules; however PSI was under no obligation to perform any additional studies. If no additional studies were performed under the royalty agreement the likelihood of PSI generating revenues in which the Company would share would have been substantially reduced. At this time the Company does not anticipate any further activity pursuant to the PSI agreement.

In March 2003 and September, 2004, the Company entered into a revenue sharing agreement and joint venture agreement, respectively, with NS California. As described above, such agreements were terminated in connection with the NS California acquisition.

Employees

As of April 5, 2007, the Company had twelve employees.

Properties

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. This space is subleased from an affiliate of Duncan Capital Group LLC (a financial advisor to and investor in the Company) and DCI Master LDC (the lead investor in the Company’s June 2006 private placement). Pursuant to the terms of the Agreement, the Company will pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month. The Company believes this space should be sufficient for its needs in the short term but anticipates that we will require additional facilities as we expand. Effective October 1, 2006, the Company terminated the lease for its Melville, New York facility. In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continues to occupy the space on a month-to-month basis. This space will be sufficient for the Company’s needs in the short term but we anticipate that we will require additional facilities as we expand. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687, and we plan to continue this arrangement to fill our need for office space in California.

Legal Proceedings

The Company is not aware of any material pending legal proceedings or claims against the Company.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information regarding the directors and executive officers of the Company as of April 5, 2007:

Name	Age	Position
Robin L. Smith	42	Chief Executive Officer & Chairman of the Board
Mark Weinreb	54	Director and President
Larry A. May	57	Chief Financial Officer
Catherine M. Vaczy	45	Vice President and General Counsel
Joseph Zuckerman	55	Director
Richard Berman	64	Director
Steven S. Myers	60	Director

Robin L. Smith
Chief Executive Officer and Chairman of the Board

Dr. Robin L. Smith joined the Company as Chairman of its Advisory Board in September 2005 and, effective June 2, 2006, is the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master’s degree in business administration from the Wharton School in 1997, brings to the Company extensive experience in medical enterprises and business development. From 2000 to 2003, Dr. Smith served as President & Chief Executive Officer of IP2M. During her term, the company was selected as being one of the 10 fastest growing technology companies in Houston. IP2M was sold to a publicly traded company in February of 2003. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars spent by large insurance companies.

Dr. Smith has acted as a senior advisor and investor to both publicly traded and privately held companies including but not limited to China Biopharmaceutical Holdings, Phase III Medical (the Company’s predecessor), the Madelin Fund, HC Innovations inc, Navstar Media Holdings, Strike Force and Health Quest, where she has played a significant role in restructuring and or growing the companies. Additionally, she assists multiple investment banks including Capital Growth Financial, Duncan Capital and Wellfleet Partners where she evaluated companies in healthcare, media and emerging technologies. Dr. Smith also serves on the Board of Directors of two privately held companies, Talon Air and Biomega, as well as on the Board of Trustees of the NYU School of Medicine Foundation (becoming the NYU Medical Center Board) and Co-Chairman of the Board of Directors for the New York University Hospital for Joint Diseases where she heads up new development efforts and board member recruitment. She was also recently appointed to the Chemotherapy Foundation Board of Trustees, The New York Theatre Ballet and Choose Living.

Mark Weinreb
President and Director

Mr. Weinreb joined the Company on February 6, 2003 as a Director, Chief Executive Officer and President and effective June 2, 2006, continues as a Director and President. In 1976, Mr. Weinreb joined Bio Health Laboratories, Inc., a state-of-the-art medical diagnostic laboratory providing clinical testing services for physicians, hospitals, and other medical laboratories. He progressed to become the laboratory administrator in 1978 and then an owner and the laboratory’s Chief Operating Officer in 1982. Here he oversaw all technical and business facets, including finance, laboratory science technology and all the additional support departments. He left Bio Health Labs in 1989 when he sold the business to a biotechnology company listed on the New York Stock Exchange. In 1992, Mr. Weinreb founded Big City Bagels, Inc., a national chain of franchised upscale bagel bakeries and became Chairman and Chief

Executive Officer of such entity. The company went public in 1995 and in 1999 he redirected the company and completed a merger with an Internet service provider. In 2000, Mr. Weinreb became the Chief Executive Officer of Jestertek, Inc., a 12-year old software development company pioneering gesture recognition and control using advanced inter-active proprietary video technology. In 2002, he left Jestertek after arranging additional financing. Mr. Weinreb received a Bachelor of Arts degree in 1975 from Northwestern University and a Master of Science degree in 1982 in Medical Biology, from C.W. Post, Long Island University.

Larry A. May
Chief Financial Officer

Mr. May, the former Treasurer of Amgen (one of the world’s largest biotechnology companies), initially joined the Company to assist with licensing activities in September 2003. He became an officer of the Company upon the Company’s acquisition of the business of NS California. For the last 20 years, Mr. May has worked in the areas of life science and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen’s accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

Catherine M. Vaczy
Vice President and General Counsel

Ms. Vaczy joined the Company in April 2005 as Executive Vice President and General Counsel. Ms. Vaczy is responsible for overseeing the Company’s legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a publicly traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel, While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux®, the company’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John’s University School of Law in 1988.

Joseph Zuckerman, M.D.
Director

Joseph D. Zuckerman joined the Board of Directors of the Company in January 2004 and serves on the Compensation Committee and the Audit Committee. Since 1997, Dr. Zuckerman has been Chairman of the NYU-Hospital for Joint Diseases Department of Orthopaedic Surgery and the Walter A. L. Thompson Professor of Orthopaedic Surgery at the New York University School of Medicine. He is responsible for one of the largest departments of orthopaedic surgery in the country, providing orthopaedic care at five different hospitals including Tisch Hospital, the Hospital for Joint Diseases, Bellevue Hospital Center, the Manhattan Veteran’s Administration Medical Center and Jamaica Hospital. He is also the Director of the Orthopaedic Surgery Residency Program, which trains more than 60 residents in a five year program.

Dr. Zuckerman was recently elected Second Vice President of the Board of Directors of the American Academy of Orthopaedic Surgeons. He has also held other leadership positions in national organizations and was President of the American Shoulder and Elbow Surgeons and Chair of the Council on Education for the American Academy of Orthopaedic Surgeons. He recently developed and successfully implemented a sponsorship program between the hospital and the New York Mets. His clinical practice is focused on shoulder surgery and hip and knee replacement and he is the author or editor of ten textbooks, 60 chapters and more than 200 articles in the orthopaedic and scientific literature.

Richard Berman
Director

Richard Berman joined the Board of Directors of the Company in November 2006 and serves as Chairman of the Compensation Committee and Chairman of the Audit Committee. Mr. Berman’s career spans over 35 years of venture capital, management and merger & acquisitions experience. In the last five years, he has served as a professional director and/or officer of about a dozen public and private companies. He is currently CEO of Nexmed, a small public biotech company, Chairman of National Investment Managers, a public company in pension administration and investment management, Chairman of Candidate Resources, a private company delivering HR services over the Web., and Chairman of Fortress Technology Systems (homeland security). In addition, he serves as a director of seven public companies: Dyadic International, Inc., Broadcaster, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc., National Investment Managers, and Advaxis, Inc.

Pursuant to the terms of the Securities Purchase Agreement in the June 2006 private placement, the Company agreed to permit the lead investor, DCI Master LDC, to designate one additional independent member to the Company’s Board of Directors reasonably acceptable to the Company. Mr. Berman was appointed to the Board of Directors in November 2006 and serves as such designee.

Steven S. Myers
Director

Steven S. Myers joined the Board of Directors of the Company in November 2006 and serves on the Compensation Committee and Audit Committee. Mr. Myers is the founder, and until his retirement in March 2007 was the Chairman and CEO, of SM&A (Nasdaq:WINS), the world’s leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients and has achieved an 85% win rate on awarded contracts. The company has also supported more than 140 programs with a better than 93% client-satisfaction rating. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting DoD and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator.

SCIENTIFIC ADVISORY BOARD

Wayne Marasco, M.D., Ph.D.
Chairman, Scientific Advisory Board

Dr. Marasco is an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine at Harvard Medical School. A former founding Director and long time Senior Scientific Advisor to the Company, in November 2006 he relinquished his position as Director to focus his efforts on heading and expanding NeoStem’s new Scientific Advisory Board effective as of January 29, 2007. In addition, Dr. Marasco will assist in the Company’s initiatives of establishing partnerships with leading academic institutions focused on stem cell therapies and translational research and will help source intellectual property that will keep NeoStem in the forefront of the adult stem cell field.

Dr. Marasco will continue to advise the Company on identifying and engaging leading physicians and scientists who are increasingly revolutionizing adult stem cell treatments in the fields of cardiology, radiation exposure, diabetes, blood cancer and other cancers, wound and burn healing, skeletal repair, and autoimmune disorders such as lupus, multiple sclerosis and rheumatoid arthritis.

Dr. Marasco is a licensed physician-scientist with training in Internal Medicine and specialty training in infectious diseases. His clinical practice sub-specialty is in the treatment of immunocompromised (cancer, bone marrow and solid organ transplant) patients.

Dr. Marasco’s research laboratory is primarily focused on the areas of antibody engineering and gene therapy. New immuno- and genetic- therapies for HIV-1 infection / AIDS, HTLV-1, the etiologic agent in Adult T-cell Leukemia, and other emerging infectious diseases such as SARS and Avian Influenza are being studied. Dr. Marasco’s laboratory is recognized internationally for its pioneering development of intracellular antibodies (sFv) or “intrabodies” as a new class of molecules for research and gene therapy applications. He is the author of more than 70 peer reviewed research publications, numerous chapters, books and monographs and has been an invited speaker at many national and international conferences in the areas of antibody engineering, gene therapy and AIDS. Dr. Marasco is also the Scientific Director of the National Foundation for Cancer Research Center for Therapeutic Antibody Engineering (the “Center”). The Center is located at the Dana-Faber Cancer Institute and will work with investigators globally to develop new human monoclonal antibody drugs for the treatment of human cancers.

In 1995, Dr. Marasco founded IntraImmune Therapies, Inc., a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is an inventor on numerous issued and pending patent applications.

Douglas W. Losordo, MD

For many years a Professor of Medicine at Tufts University School of Medicine and Chief of Cardiovascular Research at St. Elizabeth’s Medical Center in Boston, Dr. Losordo was recently appointed Professor of Medicine at Northwestern University and Director of the Feinberg Cardiovascular Research Institute and Program in Cardiovascular Regenerative Medicine. A Fellow or Member of many national professional organizations, he currently serves on committees of the American College of Cardiology, the American Diabetes Association and the American Society of Gene Therapy where he chairs the Cardiovascular Gene Therapy Committee. Dr. Losordo serves as Principal Investigator in many grant research projects and has published widely, contributing to more than 300 professional articles, abstracts and book chapters in recent years. He also serves on the Editorial Boards of numerous medical specialty journals including Stem Cells, Vascular Medicine and Circulation Research.

Stephen D. Nimer, MD

Dr. Nimer is Professor of Medicine and Professor of Pharmacology at Weill Medical College of Cornell University. He also serves as Chief of Hematology Service and Head of the Division of Hematologic Oncology at Memorial Sloan-Kettering Cancer Center in New York City. Dr. Nimer is a member of many national professional organizations, including the American Society of Hematology, the American Society of Clinical Oncology, and the International Society for Stem Cell Research. He serves as a Reviewer for major medical journals, including the New England Journal of Medicine and the Journal of the American Medical Association (JAMA) among many others. He serves on numerous national and international Grant Review Committees and is a prominent invited speaker at conferences on his areas of expertise. He has authored or co-authored nearly 200 peer-reviewed papers, reviews, editorials and textbook chapters, primarily focused on issues concerning hematology and oncology.

ADVISORY BOARD

Ronald Rothenberg, MD, FACEP

Dr. Rothenberg is a Fellow of the American College of Emergency Physicians (FACEP) and is the founder of the California HealthSpan Institute in Encinitas, California. He was the 10th M.D. in the world to become fully board certified by the American Board of Anti-Aging Medicine. A graduate of Columbia University, College of Physicians and Surgeons, and a specialist in Emergency Medicine at Los Angeles County-USC Medical Center, he has served as Clinical Professor of Preventive and Family Medicine at the UCSD School of Medicine Clinical Facility. He is currently Attending Physician at Scripps Memorial Hospital in Encinitas.

Douglas Wynyard

Mr. Douglas Wynyard is a Senior Vice President for Nordblom Company, a full-service commercial real estate firm headquartered in the Boston area. Mr. Wynyard has worked in the field of commercial real estate for more than thirty years and has been associated with Nordblom Company since 1986. He is experienced in real estate development, asset management, leasing, investment sales, and marketing. He also represents numerous corporations with the planning, acquisition and disposition of their facilities. Having received a Bachelor’s degree in Zoology from Bristol University, Mr. Wynyard is passionate about the biological sciences and is an investor in a number of medtech companies.

Richard Gatti, MD

Dr. Richard Gatti, a professor at the University of California, Los Angeles (UCLA) and renowned Pathologist at the UCLA Medical Center, was one of the early pioneers of bone marrow transplantation, among the earliest known forms of adult stem cell therapeutics, for immunodeficiency in the late sixties. Dr. Gatti is also a leading authority in the field of gene therapeutics and has authored or co-authored hundreds of papers related to the molecular identification and treatment of genetic disorders. He has worked for many years to help find a cure for Ataxia-Telangiectasia, a progressive neurological disorder of childhood, associated with increased cancer risk, immunodeficiency, radiosensitivity, and cell cycle defects.

Dr. Neil C. Livingstone

Dr. Livingstone is currently the Chairman and Chief Executive Officer of ExecutiveAction LLC. He was the founder and, until January, 2007, Chief Executive Officer of GlobalOptions Inc., which went public in 2005. He is also Lead Director of Erickson Air-Crane, a $200 million helicopter company. Dr. Livingstone has noted expertise on national security, and is the author of nine books on terrorism. He has served on advisory panels to The Secretary of State, The Chief of Naval Operations, and The Pentagon. He has testified before Congress and delivered more than 500 major addresses in the U.S. and abroad, including recent speeches at The House of Commons and The United Nations. Dr. Livingstone serves on numerous advisory boards, including Supercom Inc., Digital Ally, the Africa Society, and No Greater Love. He was a Founding Member and Incorporator of the Solidarity Endowment, formed in the West to promote the goals of Polish Solidarity. He was the Founder and Chairman of the Institute on Terrorism and Sub-national Conflict and served as President of Watergate South for more than seven years.

CORPORATE GOVERNANCE

Director Independence

Our Board consists of Dr. Smith, Dr. Zuckerman, Mr. Berman, Mr. Myers and Mr. Weinreb. The Board has determined that Messrs. Myers and Berman and Dr. Zuckerman are independent applying the definition of independence under the listing standards of the American Stock Exchange. Dr. Smith and Mr. Weinreb are non-independent. Dr. Wayne Marasco, who served as a director of the Company during 2006, was not independent under such standards.

Term of Directors

Directors hold office until the next annual meeting and until their successors are elected and have qualified.

Committees

In November 2006, our Board established separate Audit and Compensation Committees. Mr. Berman was selected as chairman of each of the Audit and Compensation Committees with Mr. Myers and Dr. Zuckerman serving as additional members. The functions which would be performed by a Nominating Committee are performed by the Board as a whole, and there is no separate Nominating Committee charter.

Audit Committee

Our Audit Committee consists of three directors, Mr. Berman (chairman), Mr. Myers and Dr. Zuckerman. Each such member of the committee is independent applying the definition of independence under the listing standards of the American Stock Exchange.

Pursuant to the terms of the Audit Committee charter, our Audit Committee is required to consist of at least three “independent” directors of the Company and shall serve at the pleasure of the Board. An “independent” director is defined as an individual who (a) is not an officer or salaried employee or an affiliate of the Company, (b) does not have any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and the American Stock Exchange or such other securities exchange or market on which the Company’s securities are traded and (d) except as permitted by the SEC and the American Stock Exchange or such other securities exchange or market on which the Company’s securities are traded, does not accept any consulting, advisory or other compensatory fee from the Company.

Our Audit Committee has a charter that requires the committee to oversee our accounting and financial reporting process, the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of the Company’s financial statements. The primary duties of the Audit Committee consist of, among other things:

•       Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system and disclosure control system.

•       Review and appraise the audit efforts of the Company’s independent accountants.

•       Assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company’s management regarding financial reporting issues.

•       Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Audit Committee was formed on November 10, 2006. The Audit Committee met on March 22, 2007 to review the audited financial statements for the fiscal year ended December 31, 2006, to discuss with independent auditors matters required under the statement on Auditing Standards No. 61, and to review the disclosures from the independent accountants.

Compensation Committee

Our Compensation Committee consists of three directors, Mr. Berman (chairman), Mr. Myers and Dr. Zuckerman. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of the American Stock Exchange.

Each member of our Compensation Committee must (i) be an independent director of the Company satisfying the independence requirements of the American Stock Exchange and other applicable regulatory requirements; (ii) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

We have adopted a Compensation Committee charter which outlines the Compensation Committee’s primary duties which are to:

•       evaluate the performance of the Chief Executive Officer in light of the Company’s goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate;

•       approve all salary, bonus, and long-term incentive awards for executive officers;

•       approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

•       review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

•       review and approve changes to the Company’s equity-based compensation plans other than those changes that require shareholder approval under the plans, the requirements of The American Stock Exchange or any exchange on which the Company’s securities may be listed and/or any applicable law;

•       review and recommend to the full Board changes to the Company’s equity-based compensation plans that require shareholder approval under the plans, the requirements of The American Stock Exchange or any exchange on which the Company’s securities may be listed and/or any applicable law;

•       review and approve changes in the Company’s retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

•       administer the Company’s equity-based compensation plans; and

•       approve, as required by applicable law, the annual Committee report on executive compensation (if required) for inclusion in the Company’s proxy statement.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the CEO may make recommendations to the Compensation Committee relating to executive and director compensation.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid during the year ended December 31, 2006 to the two persons who served as the Company’s Chief Executive Officer and the two other most highly compensated executive officers of the Company whose total compensation was in excess of $100,000 (the “Named Executive Officers”).

Name and Principal Function	Year	Salary		Bonus		Stock Awards		Option Awards(1)	All Other Compensation		Total Compensation
Dr Robin L. Smith, Chief Executive Officer(2)	2006	$103,269		$20,000	(3)	$148,000	(3)(4)	$242,637	$17,766	(5)	$531,672
Mark Weinreb, President(6)(7)	2006	$219,314		$25,000	(8)	$0	(7)	$161,386	$31,396	(9)	$437,096
Catherine M. Vaczy, Vice President and General Counsel(10)(11)	2006	$139,295	(12)	$7,000	(3)	$60,000	(13)	$30,533	$8,250	(14)	$245,078
Larry A. May, Chief Financial Officer(15)(16)	2006	$129,315	(17)	$6,000	(3)	$30,000	(18)	$10,479	$7,500	(14)	$183,894

        (1) Effective January 1, 2006, the Company’s Stock Option Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 7 of the Company’s notes to its audited consolidated financial statements included elsewhere in this prospectus.

        (2) Dr. Smith joined the Company as of June 2, 2006.

        (3) Pursuant to Dr. Smith’s employment agreement dated May 26, 2006, her advisory agreement dated September 15, 2005 with the Company was terminated effective June 2, 2006, except that: (i) the vesting of a warrant to purchase 24,000 shares of Common Stock granted under the advisory agreement was accelerated so that the warrant became fully vested as of the effective date of the employment agreement (not considered a material change in the terms of such option and accordingly the fair value was not adjusted), (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing of the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised in a financing prior to August 15, 2006, Dr. Smith was to receive an additional payment of $50,000, and (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, was paid at the closing of the June 2006 private placement. Upon the effective date of her employment agreement, Dr. Smith was awarded under the Company’s 2003 Equity Participation Plan 200,000 shares of Common Stock of the Company, and options to purchase 540,000 shares of Common Stock. On August 30, 2006, the milestone set forth in (iii) was achieved. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company including its Chief Financial Officer, Mr. May, who received $6,000 and Vice President and General Counsel, Ms. Vaczy, who received $7,000, in recognition of their efforts on behalf of the Company. Dr Smith was paid the remaining $20,000.

        (4) On December 5, 2006 Dr. Smith was granted a stock award of 300,000 shares of Common Stock, of which 100,000 shares vested immediately, with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors. The remaining 200,000 shares will vest upon the achievement of a milestone, which has not yet been achieved (see the Outstanding Equity Awards Table).

        (5) Consists of (i) a car allowance of $7,000 and (ii) approximately $10,700 paid by the Company on behalf of Dr. Smith for life insurance.

        (6) Mr. Weinreb joined the Company as of February 6, 2003. In June 2006, he resigned as Chief Executive Officer and Chairman of the Board but continued as President.

        (7) On June 2, 2006, in connection with the June 2006 private placement, Mr. Weinreb agreed to certain adjustments to his employment agreement dated as of August 12, 2005 which resulted in the acceleration of the vesting dates of all unvested options on June 2, 2006 (see the Outstanding Equity Awards Table for the specific options effected—the acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted) and the issuance of a new option to purchase 150,000 shares of Common Stock at $.53 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved (see the Outstanding Equity Awards Table). Such adjustments to Mr. Weinreb’s employment agreement also resulted in the acceleration of the vesting dates of a stock award granted on July 20, 2005, as follows: the vesting of 200,000 shares which was originally scheduled to vest as to 100,000 shares on each of July 20, 2006 and July 20, 2007, was accelerated to June 2, 2006. All compensation related to the stock award of July 20, 2005 was recognized as compensation expense in 2005.

        (8) As of December 31, 2006, Mr. Weinreb received only $12,500 of this bonus. The balance was paid on February 2, 2007.

        (9) Consists of (i) a car allowance of $11,000 and (ii) approximately $20,396 paid by the Company on behalf of Mr. Weinreb for disability, life and long-term care insurance.

  (10) Ms. Vaczy joined the Company as of April 20, 2005.

  (11) On June 2, 2006, in connection with the June 2006 private placement, Ms. Vaczy agreed to certain adjustments to her employment agreement dated as of April 20, 2005 which resulted in the acceleration of the vesting dates of all unvested options on June 2, 2006 (see the Outstanding Equity Awards Table for the specific options effected—the acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted) and the issuance of a new option to purchase 100,000 shares of Common Stock at $.53 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved (see the Outstanding Equity Awards Table).

  (12) $14,903 of this amount was paid to Ms. Vaczy through the issuance of Common Stock with a per share price equal to $.44 per share pursuant to Ms. Vaczy’s letter agreement with the Company, entered into in connection with the June 2006 private placement.

  (13) On December 5, 2006 Ms. Vaczy was granted a stock award of 100,000 shares of Common Stock with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors.

  (14) Consists of a car allowance per Ms. Vaczy’s and Mr. May’s respective employment agreements with the Company.

  (15) Mr. May joined the Company as January 19, 2006.

  (16) On June 2, 2006, in connection with the June 2006 private placement, Mr. May agreed to certain adjustments to his employment agreement dated as of January 19, 2006, which resulted in the acceleration of the vesting dates of all unvested options on June 2, 2006 (see the Outstanding Equity Awards Table for the specific options effected—the acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted) and the issuance of a new option to purchase 100,000 shares of Common Stock at $.53 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved (see the Outstanding Equity Awards Table).

  (17) $7,514 of this amount was paid to Mr. May through the issuance of Common Stock with a per share price equal to $.44 per share pursuant to Mr. May’s letter agreement with the Company, entered into in connection with the June 2006 private placement in June 2006.

  (18) On December 5, 2006 Mr. May was granted a stock award of 50,000 shares of Common Stock with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors.

EMPLOYMENT AGREEMENTS, POST-EMPLOYMENT PAYMENTS AND EQUITY GRANTS

OVERVIEW

Following is a description of the employment agreements the Company has with the officers named in the Summary Compensation Table. These descriptions provide further information about the compensation which is shown in the Summary Compensation Table for these officers. They also give you information about payments which could be received by these officers under certain circumstances at such time as their employment ends with the Company, for example, certain severance arrangements. Following these descriptions you will see a table called Outstanding Equity Awards at Fiscal Year End. This table contains details about the terms of options and certain stock grants to these officers which are included in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

The officers of the Company, as a condition of the initial closing under the securities purchase agreement in the June 2006 private placement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,654 of accrued salary into shares of Common Stock at a per share price of $.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,983 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer until the Company achieved certain milestones. In consideration of the officers’ agreement to such reduction in base salary, the Company granted to the officers options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones, and the accelerated the vesting of certain options and restricted shares held by the officers.

In January 2007, the milestones relating to the reduction in base salary had been achieved and the executive officers were entitled to have their salaries restored to their original levels. The Company was informed by the placement agent for the January 2007 private placement that it was advisable for the executive officers of the Company to make continued salary concessions and/or to agree to extend the term of their employment agreements. Accordingly, on January 26, 2007, letter agreements were entered into which provided instead for each such officer’s salary to be set in an amount which is twenty percent less than that to which they were originally entitled pursuant to their original employment agreements (subject to increase in certain circumstances) and/or an extension of the officer’s employment term, and certain additional or amended terms. In consideration of the salary concessions and/or agreement to a substantial extension of employment term, the officers were generally either granted options, option vesting was accelerated, and/or performance bonus formulas were put into place.

Robin L. Smith—Chief Executive Officer and Chairman of the Board

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with the Company, as supplemented (see “Certain Relationships and Related Transactions”), was terminated, except that (i) the vesting of the warrant to purchase 24,000 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the June 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded under the Company’s 2003 Equity Participation Plan 200,000 shares of Common Stock of the Company, and options to purchase 540,000 shares of Common Stock, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company’s 2003 Equity Participation Plan would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under the Company’s 2003 Equity Participation Plan to purchase 550,000 shares of the Common Stock at a per share exercise price equal to $.50 vesting as to (i) 250,000 shares upon the first closings in the January 2007 private placement; (ii) 150,000 shares on June 30, 2007; and (iii) 150,000 shares on December 31, 2007.

Mark Weinreb—President

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by the Company or Mr. Weinreb. Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 300,000 shares of common stock, 100,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by the Company) into 165,726 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions: (i) the remaining vesting of the shares which was scheduled to vest as to 100,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement; and (ii) options to purchase 200,000 shares of Common Stock which were also scheduled to vest as to 100,000 shares on each of July 20, 2006 and July 20, 2007, were similarly accelerated.

On January 26, 2007, the Company entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb’s employment agreement dated as of August 12, 2005 was supplemented with new terms which provide that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb’s base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement); (b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the Company achieving certain business milestones (as follows: (i) a $5,000 bonus for every fifty collection fees paid to the Company; (ii) a $5,000 bonus for every five collection agreements signed and for which the fee is collected by the Company; and (iii) a $3,000 bonus for every twenty five fees paid to the Company for collection through certain strategic alliances negotiated by Mr. Weinreb; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 100,000 shares of Common Stock at $.60 per share, previously granted to Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. Other than as set forth therein, Mr. Weinreb’s original employment agreement and all amendments thereto remain in full force and effect.

Catherine M. Vaczy—Vice President and General Counsel

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as the Company’s Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 15,000 shares of Common Stock pursuant to the Company’s 2003 Equity Participation Plan, with an exercise price equal to $1.00 per share. The option was to vest and become exercisable as to 5,000 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company’s 2003 Equity

Participation Plan and the Company’s Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 60,971 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 15,000 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, the Company entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel. This agreement supercedes Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008.

In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of each of the following milestones: (a) $5,000 upon the first closings in the January 2007 private placement; and (b) $7,500 upon the next registration statement (other than a Form S-8) being declared effective by the Securities and Exchange Commission. Ms. Vaczy shall also be eligible for additional cash bonuses as follows, in each case as may be approved by the Compensation Committee of the Board of Directors: (a) for other tasks and responsibilities as mutually agreed, such as foundation legal counsel; (b) pursuant to milestones for 2008 as shall be set no later than December 31, 2007 by Ms. Vaczy and the Company’s Chief Executive Officer, which the Chief Executive Officer shall recommend to the Compensation Committee of the Board of Directors for their vote thereon; and (c) as may be approved from time to time.

Ms. Vaczy is also entitled to payment or reimbursement of certain expenses (including a car allowance equal to $1,000 per month) incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

Larry A. May—Chief Financial Officer

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May was to be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, and was entitled to participate in the Company’s benefit plans generally available to other executives, including a car allowance equal to $750 per month. Mr. May was granted on his commencement date an employee stock option under the Company’s 2003 Equity Participation Plan to purchase 15,000 shares of the Company’s Common Stock at a per share purchase price equal to $.50, the closing price of the Common Stock on the commencement date, which was scheduled to vest as to 5,000 shares of Common Stock on the first, second and third anniversaries of the commencement date. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company in which he agreed to convert $12,692 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 17,308 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Mr. May further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 15,000 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Mr. May, pursuant to which Mr. May’s employment agreement dated as of January 19, 2006 was supplemented with new terms to provide that: (a) upon the first closings in the January 2007 private placement, Mr. May’s base salary would be paid at the annual rate of $132,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his original employment agreement); and (b) any bonus would only be paid upon approval by the Compensation Committee of the Board of Directors. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, at the discretion of the Compensation Committee of the Board of Directors or at such time as Mr. May is no longer the Company’s Chief Financial Officer. Other than as set forth therein, Mr. May’s original employment agreement and all amendments thereto remain in full force and effect.

POST EMPLOYMENT PAYMENTS

Robin L. Smith

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a one year period; and (iii) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited). Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (ii) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Upon a change in control of the Company, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Mark Weinreb

Pursuant to the amendments to Mr. Weinreb’s employment agreement in August 2005, in the event of termination of Mr. Weinreb’s employment by the Company without cause (except for certain instances of disability), Mr. Weinreb was entitled to receive a lump sum payment equal to his then base salary and automobile allowance of $1,000 per month for a period of one year, and to be reimbursed for disability insurance for Mr. Weinreb and for medical and dental insurance for Mr. Weinreb and his family for the remainder of the term (through December 31, 2008). Per Mr. Weinreb’s January 26, 2007 letter agreement with the Company, in the event of termination of his employment, severance will instead be paid in equal installments over a 12 month period in accordance with the payroll policies and practices of the Company. The January 2007 agreement is in effect until the Company achieves certain adult stem cell collection, revenue or financing milestones, or until the Compensation Committee of the Board of Directors determines to terminate the agreement. Mr. Weinreb’s original employment agreement provides that in the event of certain instances of disability, Mr. Weinreb is entitled to receive his base salary for three months followed by half his base salary for another three months. Mr. Weinreb’s original employment agreement also provides that in the event of termination by the Company without cause, by Mr. Weinreb other than for good reason, or upon the expiration of the term, Mr. Weinreb will be bound by certain non-competition provisions for a period of one year following such termination or expiration.

Catherine M. Vaczy

Pursuant to Ms. Vaczy’s amended employment agreement dated January 26, 2007, in the event Ms. Vaczy’s employment is terminated prior to the end of the term (December 31, 2008), for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to $187,500 in the event the employment termination date is during 2007 and $215,700 in the event the employment termination date is during 2008 (such amounts based upon the amount of base salary to which Ms. Vaczy would have been entitled pursuant to the terms of her original employment agreement), paid in accordance with the Company’s standard payroll practices for executives. In no event will such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms. No other payments shall be made, nor benefits provided, by the Company in connection with the termination of employment prior to the end of the term, except as otherwise required by law. No severance payments will be payable without Ms. Vaczy first providing the Company with a release in customary form.

Larry A. May

Under Mr. May’s original employment agreement, upon termination of Mr. May’s employment by the Company for any reason except a termination for cause, Mr. May is entitled to receive severance payments equal to one year’s salary, paid according to the same timing of salary as he is then receiving. No severance payments shall be made unless and until Mr. May executes and delivers to the Company a release of all claims against the Company. No other payments are to be made, or benefits provided, except as otherwise required by law. In consideration for such payments, Mr. May agreed to certain non-competition and non-solicitation restrictions for a two year period following such termination. The January 26, 2007 agreement did not affect such severance arrangements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on option and stock awards outstanding at December 31, 2006 for the Named Executive Officers.

	Option Awards*						Stock Awards*
Name	Number of Securities Underlying Unexercised Options # Exercisable**		Number of Securities Underlying Unexercised Options # Unexercisable**		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not vested		Market Value of Shares or Units of Stock that have not vested
Dr. Robin L. Smith	100,000	(1)			$.53	June 1, 2016	200,000	(7)	$150,000
	100,000	(1)			$.80	June 1, 2016	—		—
	100,000	(1)			$1.00	June 1, 2016	—		—
			120,000	(4)	$1.60	June 1, 2016	—		—
			120,000	(5)	$2.50	June 1, 2016	—		—
	100,000	(2)			$.60	Dec. 4, 2016	—		—
			50,000	(6)	$.60	Dec. 4, 2016	—		—
	24,000	(3)			$.80	Sept. 8, 2008	—		—
Mark Weinreb	250,000	(8)			$.30	Feb. 5, 2013	—		—
	5,000	(9)			$1.00	Sept. 13, 2014	—		—
	400,000	(10)			$.60	July 19, 2015	—		—
			150,000	(12)	$.53	June 1, 2016	—		—
	50,000	(11)			$.60	Dec. 4, 2016	—		—
			100,000	(13)	$.60	Dec. 4, 2016	—		—
			100,000	(14)	$.60	Dec. 4, 2016	—		—
			50,000	(15)	$.60	Dec. 4, 2016	—		—
Catherine M. Vaczy	15,000	(16)			$1.00	Apr. 19, 2015	—		—
	75,000	(17)			$.60	July, 19, 2015	—		—
	20,000	(18)			$.60	Dec. 21, 2015	—		—
			100,000	(19)	$.53	June 1, 2016	—		—
			50,000	(20)	$.60	Dec. 4, 2016	—		—
			100,000	(21)	$.60	Dec. 4, 2016	—		—
Larry A. May	30,000	(22)			$1.80	Sept. 10, 2013	—		—
	10,000	(23)			$1.00	Nov. 14, 2014	—		—
	15,000	(24)			$.50	Jan. 18, 2016	—		—
			100,000	(25)	$.53	June 1, 2016	—		—
			50,000	(26)	$.60	Dec. 4, 2016	—		—
			50,000	(27)	$.60	Dec. 4, 2016	—		—
			100,000	(28)	$.60	Dec. 4, 2016	—		—

                 * Unless otherwise noted, all option and stock awards were made under and are governed by the terms of the Company’s 2003 Equity Participation Plan.

          ** Unless otherwise noted, this option contains a reload feature.

       (1) These options were granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006 and vested in their entirety on June 2, 2006.

       (2) These options were granted to Dr. Smith by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on December 5, 2006 and vested in their entirety upon grant. Non-reload.

       (3) Pursuant to the terms of Dr. Smith’s employment agreement dated as of May 26, 2006, Dr. Smith’s advisory agreement with the Company dated as of September 15, 2005 was terminated on June 2, 2006, the date of the effectiveness of Dr. Smith’s employment agreement, except that (i) the vesting of a warrant to purchase 24,000 shares of Common Stock granted, September 15, 2005, with an original vesting schedule of 2,000 shares per month commencing with the date of grant, was accelerated so that the warrant became fully vested as of June 2, 2006 (not considered a material change in the terms of such option and accordingly the fair value was not adjusted). Non-reload.

       (4) This option vests and becomes exercisable on June 2, 2007.

       (5) This option vests and becomes exercisable on June 2, 2008.

       (6) This option vests upon the Company’s Common Stock being listed for trading on a securities exchange or upon the Company’s acquisition. Non-reload.

       (7) On December 5, 2006 Dr. Smith was granted a stock award of 300,000 shares of Common Stock, of which 100,000 shares vested immediately, with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors. The remaining 200,000 shares of Common Stock will vest upon the close of the Company’s next financing with gross proceeds of at least $4,000,000.

       (8) This option was granted to Mr. Weinreb pursuant to the terms of his employment agreement dated as of February 6, 2003 and vested in its entirety on the date of grant.

       (9) This option was granted to Mr. Weinreb by the Board of Directors on September 14, 2004 and vested in its entirety on the date of grant. Non-reload.

(10) This option was granted to Mr. Weinreb by the Board of Directors and approved by the shareholders on July 20, 2005. The option originally was scheduled to vest as to 200,000 shares on July 20, 2005; as to an additional 100,000 shares on July 20, 2006 and as to the remaining 100,000 shares on July 20, 2007. As a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company pursuant to which he agreed to convert $121,532 in accrued salary into shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

(11) These options were granted to Mr. Weinreb by the Compensation Committee of the Board of Directors on December 5, 2006 and vested in their entirety on December 15, 2006, the date the Company entered into a collection agreement with Hemacare Corporation. Non-reload.

(12) This option was granted to Mr. Weinreb pursuant to the letter agreement described in footnote 10, above, and is scheduled to vest as to 33% of the shares upon the Company reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon the Company reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon the Company reaching $3,000,000 in cumulative revenues. Non-reload.

(13) This option was granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and was originally scheduled to vest based upon stem cell collections commencing by a New York or California Company owned facility. In connection with the January 2007 private placement, the Company was informed by the placement agent that it was advisable for the executive officers of the Company to make continued salary concessions and/or agree to an extension of their employment term. On January 26, 2007, Mr. Weinreb therefore entered into a letter agreement with the Company pursuant to which, among other things, he agreed to a reduction in his salary by 20% from that to which he would otherwise be entitled under his employment agreement. In consideration for this salary concession, the Compensation Committee agreed, among other things, to the acceleration of the vesting of these options. Non-reload.

(14) This option was granted by the Compensation Committee on December 5, 2006 and vests upon the Company achieving a specified number of adult stem cell collections by December 31, 2007. Non-reload.

(15) This option was granted by the Compensation Committee on December 5, 2006 and vests upon the Company achieving a specified number of adult stem cell collections through new selling programs. Non-reload.

(16) This option was granted to Ms. Vaczy pursuant to the terms of her employment agreement dated April 20, 2005 and was originally scheduled to vest as to 5,000 shares on April 20, 2006; as to an additional 5,000 shares on April 20, 2007 and as to the remaining 5,000 shares on April 20, 2008. As a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company pursuant to which she agreed to convert $44,711 in accrued salary into shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted. Non-reload.

(17) This option was granted to Ms. Vaczy by the Board of Directors and approved by the shareholders on July 20, 2005. The option originally was scheduled to vest as to 37,500 shares on July 20, 2006 and as to the remaining 37,500 shares on July 20, 2007. In partial consideration for Ms. Vaczy entering into the letter agreement described in Footnote 16, above, the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

(18) This option was granted to Ms. Vaczy by the Board of Directors on December 22, 2005 and was vested in its entirety on the date of grant.

(19) This option was granted to Ms. Vaczy pursuant to the letter agreement described in footnote 16, above, and is scheduled to vest as to 33% of the shares upon the Company reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon the Company reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon the Company reaching $3,000,000 in cumulative revenues. Non-reload.

(20) This option was granted to Ms. Vaczy by the Compensation Committee on December 5, 2006, and is scheduled to vest upon the close of the Company’s next financing with gross proceeds of at least $4,000,000. Non-reload.

(21) This option was granted to Ms. Vaczy by the Compensation Committee on December 5, 2006 and is scheduled to vest upon the next registration statement filed with the SEC by the Company being declared effective. Non-reload.

(22) This option was granted to Mr. May on September 11, 2003 in connection with consulting services provided by Mr. May to the Company and was fully vested upon grant. Non-reload.

(23) This option was granted to Mr. May on November 15, 2004 in connection with consulting services provided by Mr. May to the Company and was fully vested upon grant. Non-reload.

(24) This option was granted to Mr. May pursuant to the terms of his employment agreement dated as of January 19, 2006 and was originally scheduled to vest as to 5,000 shares on January 19, 2007; as to an additional 5,000 shares on January 19, 2008 and as to the remaining 5,000 shares on January 19, 2009. As a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company pursuant to which he agreed to convert $12,692 in accrued salary into shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

(25) This option was granted to Mr. May pursuant to the letter agreement described in footnote 24, above, and is scheduled to vest as to 33% of the shares upon the Company reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon the Company reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon the Company reaching $3,000,000 in cumulative revenues. Non-reload.

(26) This option was granted to Mr. May by the Compensation Committee on December 5, 2006, and is scheduled to vest upon the close of the Company’s next financing with gross proceeds of at least $4,000,000. Non-reload.

(27) This option was granted to Mr. May on December 5, 2006 and is scheduled to vest upon approval, purchase and integration of laboratory management software appropriate for processing and inventory of autologous adult stem cells. Non-reload.

(28) This option was granted to Mr. May on December 5, 2006 and is scheduled to vest upon the hiring by the Company of a new Chief Financial Officer and the successful handoff of these responsibilities. Non-reload.

DIRECTOR COMPENSATION

The following table sets forth information on all compensation to our directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash		Stock Awards		Option Awards(1)		All Other Compensation		Total
Richard Berman	—		$93,333	(2)	—				$93,333
Steven Myers	—		$46,667	(3)	—				$46,667
Joseph Zuckerman, MD	—		—		$31,387	(4)			$31,387
Wayne A. Marasco, MD(5)	$92,812	(6)			$51,282	(7)	$20,000	(8)	$164,094

(1)          Effective January 1, 2006, the Company’s Stock Option Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 7 of the Company’s notes to its audited consolidated financial statements included elsewhere in this prospectus.

(2)          Mr. Berman was awarded a stock grant of 400,000 shares of Common Stock, valued at $.70 per share, on November 15, 2006 in connection with his appointment as a member of the Board of Directors, Chairman of the Audit Committee and Chairman of the Compensation Committee. This stock grant vests as follows: 133,333 shares on November 15, 2006, 133,333 shares on November 15, 2007 and 133,334 on November 15, 2008. At December 31, 2006, 266,667 shares of Common Stock remain unvested with a market value of $200,000. Mr. Berman had no option awards outstanding at December 31, 2006.

(3)          Mr. Myers was awarded a stock grant of 200,000 shares of Common Stock, valued at $.70 per share, on November 16, 2006 in connection with his appointment as a member of the Board of Directors. This stock grant vests as follows: 66,666 shares on November 16, 2006, 66,666 shares on November 16, 2007 and 66,668 on November 16, 2008. At December 31, 2006, 133,334 shares of Common Stock remain unvested with a market value of $100,000. Mr. Myers had no option awards outstanding at December 31, 2006.

(4)          Dr. Zuckerman was awarded options to purchase 190,000 shares of Common Stock with exercise prices ranging from $.60 to $1.50 per share, originally vesting between January 20, 2004 and July 20, 2007, with termination dates ranging from January 18, 2014 to August 29, 2016. 50,000 of such shares were not scheduled to vest until July 20, 2006 as to 25,000 and July 20, 2007 as to 25,000; the vesting of such options was accelerated such that they became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such options and accordingly the fair values were not adjusted. On August 29, 2006, Dr. Zuckerman was awarded an option to purchase 25,000 shares at $.60 per share, all of which vested immediately. At December 31, 2006 all 215,000 Common Stock options were unexercised and outstanding. Dr. Zuckerman had no stock awards outstanding at December 31, 2006.

(5)          Wayne A. Marasco served as a director of the Company through November 12, 2006 and Senior Scientific Advisor of the Company through January 29, 2007. Dr. Marasco currently serves as the Chairman of the Company’s Scientific Advisory Board and a consultant pursuant to agreements dated January 29, 2007.

(6)          This amount represents salary paid to Dr. Marasco in 2006 in his capacity as the Company’s Senior Scientific Advisor.

(7)          Dr. Marasco was awarded options to purchase 250,000 shares of Common Stock with an exercise price of $.60 per share, originally vesting between July 20, 2005 and July 20, 2007, with termination dates ranging from July 20, 2015 to July 20, 2017. 150,000 of such shares were not scheduled to vest until July 20, 2006 as to 75,000 and July 20, 2007 as to 75,000; the vesting of such options was accelerated such that they became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such options and accordingly the fair values were not adjusted. On June 2, 2006, Dr. Marasco was awarded an option to purchase 10,000 shares of Common Stock at $.44 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved. At December 31, 2006, Dr. Marasco had outstanding and unexercised, options to purchase 362,500 shares of Common Stock. Dr. Marasco had no stock awards outstanding at December 31, 2006.

(8)          This amount consists of: (i) a contractual bonus of $12,000; (ii) a bonus award of $3,000; and (iii) a distribution of $5,000 from the Company’s Chief Executive Officer upon her receipt of a bonus awarded upon the achievement of a business milestone (see the Summary Compensation Table, footnote 3).

GENERAL INFORMATION ON DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive additional compensation for serving as directors. Independent (non-employee) directors of the Company are reimbursed for out-of-pocket travel expenses incurred in their capacity as directors of the Company. Pursuant to the Company’s 2003 Equity Participation Plan, independent directors also received upon joining the Board an option to purchase 200,000 shares that vested and became exercisable as to 50,000 shares on each of the date of grant and the first, second and third anniversaries of the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant. This arrangement was approved by the Company’s stockholders in August 2006. In October 2006, the Board amended the 2003 Equity Participation Plan to remove the provision relating to automatic grants of options to non-employee directors to provide greater flexibility as the Company grows. The Company’s then only current independent director, Joseph Zuckerman, received options to purchase 40,000 shares of the Company’s Common Stock pursuant to the standard arrangement existing prior to the August 2006 arrangement. In addition, in July 2005 the shareholders approved a grant to Dr. Zuckerman of an option to purchase 150,000 shares of the Company’s Common Stock at $0.60 per share (which was greater than the market price on the date the Board approved the grant), with respect to which the option to purchase 100,000 shares vested immediately upon the date of grant and 25,000 shares were scheduled to vest on each of the first and second anniversaries of the date of grant. In connection with the June 2006 financing, the vesting of this option was accelerated such that it became vested in its entirety on June 2, 2006. On August 29, 2006, the Board approved the grant to Dr. Zuckerman of an option to purchase 25,000 shares of the Company’s Common Stock at $0.60 per share (the market price on the date the Board approved the grant) which vested immediately.

Upon appointment as directors on November 15, 2006 and November 16, 2006, respectively, Mr. Berman and Mr. Myers were each granted 200,000 shares of restricted stock of the Company, pursuant to the Company’s 2003 Equity Participation Plan. Mr. Berman was also granted 200,000 shares for his appointment as Chairman of the Audit Committee and the Compensation Committee of the Board of Directors, pursuant to the terms of the 2003 Equity Participation Plan. One-third of the shares of restricted stock granted vested upon the date of grant, and the remainder will vest in two equal annual installments beginning one year from the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the number of shares of the Company’s Common Stock beneficially owned, as of April 5, 2007 by (i) each beneficial owner of more than five percent of the outstanding Common Stock, (ii) each current executive officer and director and (iii) all current executive officers and directors of the Company as a group. All shares are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable as of April 5, 2007, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. As of April 5, 2007, there were 26,464,192 shares of Common Stock outstanding.

Number and Percentage of Shares of Common Stock Owned

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Dr. Robin L. Smith	2,062,551	(1)	7.49%
Chief Executive Officer and Chairman of the Board
Mark Weinreb	1,334,226	(2)	4.89%
President and Director
Larry A. May	199,372	(3)	.75%
Vice President and Chief Financial Officer
Catherine M. Vaczy	938,571	(4)	3.53%
Vice President and General Counsel
Dr. Joseph Zuckerman	348,425	(5)	1.30%
Director
Richard Berman	740,909	(6)	2.79%
Director
Steven S. Myers	890,818	(7)	3.34%
Director
Michael Crow	2,411,592	(8)	9.99%
Alex Clug
DCI Master LDC
Duncan Capital Group LLC
MW Crow Family LP
420 Lexington Avenue
Suite 450
New York, New York 10107
All Directors and Officers as a group (seven persons)	6,514,872	(9)	22.36%

(1)          Includes currently exercisable options to purchase an aggregate of 770,000 shares of Common Stock and currently exercisable warrants to purchase an aggregate of 319,932 shares of Common Stock.

(2)          Includes currently exercisable options to purchase 805,000 shares of Common Stock.

(3)          Includes currently exercisable options to purchase 55,000 shares of Common Stock.

(4)          Includes currently exercisable options to purchase 110,000 shares of Common Stock and currently exercisable warrants to purchase 40,834 shares of Common Stock.

(5)          Includes currently exercisable options to purchase 215,000 shares of Common Stock and currently exercisable warrants to purchase 20,834 shares of Common Stock.

(6)          Includes currently exercisable warrants to purchase 113,636 shares of Common Stock.

(7)          Includes currently exercisable warrants to purchase 227,272 shares of Common Stock.

(8)          Includes 1,704,546 shares of Common Stock held by DCI Master LDC; 257,046 shares of Common Stock held by Duncan Capital Group LLC; and 450,000 shares held by MW Crow Family LP. Does not include warrants to purchase 852,273 shares of Common Stock held by DCI Master LDC to the extent such inclusion would result in the Issuance Limitation (as described below) being exceeded. Such warrants are exercisable immediately, have an exercise price of $.80 per share, and expire on June 1, 2011. Such warrants are subject to beneficial ownership limitations that render them unexercisable while the holder thereof beneficially owns more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder thereof of more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding (the “Issuance Limitation”). The holder may waive the Issuance Limitation only upon 61 days’ prior written notice. Mr. Crow and Mr. Clug are Directors of DCI Master LDC and Mr. Crow is the President of Duncan Capital Group LLC. Duncan Capital Group LLC is owned by MW Crow Family LP. In the Schedule 13G/A filed with the Securities and Exchange Commission on December 12, 2006, the reporting persons state that they may be deemed to be a group and filed jointly.

(9)          Includes currently exercisable options and warrants to purchase 2,677,507 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release. Pursuant to the settlement agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable over a period of two years in biweekly installments of $4,808 commencing on April 7, 2006, except that the first payment was in the amount of $9,615. In July 2006, this agreement was amended to provide for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agrees to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information.

On January 19, 2006, the Company consummated the acquisition of the assets of NS California. Larry May, the Company’s Chief Financial Officer, was the Chief Executive Officer of NS California at the time of the transaction. The purchase price for NS California’s assets, in addition to the assumption of certain liabilities, included 500,000 shares of the Company’s Common Stock, of which Mr. May received a pro rata distribution of 14,383 shares in exchange for his shares of NS California preferred stock, and 9,615 shares of Company Common Stock as consideration for existing debt owed by NS California to Mr. May. Of the stock consideration paid to NS California, 60% (or 300,000 shares) has been retained in escrow for a period of one (1) year from the date of the agreement, subject to certain indemnification claims and setoffs. Provided that no claims are made against the escrowed shares, Mr. May will be entitled to receive up to 35,057 shares of Company Common Stock in escrow in exchange for his shares of NS California common stock. Due to the delay in obtaining the biologics license for the California facility, pursuant to the acquisition agreement, in May 2006 the Company demanded the return of 100,000 shares of the Company’s Common Stock from NS California. Accordingly, Mr. May’s proportionate interest in the shares of Common Stock to be distributed to him has been reduced. In addition, upon the acquisition, Mr. May entered into a three year employment agreement with the Company. See “Executive Compensation—Employment Agreements.”

Pursuant to the securities purchase agreement in the June 2006 private placement, on June 2, 2006, Dr. Robin L. Smith was appointed Chief Executive Officer and Chairman of the Board of the Company. See “Executive Compensation—Employment Agreements.” In September 2005, Dr. Smith had entered into an advisory agreement with the Company pursuant to which Dr. Smith agreed to become Chairman of the Company’s advisory board. Under the terms of the advisory agreement, Dr. Smith was required to provide various business and scientific advice to the Company for a period of one year in consideration for which she received 50,000 shares of Common Stock and warrants to purchase 24,000 shares of Common Stock. The warrants are exercisable at $.80 per share, the closing price of the Common Stock on the date of grant, and were scheduled to vest as to 2,000 shares per month during the term of the agreement. Dr. Smith received registration rights for such shares of Common Stock and Common Stock underlying warrants. In January 2006, the Company and Dr. Smith entered into a supplement to the advisory agreement to set forth certain supplemental understandings with respect to a potential financing transaction. Under the supplement to the advisory agreement, Dr. Smith agreed that through April 30, 2006 (as such date was later extended) Dr. Smith would provide additional business and financial advisory services beyond those set forth in the original agreement. In return, Dr. Smith would receive upon the closing of a financing (i) 20,000 shares of Common Stock and a cash payment in the amount of $25,000 if the gross proceeds of the financing are at least $500,000; (ii) 40,000 shares of Common Stock and a cash payment in the amount of $50,000 if the gross proceeds of the financing are at least $1,000,000; (iii) 80,000 shares of Common Stock and a cash payment in the amount of $100,000 if the gross proceeds of the financing are at least $2,000,000; (iv) 100,000 shares of Common Stock and a cash payment in the amount of $150,000 if the gross proceeds of the financing are at least $3,000,000; (v) 120,000 shares of Common Stock and a cash payment of $175,000 if the gross proceeds of the financing are at least $3,500,000; and (vi) 160,000 shares of Common Stock and a cash payment in the amount of $200,000 if the gross proceeds of the financing are at least $4,000,000. Dr. Smith was also entitled to receive a cash payment of $3,000 for each of January, February and March 2006. The advisory agreement was terminated in connection with Dr. Smith’s employment as Chief Executive Officer and Chairman of the Board in June 2006.

In the June 2006 private placement, Dr. Smith also purchased for aggregate consideration of $22,000, units consisting of 50,000 shares of Common Stock and five-year warrants to purchase 25,000 shares of Common Stock at a per share purchase price of $.80. In December 2005, Dr. Smith purchased from the Company in the Westpark private placement, units consisting of a 9% convertible promissory note in the principal amount of $12,500 and three year Warrants to purchase 20,834 shares of Common Stock at a per share purchase price of $1.20 . WestPark Capital, Inc. (“WestPark”), the placement agent for this private placement, was issued as compensation for this private placement (i) 50,000 shares of Common Stock (25,000 shares on December 30, 2005 and 25,000 shares in January 2006); and (ii) Warrants to purchase an aggregate of 83,334 shares of Common Stock (41,667 on December 30, 2005 and 41,667 in January 2006). WestPark assigned its rights to 14,584 of these warrants to Starobin Partners, Inc., an entity in which Dr. Smith has a 7% interest. Dr. Smith waived her rights to any interest in these warrants.

On August 11, 2006, Dr. Smith accepted the offer from the Company which the Company extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) the $12,500 promissory note was converted into 28,409 shares of Common Stock, (ii) the Company issued to her 5,682 shares of Common Stock, (iii) the exercise price of the warrants was reduced from $1.20 to $.80 and (iv) a new warrant was issued to purchase 20,833 shares of Common Stock at $.80.

On August 29, 2006, Ms. Vaczy and Dr. Zuckerman each purchased from the then holder a $12,500 promissory note after which Ms. Vaczy and Dr. Zuckerman accepted the offer from the Company which the Company extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) each of the $12,500 promissory notes was converted into 28,409 shares of Common Stock, (ii) the Company issued to each of Ms. Vaczy and Dr. Zuckerman 5,682 shares of Common Stock, and (iii) a new warrant was issued to each to purchase 20,833 shares of Common Stock at $.80.

Prior to his appointment as a director and as part of the Summer 2006 private placement, on August 30, 2006 Mr. Berman entered into a Subscription Agreement with the Company for the purchase of units consisting of 227,273 shares of common stock of the Company at a purchase price of $.44 per share and warrants to purchase up to 113,636 shares of common stock of the Company at a price per share of $0.80. Such warrants are exercisable immediately and will expire on August 29, 2011.

Prior to his appointment as a director and as part of the June 2006 private placement, Mr. Myers entered into a Subscription Agreement with the Company on June 2, 2006 for the purchase of units consisting of 454,546 shares of common stock of the Company at a purchase price of $.44 per share and warrants to purchase up to 227,272 shares of common stock of the Company at a price per share of $0.80. Such warrants are exercisable immediately and will expire on June 1, 2011.

In the January 2007 private placement, Dr. Smith purchased 110,000 units for an aggregate consideration of $110,000, each unit comprised of two shares of Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share.

In the January 2007 private placement, Ms. Vaczy purchased 10,000 units for an aggregate consideration of $10,000, each unit comprised of two shares of Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share.

SELLING SECURITYHOLDERS

NeoStem, Inc. has previously filed two Registration Statements, Nos. 333-137045 and 333-140512, in order to register shares of its Common Stock, as well as shares of Common Stock underlying warrants and convertible promissory notes held by certain selling stockholders. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement serves as a pre-effective amendment to Registration No. 333-140512 and also serves as a post-effective amendment to Registration No. 333-137045. This Post-Effective Registration Statement eliminates shares sold by those selling stockholders who have sold shares pursuant to Registration Statement No. 333-137045 as well as shares underlying convertible promissory notes which have been paid and are no longer outstanding. Of the 20,018,131 shares registered pursuant to Registration Statement No. 333-137045, as of April 5, 2007, 1,185,963 shares have been sold pursuant to the previously filed Registration Statement and 125,000 shares are no longer issuable upon conversion of convertible promissory notes. Accordingly, this Post-Effective Amendment Registration Statement carries forward from the previously filed Registration Statement No. 333-137045, (i) 12,589,949 shares of Common Stock and (ii) 6,117,219 shares of Common Stock issuable upon exercise of warrants, for an aggregate of 18,708,168 shares of Common Stock.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, of which this prospectus is a part, to register for resale (i) 18,022,129 shares of outstanding Common Stock; and (ii) 11,906,525 shares of Common Stock issuable upon exercise of outstanding warrants, for an aggregate of 29,928,655 shares of Common Stock, 11,221,487 of which have not previously been registered and 18,707,168 of which are being carried forward from a previously effective registration statement. All of the shares and warrants are owned by the selling securityholders.

Selling securityholders who acquired Company securities in the January 2007 private placement acquired registration rights with respect to (i) 5,000,000 shares of Common Stock and (ii) 5,000,000 shares of Common Stock issuable upon exercise of warrants, for an aggregate of 10,000,000 shares of Common Stock. The placement agent in the January 2007 private placement acquired registration rights with respect to 685,100 shares of Common Stock issuable upon exercise of warrants. See “2007 Financing Activities” for a description of the January 2007 private placement. All of such shares are being registered for resale.

Selling securityholders who acquired Company securities in the June 2006 private placement acquired registration rights with respect to (i) 4,725,000 shares of Common Stock and (ii) 2,362,500 shares of Common Stock issuable upon exercise of warrants, for an aggregate of 7,087,500 shares of Common Stock. See “2006 Financing Activities” for a description of the June 2006 private placement. All of such shares are being registered for resale, with the exception of 76,373 shares sold under a previously-effective registration statement.

Selling securityholders who acquired Company securities in the Summer 2006 private placement acquired registration rights with respect to (i) 3,977,273 shares of Common Stock and (ii) 1,988,637 shares of Common Stock issuable upon exercise of warrants, for an aggregate of 5,965,910 shares of Common Stock. See “2006 Financing Activities” for a description of the Summer 2006 private placement. All of such shares are being registered for resale, with the exception of 775,457 shares sold under a previously-effective registration statement.

Selling securityholders who acquired Company securities in the WestPark private placement or who acquired Company securities as a result of a special offer by the Company to convert or extend the promissory notes issued in the WestPark private placement, acquired registration rights with respect to: (i) 1,160,797 shares of Common Stock; (ii) 1,625,015 shares of Common Stock issuable upon exercise of warrants; and (iii) a maximum of 125,000 shares of Common Stock issuable upon conversion of convertible promissory notes, for an aggregate of 2,910,812 shares of Common Stock. See “2006 Financing Activities” for a description of the WestPark private placement. All of such shares are being registered for resale, with the exception of 291,133 shares sold under a previously-effective registration statement and the 125,000 shares of Common Stock issuable upon conversion of the convertible promissory notes which have been paid and are no longer outstanding.

The other selling securityholders acquired their shares of Common Stock and/or warrants in connection with: (i) private financings; (ii) provision of services to the Company; (iii) conversion of outstanding indebtedness to the Company including in the 2005 exchange offer; or (iv) the NS California acquisition.

Stock Ownership

The table below sets forth the number of shares of Common Stock that are:

•       owned beneficially by each of the selling stockholders;

•       offered by each selling stockholder pursuant to this prospectus;

•       to be owned beneficially by each selling stockholder after completion of the offering, assuming that all of the warrants held by the selling stockholder are exercised and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholders if any, are sold; and

•       the percentage to be owned by each selling stockholder after completion of the offering, assuming that all of the warrants held by the selling stockholder are exercised and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholder, if any, are sold.

For purposes of this table each selling stockholder is deemed to beneficially own:

•       the issued and outstanding shares of Common Stock owned by the selling stockholder as of April 5, 2007;

•       the shares of Common Stock underlying all warrants being registered hereunder owned by the selling stockholders;

•       the shares of Common Stock underlying any other options or warrants owned by the selling stockholder which are exercisable as of April 5, 2007 or which were exercisable within 60 days after April 5, 2007.

Because the selling stockholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage that will be held by the selling stockholders upon termination of any sale. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of such securities since the date on which information in this table is provided, in transactions exempt from the registration requirements of the Securities Act. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

Except as otherwise noted, none of such persons or entities has had any material relationship with us during the past three years.

In connection with the registration of the shares of Common Stock offered in this prospectus, we will supply prospectuses to the selling stockholders.

Name	Number of Shares beneficially owned before Offering	Number of Shares being offered hereby	Number of Shares beneficially owned after the Offering	Percentage of Shares beneficially owned after the Offering(1)
305 Investments LP(2)	60,000	60,000	0	Less than 1%
Aron Abecassis(3)	170,456	170,456	0	Less than 1%
Byung Koo Ahn	2,803	2,803	0	Less than 1%
The Altman Group	19,991	19,991	0	Less than 1%
Joseph D. Ament Revocable Trust(4)	170,456	170,456	0	Less than 1%
David Azus	12,046	12,046	0	Less than 1%
Christopher P. Baker(5)	664,537	664,537	0	Less than 1%
Ballyshannon Family Partners, LP(6)	100,000	100,000	0	Less than 1%
Ballyshannon Partners, LP(7)	400,000	400,000	0	Less than 1%
Michael Barrasso(8)	10,238	4,238	6,000	Less than 1%
Beacon Trust Co., TTEE FBO F. Chandler Coddington Jr. IRA(9)	1,022,729	1,022,729	0	Less than 1%
Gregory J. Berlacher(10)	100,000	100,000	0	Less than 1%
Julie T. Berlacher(11)	200,000	200,000	0	Less than 1%
Richard Berman(12)	340,910	340,910	0	Less than 1%
Carmen Berman Revocable Trust	6,023	6,023	0	Less than 1%
Robert Berman Revocable Trust	6,023	6,023	0	Less than 1%
Michele E. Beuerlein, Trustee of the Epstein/Beuerlein Living Trust UTA dated August 7, 2002	48,000	48,000	0	Less than 1%
BlausenLisi, L.P.	41,667	41,667	0	Less than 1%
Kurt J. Boyce(13)	5,083	5,083	0	Less than 1%
Sara Boyce(14)	5,083	5,083	0	Less than 1%
Kurt J. Boyce and Sara Boyce(15)	12,045	12,045	0	Less than 1%
Dov B. Braun(16)	170,456	170,456	0	Less than 1%
Glenn S. Bromley(17)	170,456	170,456	0	Less than 1%
Caribbean Stem Cell Group Inc.	625,000	625,000	0	Less than 1%
Catalytix LDC(18)	400,000	400,000	0	Less than 1%
Catalytix LDC Life Science Hedge AC(19)	400,000	400,000	0	Less than 1%
Chardonnay Partners, L.P.(20)	120,000	120,000	0	Less than 1%
David A. Chazanovitz(21)	85,000	85,000	0	Less than 1%
S.J. Choi	22,421	22,421	0	Less than 1%
F. Chandler Coddington Jr.(22)	200,000	200,000	0	Less than 1%
Richard Cohen	20,000	20,000	0	Less than 1%
Robert M. Cohen(23)	24,029	24,013	16	Less than 1%
Patricia Coleine(24)	17,129	17,129	0	Less than 1%
Evan Collins(25)	109,850	109,850	0	Less than 1%
Michelle Cona(26)	2,500	2,500	0	Less than 1%
Consulting for Strategic Growth 1 Ltd.(27)	78,629	78,629	0	Less than 1%
MW Crow Family LP(28)	450,000	450,000	0	Less than 1%
Diversified Equity Funding, LP(29)	200,000	200,000	0	Less than 1%
DCI Master LDC(30)	1,704,546	2,556,819	0	Less than 1%
Duncan Capital Group LLC(31)	257,046	257,046	0	Less than 1%

Robert Edinger(32)	15,529	15,529	0	Less than 1%
EDJ Limited(33)	120,000	120,000	0	Less than 1%
Arthur D. Emil(34)	85,228	85,228	0	Less than 1%
Elizabeth M. Englett(35)	51,137	51,137	0	Less than 1%
Martin Euler(36)	47,349	47,349	0	Less than 1%
David and Marion Fass(37)	71,023	71,023	0	Less than 1%
Sandy Fein(38)	85,228	85,228	0	Less than 1%
Dennis Fenton	8,634	8,634	0	Less than 1%
N. Scott Fine and Cathy M. Fine, JTWROS(39)	160,000	160,000	0	Less than 1%
Paul Fruchthandler(40)	85,228	85,228	0	Less than 1%
Michael Gardner(41)	340,910	340,910	0	Less than 1%
Ed Garnett(42)	54,324	54,324	0	Less than 1%
Garnett, Shiffer & Associates, Inc.	43,147	43,147	0	Less than 1%
The Garnett Trust dated 4/25/2001	11,506	11,506	0	Less than 1%
Dr. Steven Glickman	17,000	17,000	0	Less than 1%
Gold Living Trust(43)	400,000	400,000	0	Less than 1%
Yanky Greenberg(44)	170,456	170,456	0	Less than 1%
Felicia Grossman(45)	41,667	41,667	0	Less than 1%
Matthew Hadden(46)	15,000	15,000	0	Less than 1%
Joshua Halberstam(47)	42,614	42,614	0	Less than 1%
Richard S. Harman SEP IRA(48)	200,000	200,000	0	Less than 1%
Mark Harris	14,474	14,474	0	Less than 1%
Janet Heetner(49)	42,614	42,614	0	Less than 1%
Dwight L. Hershman(50)	85,228	85,228	0	Less than 1%
Hershman Holdings LLC(51)	511,364	511,364	0	Less than 1%
Barry Honig(52)	200,000	200,000	0	Less than 1%
Hospital for Joint Diseases(53)	5,000	5,000	0	Less than 1%
Koby Huberman(54)	85,136	85,136	0	Less than 1%
Iroquois Master Fund Ltd.(55)	400,000	400,000	0	Less than 1%
Paula Kadison	90,910	90,910	0	Less than 1%
Emerging Growth Equities PSP dtd 9/1/99 FBO Phyllis Kalista 401K(56)	200,000	200,000	0	Less than 1%
Gary S. Kaminsky(57)	200,000	200,000	0	Less than 1%
Sam Kirschenbaum(58)	400,000	400,000	0	Less than 1%
Custodian for Jacob Michael Klein	13,447	13,447	0	Less than 1%
Mark T. Klein, M.D.(59)	13,447	13,447	0	Less than 1%
Klein Intervivos Trust	13,447	13,447	0	Less than 1%
Kaare Kolstad(60)	215,076	215,076	0	Less than 1%
Moshe Koppel(61)	98,485	98,485	0	Less than 1%
Cathy Kruchko	24,091	24,091	0	Less than 1%
Isaac Lamm(62)	85,228	85,228	0	Less than 1%
Martin Lamm(63)	85,228	85,228	0	Less than 1%
Adrienne Landau(64)	151,517	151,517	0	Less than 1%
Jeffrey and Sheryl Levine(65)	28,409	28,409	0	Less than 1%
Hanka Lew(66)	41,667	41,667	0	Less than 1%

Arthur Luxenberg(67)	224,269	224,269	0	Less than 1%
Jeffrey Malkus(68)	170,456	170,456	0	Less than 1%
Wayne A. Marasco(69)	596,172	143,672	452,500	1.69%
Wayne A. Marasco, TTEE, Wayne A. Marasco Revocable Trust(70)	125,000	125,000	0	Less than 1%
Raymond Markman(71)	151,517	151,517	0	Less than 1%
Larry May(72)	159,661	94,369	65,292	Less than 1%
J. Gregory Mears(73)	170,456	170,456	0	Less than 1%
Jonathan Medved(74)	344,698	344,698	0	Less than 1%
Bernard Mermelstein(75)	83,334	83,334	0	Less than 1%
Meyer Ventures Investments, LLC(76)	852,273	852,273	0	Less than 1%
Isaac Michalovsky(77)	85,228	85,228	0	Less than 1%
Migosa Enterprises Inc.(78)	85,228	85,228	0	Less than 1%
Donald O. Miller, IRA(79)	170,456	170,456	0	Less than 1%
Jane Milmore(80)	49,243	49,243	0	Less than 1%
Kenji Mizuguchi	11,369	11,369	0	Less than 1%
Ken D. Mroczek	13,744	13,744	0	Less than 1%
Armando Munoz(81)	41,667	41,667	0	Less than 1%
Steven S. Myers Revocable Trust(82)	681,819	681,819	0	Less than 1%
Michael Nimaroff(83)	41,668	41,668	0	Less than 1%
Northwood Capital Partners, LP(84)	600,000	600,000	0	Less than 1%
NS California, Inc.(85)	200,000	200,000	0	Less than 1%
Fred Ophus	14,383	14,383	0	Less than 1%
Samuel Ottensoser(86)	32,500	32,500	0	Less than 1%
Marc Palker(87)	56,000	6,000	50,000	Less than 1%
John Pappajohn(88)	1,252,273	1,252,273	0	Less than 1%
Marilyn Pike(89)	42,046	12,046	30,000	Less than 1%
Anthony Pintsopoulos(90)	43,730	43,730	0	Less than 1%
Anthony Pitti	39,286	39,286	0	Less than 1%
Colin Poole(91)	47,349	47,349	0	Less than 1%
Porter Partners, L.P.(92)	680,000	680,000	0	Less than 1%
Mark A. Raifman(93)	42,614	42,614	0	Less than 1%
Gilbert Raker(94)	41,667	41,667	0	Less than 1%
Denis Rodgerson(95)	89,831	84,831	5,000	Less than 1%
Andrew Rosenberg	40,200	40,000	200	Less than 1%
Phillip Rosenberg(96)	85,228	85,228	0	Less than 1%
Albert Ruback(97)	311,517	311,517	0	Less than 1%
Joseph Rubin(98)	85,228	85,228	0	Less than 1%
Richard Rubenstein(99)	75,759	75,759	0	Less than 1%
Michael Sacofsky(100)	85,143	85,143	0	Less than 1%
William Sarnoff(101)	340,910	340,910	0	Less than 1%
Jutta Sayles	9,091	9,091	0	Less than 1%
Jeffery Schnapper(102)	47,349	47,349	0	Less than 1%
Neal Scott(103)	100,001	100,001	0	Less than 1%
Thomas Scott	60,228	60,228	0	Less than 1%
Jay D. Seid(104)	200,000	200,000	0	Less than 1%

Shanala JAP Investment Services Limited Partnership, LLP(105)	170,456	170,456	0	Less than 1%
Ronald Shear(106)	400,000	400,000	0	Less than 1%
William Sheppard(107)	131,517	131,517	0	Less than 1%
Elly Slomowitz(108)	48,409	48,409	0	Less than 1%
George S. Smith(109)	49,243	49,243	0	Less than 1%
Gordon and Norma Smith(110)	50,000	50,000	0	Less than 1%
Robin L. Smith(111)	2,062,551	792,551	1,270,000	4.68%
Sokol, Behot & Fiorenzo(112)	27,500	27,500	0	Less than 1%
Peter G. and Susan H. Stanley JTWROS(113)	200,000	200,000	0	Less than 1%
Starobin Partners, Inc.(114)	14,585	14,585	0	Less than 1%
NFS Custodian FBO Jill Steier IRA(115)	60,000	60,000	0	Less than 1%
Jason Stein(116)	100,000	100,000	0	Less than 1%
Harry Steinmetz(117)	151,517	151,517	0	Less than 1%
Joseph F. Steliga(118)	15,529	15,529	0	Less than 1%
Baruch Sterman(119)	85,228	85,228	0	Less than 1%
Yvette Stoker	6,819	6,819	0	Less than 1%
Nancy Talian	6,819	6,819	0	Less than 1%
TCMP3 Partners LP(120)	513,637	513,637	0	Less than 1%
Cynthia Tsai(121)	10,000	10,000	0	Less than 1%
Tsunami Trading Corp.(122)	170,456	170,456	0	Less than 1%
Catherine Vaczy(123)	938,571	728,571	210,000	Less than 1%
Richard Vaczy(124)	151,517	151,517	0	Less than 1%
VFT Special Ventures, Ltd.(125)	785,100	785,100	0	Less than 1%
Bennett J. Wasserman and Bonnie Wasserman, JTWROS(126)	85,228	85,228	0	Less than 1%
Emmanuel Wasserman, DDS; MSD, APC—Employees’ Profit Sharing Plan and Trust(127)	85,228	85,228	0	Less than 1%
Schmuel Wasserman(128)	125,000	125,000	0	Less than 1%
Dan K. Wassong(129)	340,910	340,910	0	Less than 1%
David Weinberg(130)	41,667	41,667	0	Less than 1%
Mark Weinreb(131)	1,334,226	229,226	1,105,000	4.07%
Stanley Weinreb(132)	103,000	68,000	35,000	Less than 1%
Michael Weiser(133)	400,000	400,000	0	Less than 1%
Andrew P. Weiss(134)	75,000	75,000	0	Less than 1%
WestPark Capital, Inc.(135)	77,501	77,501	0	Less than 1%
Worthington Growth LP(136)	1,000,000	1,000,000	0	Less than 1%
Mia Beth Yoo	2,803	2,803	0	Less than 1%
Elan Zivotofsky(137)	170,456	170,456	0	Less than 1%
Joseph Zuckerman(138)	348,425	108,425	215,000	Less than 1%

(1)          The percentage of stock outstanding for each stockholder after the offering is calculated by dividing (i) (A) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of April 5, 2007, minus (B) the number of shares being offered in this offering by such stockholder

(including shares underlying warrants) by (i) the sum of (A) the number of shares of Common Stock outstanding as of April 5, 2007 plus (B) the number of shares of Common Stock issuable upon the exercise of options and warrants held by such stockholder which were exercisable as of April 5, 2007 or which will be exercisable within 60 days after April 5,  2007.

(2)          Beneficial ownership includes 30,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(3)          Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(4)          Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(5)          Christopher P. Baker is an affiliate of a broker-dealer. Beneficial ownership includes 313,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(6)          Beneficial ownership includes 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Beneficial ownership also includes an additional 200,000 shares of Common Stock and 200,000 shares of Common Stock underlying warrants, held in the name of Ballyshannon Partners, L.P., all of which are being registered pursuant to this Registration Statement. Ballyshannon Partners, L.P. and Ballyshannon Family Partner, L.P. are limited partners of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement.

(7)          Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Beneficial ownership also includes an additional 50,000 shares of Common Stock and 50,000 shares of Common Stock underlying warrants, held in the name of Ballyshannon Family Partners, L.P., all of which are being registered pursuant to this Registration Statement. Ballyshannon Partners, L.P. and Ballyshannon Family Partners, L.P. are limited partners of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement.

(8)          Beneficial ownership includes 4,238 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(9)          Beneficial ownership includes 340,910 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Beneficial ownership also includes an additional 100,000 shares of Common Stock, all of which are being offered pursuant to this Registration Statement, and 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement, all held in the name of F. Chandler Coddington Jr.

(10) Beneficial ownership includes 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. In addition, Gregory J. Berlacher exercises voting and dispositive power over an additional 50,000 shares of Common Stock and 735,100 shares of Common Stock underlying warrants held in the name of VFT Special Ventures, Ltd., all of which are being offered pursuant to this Registration Statement. Mr. Berlacher is the President and Chief Executive Officer of Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement.  He is also a limited partner (and the principal owner) of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd. and VFT Special Ventures, Ltd.

         (11)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Julie T. Berlacher’s husband, Robert A. Berlacher, exercises voting and dispositive power over 60,000 shares of Common Stock and 60,000 shares of Common Stock underlying warrants held in the name of Chardonnay Partners, L.P. and 300,000 shares of Common Stock and 300,000 shares of Common Stock underlying warrants held in the name of Northwood Capital Partners, L.P., all of which are being offered pursuant to this Registration Statement. Mr. Berlacher is a limited partner and member of the Board of Directors of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement. Mr. Berlacher is also the beneficial owner of an additional 100,000 shares of Common Stock and 100,000 shares of Common Stock underlying warrants held in the name of Julie T. Berlacher, Mr. Berlacher’s wife, all of which are being offered pursuant to this Registration Statement.

         (12)  Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Berman is a Director of the Company.

         (13)  Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Boyce is also the beneficial owner of an additional 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Mr. Boyce’s wife, Sara Boyce, and 12,045 shares of Common Stock held in the name of Kurt J. Boyce and Sara Boyce. All such additional shares of Common Stock are being offered pursuant to this Registration Statement.

         (14)  Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mrs. Boyce is also the beneficial owner of an additional 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Mrs. Boyce’s husband, Kurt J. Boyce, and 12,045 shares of Common Stock held in the name of Kurt J. Boyce and Sara Boyce. All such additional shares of Common Stock are being offered pursuant to this Registration Statement.

         (15)  Kurt J. Boyce and Sara Boyce are also the beneficial owners of an additional 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Kurt J. Boyce, and 3,483 shares of Common Stock and 1,600 shares of Common Stock underlying warrants, all held in the name of Sara Boyce. All such additional shares of Common Stock are being offered pursuant to this Registration Statement.

         (16)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (17)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (18)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Beneficial ownership also includes 200,000 shares of Common Stock, and 200,000 shares of Common Stock underlying warrants, all held in the name of Catalytix LDC Life Science Hedge AC, and all of which are being offered pursuant to this Registration Statement.

         (19)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Beneficial ownership also includes 200,000 shares of Common Stock, and 200,000 shares of Common Stock underlying warrants, all held in the name of Catalytix LDC, and all of which are being offered pursuant to this Registration Statement.

         (20)  Beneficial ownership includes 60,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Robert A. Berlacher exercises voting and dispositive power over 60,000 shares of Common Stock and 60,000 shares of Common Stock underlying warrants held in the name of Chardonnay Partners, L.P. and 300,000 shares of Common Stock and 300,000 shares of Common Stock underlying warrants held in the name of Northwood Capital Partners, L.P., all of which are being offered pursuant to this Registration Statement. Mr. Berlacher is a limited partner and member of the Board of Directors of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement.

         (21)  Beneficial ownership includes 40,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (22)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Beneficial ownership also includes an additional 681,819 shares of Common Stock, all of which are being offered pursuant to this Registration Statement, and 340,910 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement, all held in the name of Beacon Trust Co., TTEE FBO F. Chandler Coddington Jr. IRA.

         (23)  Beneficial ownership includes 24,013 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (24)  Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (25)  Beneficial ownership includes 22,728 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (26)  Michelle Cona is an affiliate of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006.

         (27)  Consulting for Strategic Growth 1 Ltd. serves as a consultant to the Company. Beneficial ownership includes 15,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (28)  Michael Crow, the general partner of MW Crow Family LP, is a director of DC Master LDC and the President of Duncan Capital Group LLC. Duncan Capital Group LLC is owned by the MW Crow Family LP. DCI Master LDC, an affiliate of Duncan Capital Group LLC, was the lead investor in the Company’s June 2006 Private Placement and is the beneficial owner of 1,704,546 shares of Common Stock, all of which are being offered pursuant to this Registration Statement. Duncan Capital Group LLC has been a party to an Advisory Agreement with the Company since May 2006. Duncan Capital Group LLC is the beneficial owner of 257,046 shares of Common Stock, all of which are being offered pursuant to this Registration Statement. The Company subleases its executive office space from DC Associates LLC, an affiliate of Duncan Capital Group LLC and DCI Master LDC.

         (29)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (30)  DCI Master LDC, an affiliate of Duncan Capital Group LLC, was the lead investor in the Company’s June 2006 Private Placement. Beneficial ownership does not include 852,273 shares of Common Stock underlying warrants held by DCI Master LDC; however, all of the shares of Common Stock underlying such warrants are being offered pursuant to this Registration Statement.

Such warrants are exercisable immediately, have an exercise price of $.80 per share, and expire on June 1, 2011. Such warrants are subject to beneficial ownership limitations that render them unexercisable while the holder thereof beneficially owns more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder thereof of more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding (the “Issuance Limitation”). The holder may waive the Issuance Limitation only upon 61 days’ prior written notice. DCI Master LDC is also the beneficial owner of an additional 257,046 shares of Common Stock held in the name of Duncan Capital Group LLC, all of which are being offered pursuant to this Registration Statement. Duncan Capital Group LLC is owned by MW Crow Family LP, the beneficial owner of an additional 450,000 shares of Common Stock, all of which are being offered pursuant to this Registration Statement.

         (31)  Duncan Capital Group LLC, an affiliate of DCI Master LDC, has been a party to an Advisory Agreement with the Company since May 2006. The Company subleases its executive office space from DC Associates LLC, an affiliate of Duncan Capital Group LLC and DCI Master LDC. Duncan Capital Group LLC is also the beneficial owner of an additional 1,704,546 shares of Common Stock held in the name of DCI Master LDC, all of which are being offered pursuant to this Registration Statement. Duncan Capital Group LLC is owned by MW Crow Family LP, the beneficial owner of an additional 450,000 shares of Common Stock, all of which are being offered pursuant to this Registration Statement.

         (32)  Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (33)  Beneficial ownership includes 60,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (34)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (35)  Beneficial ownership includes 17,046 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (36)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (37)  Beneficial ownership includes 62,500 of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (38)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (39)  Beneficial ownership includes 80,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Selling securityholder is an affiliate of a broker-dealer.

         (40)  Paul Fruchthandler is an affiliate of a broker-dealer. Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (41)  Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (42)  Ed Garnett is a director of NS California, Inc. See “Business.”  Mr. Garnett is also the beneficial owner of an additional 43,147 shares of Common Stock held in the name of Garnett, Shiffer & Associates, Inc., all of which are being offered pursuant to this Registration Statement.

         (43)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (44)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (45)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (46)  Beneficial ownership includes 5,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (47)  Beneficial ownership includes 14,205 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (48)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (49)  Beneficial ownership includes 14,205 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (50)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (51)  Beneficial ownership includes 170,455 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (52)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (53)  Dr. Robin Smith, the Chief Executive Officer and Chairman of the Board of the Company, and Dr. Joseph Zuckerman, a director of the Company, are each directors of the Hospital for Joint Diseases.

         (54)  Beneficial ownership includes 28,379 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (55)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (56)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Phyllis Kalista is an employee of Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement.

         (57)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (58)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (59)  Mark T. Klein, M.D. is also the beneficial owner of an additional 13,447 shares of Common Stock held in the name of Custodian for Jacob Michael Klein, and 13,447 shares of Common Stock held in the name of Klein Intervivos Trust, all of which are being offered pursuant to this Registration Statement.

         (60)  Beneficial ownership includes 48,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (61)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (62)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (63)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (64)  Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (65)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (66)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (67)  Beneficial ownership includes 166,668 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (68)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (69)  Wayne A. Marasco is the Chairman of the Company’s Scientific Advisory Board and a consultant to the Company. Until November 12, 2006 Dr. Marasco was a director of the Company and until January 29, 2007 he was the Company’s Senior Scientific Advisor. Beneficial ownership includes 362,500 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement. Dr. Marasco is also the beneficial owner of an additional 125,000 shares of Common Stock held in the name of Wayne A. Marasco, TTEE, Wayne A. Marasco Revocable Trust, all of which are being offered pursuant to this Registration Statement.

         (70)  The trustee, Wayne A. Marasco, is the Chairman of the Company’s Scientific Advisory Board and a consultant to the Company. Until November 12, 2006 Dr. Marasco was a director of the Company and until January 29, 2007 he was the Company’s Senior Scientific Advisor.

         (71)  Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (72)  Larry May is the Chief Financial Officer of the Company and the former Chief Executive Officer of NS California, Inc. See “Business,” “Management—Employment Agreements” and “Certain Relationships and Related Transactions.”  Beneficial ownership includes 55,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

         (73)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (74)  Beneficial ownership includes 145,835 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (75)  Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (76)  Beneficial ownership includes 284,091 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (77)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (78)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (79)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (80)  Jane Milmore is the wife of Richard Vaczy, the brother of Catherine Vaczy, the Vice President and General Counsel of the Company. Beneficial ownership includes 20,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Ms. Milmore is also the beneficial owner of an additional 68,183 shares of Common Stock and 83,334 shares of Common Stock underlying warrants, all held in the name of Richard Vaczy, all of which are being offered pursuant to this Registration Statement.

         (81)  Armando Munoz is also the beneficial owner of an additional 625,000 shares of Common Stock which are held in the name of Caribbean Stem Cell Group, Inc., of which Dr. Munoz is President. All of such additional shares are being offered pursuant to this Registration Statement.

         (82)  Beneficial ownership includes 227,273 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (83)  Beneficial ownership includes 41,668 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (84)  Beneficial ownership includes 300,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Robert A. Berlacher exercises voting and dispositive power over 60,000 shares of Common Stock and 60,000 shares of Common Stock underlying warrants held in the name of Chardonnay Partners, L.P. and 300,000 shares of Common Stock and 300,000 shares of Common Stock underlying warrants held in the name of Northwood Capital Partners, L.P., all of which are being offered pursuant to this Registration Statement. Mr. Berlacher is a limited partner and member of the Board of Directors of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement. Mr. Berlacher is also the beneficial owner of an additional 100,000 shares of Common Stock and 100,000 shares of Common Stock underlying warrants held in the name of Julie T. Berlacher, Mr. Berlacher’s wife, all of which are being offered pursuant to this Registration Statement.

         (85)  NS California, Inc. sold its adult stem cell business to the Company on January 19, 2006. See “Business.”

         (86)  Beneficial ownership includes 7,500 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (87)  Marc Palker previously served as a consultant to the Company. Beneficial ownership includes 5,000 shares held in the name of Marc Palker Rollover IRA and 45,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

         (88)  Beneficial ownership includes 484,091 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (89)  Marilyn Pike has been a consultant to the Company. Beneficial ownership includes 20,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

         (90)  Anthony Pintsopoulos is an affiliate of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006. Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (91)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (92)  Beneficial ownership includes 340,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (93)  Beneficial ownership includes 14,205 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (94)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (95)  Denis Rodgerson is the Director of Stem Cell Science for the Company and a founder of NS California Inc. See “Business.” Beneficial ownership includes 5,000 shares issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

         (96)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (97)  Beneficial ownership includes 310,607 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (98)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

         (99)  Beneficial ownership includes 41,668 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (100)  Beneficial ownership includes 28,381 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (101)  Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (102)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (103)  Neal Scott is an affiliate of WestPark Capital, Inc., a broker-dealer and the placement agent for the Company’s private offering of warrants and convertible promissory notes from December 2005 to January 2006.

  (104)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Jay D. Seid is a limited partner of EGE Holdings, Ltd. and an employee of Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd.

  (105)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (106)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Selling securityholder is an affiliate of a broker-dealer.

  (107)  Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (108)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (109)  George S. Smith is the Medical Director of Laboratory Operations for the Company. Beneficial ownership includes 20,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (110)  Gordan and Norma Smith are the parents of Robin Smith, the Chief Executive Officer and Chairman of the Board of the Company.

  (111)  Robin L. Smith is the Chief Executive Officer and Chairman of the Board of the Company effective June 2, 2006. Prior thereto, Dr. Smith served as Chairman of the Advisory Board of the Company since September 2005. See “Management—Employment Agreements” and “Certain Relationships and Related Transactions.”  Beneficial ownership includes:  319,932 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement; and 770,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

  (112)  Sokol, Behot & Fiorenzo is a law firm which provides services to the Company. Beneficial ownership includes 27,500 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (113)  Beneficial ownership includes 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Peter G. Stanley is a limited partner of EGE Holdings, Ltd. and an employee of Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd.

  (114)  Beneficial ownership includes 14,585 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Robin L. Smith, the Chief Executive Officer and Chairman of the Board of the Company, is the owner of a 7% interest in Starobin Partners, Inc.; however, she has waived all interest in such warrants.

  (115)  Beneficial ownership includes 30,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Jill Steier is a limited partner of EGE Holdings, Ltd. and an employee of Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd.

  (116)  Beneficial ownership includes 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (117)  Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (118)  Beneficial ownership includes 1,600 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (119)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (120)  Beneficial ownership includes 313,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (121)  Beneficial ownership includes 10,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (122)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (123)  Catherine M. Vaczy is the Vice President and General Counsel of the Company. See “Management—Employment Agreements” and “Certain Relationships and Related Transactions.” Beneficial ownership includes:  40,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement; and 110,000 shares of Common Stock issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

  (124)  Richard Vaczy is the brother of Catherine Vaczy, the Vice President and General Counsel of the Company. Beneficial ownership includes 83,334 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Vaczy is also the beneficial owner of an additional 28,409 shares of Common Stock, all of which are being offered pursuant to this Registration Statement, and 20,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement, all held in the name of Mr. Vaczy’s wife, Jane Milmore.

  (125)  Beneficial ownership includes 735,100 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Gregory J. Berlacher exercises voting and dispositive power over the 50,000 shares of Common Stock and 735,100 shares of Common Stock underlying warrants held in the name of this selling security holder, VFT Special Ventures, Ltd., all of which are being offered pursuant to this Registration Statement. Mr. Berlacher is the President and Chief Executive Officer of Emerging Growth Equities, Ltd., a registered broker-dealer and the placement agent for the Company’s January 2007 private placement. He is also a limited partner (and the principal owner) of EGE Holdings, Ltd. EGE Holdings, Ltd. owns Emerging Growth Equities, Ltd. and VFT Special Ventures, Ltd.

  (126)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (127)  Beneficial ownership includes 28,409 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (128)  Beneficial ownership includes 125,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (129)  Beneficial ownership includes 113,637 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (130)  Beneficial ownership includes 41,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (131)  Mark Weinreb is the President and a director of the Company. From February 6, 2003, until June 2, 2006, he also served as the Chief Executive Officer and Chairman of the Board of the Company. See “Management—Employment Agreements” and “Certain Relationships and Related Transactions.” Beneficial ownership includes 805,000 shares of Common Stock, issuable upon exercise of options, none of which are being offered pursuant to this Registration Statement.

  (132)  Stanley Weinreb is the father of Mark Weinreb, the President and a director of the Company. Beneficial ownership includes 20,000 shares of Common Stock, issuable upon the exercise of options, none of which are being offered pursuant to this Registration Statement.

  (133)  Beneficial ownership includes 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (134)  Beneficial ownership includes 25,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (135)  WestPark Capital, Inc., a broker-dealer, was the placement agent in the Company’s private placement of convertible promissory notes and warrants from December 2005 to January 2006. Beneficial ownership includes 68,751 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (136)  Beneficial ownership includes 500,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (137)  Beneficial ownership includes 56,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

  (138)  Joseph Zuckerman is a director of the Company. Beneficial ownership includes: 20,834 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement; and 215,000 shares issuable upon the exercise of options, none of which are being offered pursuant to this Registration Statement.

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation authorizes us to issue 500,000,000 shares of Common Stock, par value $0.001 per share. As of April 5, 2007 we had 26,464,192 shares of Common Stock issued and outstanding, after giving effect to the one-for-ten reverse stock split effective August 31, 2006. Holders of our Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of Common Stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of our Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our Common Stock have no redemption, conversion or preemptive rights.

Preferred Stock

We are currently authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share (the “preferred stock”). The Certificate of Incorporation, as amended, authorizes our Board of Directors to provide by resolution, without any approval of the stockholders, for the issuance of shares of preferred stock and to determine the terms of such preferred stock. Currently, 825,000 shares of our Series B Convertible Redeemable Preferred Stock, $0.01 par value per share, are authorized, and 10,000 shares are outstanding.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permitted the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 544,937 shares of Common Stock (.80 of a share of Common Stock per share of Series A Preferred Stock). Pursuant thereto, all outstanding shares of Series A Preferred Stock were cancelled and converted into Common Stock. There are no shares of Series A Preferred Stock currently outstanding.

Warrants

As of April 5, 2007 we had outstanding warrants to purchase an aggregate of 13,406,525 shares of Common Stock at a weighted average exercise price of $.76 per share. 11,906,525 of such shares underlying the warrants are being registered for sale under this prospectus.

Options

As of April 5, 2007, we had outstanding options to purchase an aggregate of 5,616,000 shares of Common Stock at a weighted average exercise price of $.69 per share. The shares of Common Stock underlying all such options are currently registered for sale under another registration statement.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders a total of 29,928,655 shares of Common Stock, of which 18,022,129 shares are issued and outstanding and 11,906,525 are issuable upon exercise of warrants.

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of NeoStem, Inc. in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales

•       broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock, shares underlying warrants or shares underlying warrants to purchase units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker- dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is paying all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares to be offered by this prospectus has been passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the three year period then ended included in this prospectus, have been so included in reliance on the report of Holtz Rubenstein Reminick LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares of common stock offered hereby. The term registration statement means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to NeoStem, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements, a copy of the registration statement discussed above, and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

NeoStem, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NeoStem, Inc. and Subsidiary (Formerly Phase III Medical, Inc,)

We have audited the accompanying consolidated balance sheets of NeoStem, Inc. and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity/(deficit) and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and Subsidiary as of December 31, 2006 and 2005 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment” effective January 1, 2006.

/s/ HOLTZ RUBENSTEIN REMINICK LLP
Melville, New York
March 27, 2007

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$436,659	$488,872
Accounts receivable	9,050	—
Prepaid expenses and other current assets	82,451	18,447
Total current assets	528,160	507,319
Property and equipment, net	96,145	1,488
Deferred acquisition costs	—	19,121
Goodwill	558,169
Other assets	12,500	114,753
	$1,194,974	$642,681
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Interest and dividends payable—preferred stock	$—	$528,564
Accounts payable	372,348	256,976
Accrued liabilities	241,388	617,196
Unearned revenues	2,420	—
Notes payable,—related party, current	125,000	135,000
Note payable—current	1,313	48,000
Current portion of capitalized lease obligation	20,829	—
Convertible debentures—net of debt discount of $0 and $83,333, respectively	75,000	166,667
Total current liabilities	838,298	1,752,403
Unearned revenues—long term	—	26,745
Series A mandatorily redeemable convertible preferred stock	—	681,171
Note payable—related party, long term	24,439	—
Capitalized lease obligation, net of current portion	40,132	—
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity/(deficit):
Preferred stock; authorized, 5,000,000 shares Series B convertible redeemable preferred stock, liquidation value, 10 shares of common stock per share, $.01 par value; authorized, 825,000 shares; issued and outstanding, 10,000 shares at December 31, 2006 and December 31, 2005	100	100
Common stock, $.001par value; authorized, 500,000,000 shares; issued and outstanding, 20,781,214 at December 31, 2006 and 7,054,386 shares at December 31, 2005	20,782	7,056
Additional paid-in capital	20,949,654	12,430,571
Unearned compensation	(371,666)	—
Accumulated deficit	(20,306,765)	(14,255,365)
Total stockholders’ equity/(deficit)	292,105	(1,817,638)
	$1,194,974	$642,681

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	Years ended December 31,
	2006	2005	2004
Revenues	$45,724	$35,262	$48,561
Direct Costs	22,398	24,776	33,885
Gross Profit	23,326	10,486	14,676
Selling, general and administrative	4,714,568	1,611,398	763,640
Purchase of medical royalty stream	—	—	725,324
Operating loss	(4,691,242)	(1,600,912)	(1,474,288)
Other income (expense):
Interest income	20,432	137	199
Interest expense—Series A mandatorily redeemable convertible preferred stock	(9,934)	(47,684)	(47,684)
Interest expense	(1,370,656)	(96,580)	(226,599)
	(1,360,158)	(144,127)	(274,084)
Net Loss	$(6,051,400)	$(1,745,039)	$(1,748,372)
Basic earnings per share
Net loss	$(.44)	$(.35)	$(0.54)
Weighted average common shares outstanding	13,650,270	4,977,575	3,254,185

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Stockholder Equity/(Deficit)

	Series B
	Preferred					Additional
	Stock		Common Stock		Unearned	Paid in	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficit	Total
Balance at December 31, 2003	10,000	$100	26,326,460	$26,327	—	$9,232,756	$(10,761,954)	$(1,502,771)
Reverse Common Stock Split			(23,693,814)	(23,694)		23,694
Issuance of common stock for cash, net of offering costs			1,213,291	1,213		1,103,787		1,105,000
Issuance of common stock upon exercise of common stock options			187,500	188		9,187		9,375
Issuance of common stock options for services						15,000		15,000
Issuance of common stock for services			18,750	19		14,231		14,250
Interest expense on loans in default						127,137		127,137
Debt discount on loan from officer						17,647		17,647
Issuance of common stock for interest			3,000	3		4,197		4,200
Issuance of common stock to officer for services			47,768	48		26,702		26,750
Net loss							(1,748,372)	(1,748,372)
Balance at December 31, 2004	10,000	100	4,102,955	4,104	—	10,574,338	(12,510,326)	(1,931,784)
Issuance of common stock for cash, net of offering costs			1,259,285	1,259		870,741		872,000
Issuance of common stock for conversion of debt			986,578	987		564,013		565,000
Issuance of common stock to officers and directors			602,068	602		236,684		237,286
Issuance of common stock for services			103,500	104		76,004		76,108
Equity component of issuance of convertible debt						83,333		83,333
Issuance of common stock purchase warrants for services						25,458		25,458
Net loss							(1,745,039)	(1,745,039)
Balance at December 31, 2005	10,000	100	7,054,386	7,056	—	12,430,571	(14,255,365)	(1,817,638)

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Stockholder Equity/(Deficit)—Cont.

	Series B
	Preferred					Additional
	Stock		Common Stock		Unearned	Paid in	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficit	Total
Issuance of common stock for cash, net of offering costs			9,453,815	9,454		3,563,614		3,573,068
Issuance of common stock for conversion of preferred stock			544,937	545		1,219,124		1,219,669
Issuance of common stock to officers and directors			400,000	400		207,600		208,000
Issuance of restricted common stock to officers and directors			900,000	900	(600,000)	599,100		—
Vesting of uneamed compensation related to restricted common stock issued to officers and directors					228,334			228,334
Issuance of common stock for services			176,175	176		112,812		112,988
Equity component of issuance of convertible debt						263,612		263,612
Issuance of common stock purchase warrants for services						75,496		75,496
Issuance of common stock for purchase of assets of NS California			400,000	400		199,600		200,000
Issuance of common stock to payoff current liabilities			664,610	664		307,798		308,462
Issuance of common stock for conversion of convertible debt			1,073,859	1,074		691,822		692,896
Issuance of common stock for extension of due dates of convertible debt			36,932	37		20,986		21,023
Issuance of common stock purchase warrants for the early conversion of convertible debt						652,130		652,130
Issuance of common stock for conversion of debt			76,500	76		44,924		45,000
Compensatory element of stock options issued to staff						560,465		560,465
Net Loss							(6,051,400)	(6,051,400)
Balance at December 31, 2006	10,000	$100	20,781,214	$20,782	$(371,666)	$20,949,654	$(20,306,765)	$292,105

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:	$(6,051,400)	$(1,745,039)	$(1,748,372)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Common shares issued and stock options granted as payment for interest expense and for services rendered	2,280,779	338,852	187,337
Depreciation	27,623	1,958	1,777
Amortization of debt discount	212,500	5,882	11,765
Series A mandatorily redeemable convertible preferred stock dividends	9,935	47,684	47,684
Unearned revenues	(24,325)	(35,262)	(48,561)
Deferred acquisition costs	17,868	24,776	33,885
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(72,251)	2,786	(3,209)
Accounts receivable	(9,050)	—	—
Other assets	—	(111,753)	—
Accounts payable, accrued expenses and other current liabilities	(30,510)	636,120	58,041
Net cash used in operating activities	(3,638,831)	(833,996)	(1,459,653)
Cash flows from investing activities:
Acquisition of property and equipment	(43,136)	—	(3,288)
Net cash used in investing activities	(43,136)	—	(3,288)
Cash flows from financing activities:
Net proceeds from issuance of capital stock	3,573,068	872,000	1,114,375
Proceeds from notes payable	180,396	203,000	75,000
Repayment of notes payable	(352,898)	(30,000)
Repayment of capitalized lease obligations	(20,813)		100,000
Proceeds from sale of convertible debentures	250,000	250,000
Repayment of long-term debt			(9,513)
Net cash provided by financing activities	3,629,753	1,295,000	1,279,862
Net (decrease) increase in cash and cash equivalents	(52,213)	461,004	(183,079)
Cash and cash equivalents at beginning of year	488,872	27,868	210,947
Cash and cash equivalents at end of year	$436,659	$488,872	$27,868
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$285,096	$92,010	$106,574
Supplemental schedule of non-cash investing and financing activities
Issuance of common stock for services rendered	$188,485	$313,394	$32,027
Compensatory element of stock options	$576,281	$25,458	$127,137
Net accrual of dividends on Series A preferred stock	$9,935	$—	$—
Issuance of common stock for assets of NS California	$200,000	$—	$—
Common stock for conversion of convertible debt	$425,000	$—	$—
Common stock issued for debt	$45,000	$565,000	$—

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

Note 1—The Company

NeoStem, Inc. (“NeoStem”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4184 and our website address is www.neostem.com.

NeoStem is in the business of operating a commercial autologous (donor and recipient are the same) adult stem cell bank and are pioneering the pre-disease collection, processing and long-term storage of adult stem cells that donors can access for their own present and future medical treatment. On January 19, 2006, we consummated the acquisition of the assets of NS California, Inc., a California corporation (“NS California”) relating to NS California’s business of collecting and storing adult stem cells. Effective with the acquisition, the business of NS California became our principal business, rather than our historic business of providing capital and business guidance to companies in the healthcare and life science industries. The Company provides adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs.

Prior to the NS California acquisition, the business of the Company was to provide capital and business guidance to companies in the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. Additionally, through June 30, 2002, the Company was a provider of extended warranties and service contracts via the Internet at warrantysuperstore.com. The Company is still engaged in the “run off” of such extended warranties and service contracts.

On August 29, 2006, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio of one-for-ten shares and to change our name from Phase III Medical, Inc. to NeoStem, Inc. All numbers in this report have been adjusted to reflect the reverse stock split which was effective as of August 31, 2006.

Note 2—Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned subsidiary, NeoStem Therapies, Inc. All intercompany transactions and balances have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents: Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents in the consolidated statement of cash flows.

Concentrations of Credit-Risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

Property and Equipment: The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 5 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method.

Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes: The Company, in accordance with SFAS 109, “Accounting for Income Taxes”, recognizes (a) the amount of taxes payable or refundable for the current year and, (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns.

Comprehensive income (loss): Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2006, 2005 and 2004 there were no such adjustments required.

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2006 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year.

Accounting for Stock Option Compensation: In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this statement are effective for the first interim or annual reporting period that begins after June 15, 2005. The Company has adopted SFAS No. l23(R) effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued during 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option.

Pro Forma Effect of Stock Options: For the years ended December 31, 2005 and 2004, the Company followed Financial Accounting Standards Board Interpretation No. 44, an interpretation of APB Opinion No. 25 and SFAS No. 123 which requires that effective July 1, 2000, all options issued to non-employees after January 12, 2000 be accounted for under the rules of SFAS No. 123.

Assuming the fair market value of the option at the date of grant $1.50 in January 2004, $1.40 in March 2004, $1.11 in May 2004, $1.10 in September and November 2004, $.60 in February 2005, $.50 in April and July 2005, $.80 in September 2005 and $.60 in December 2005, the life of the options to be from three to ten years, the expected volatility at between 15% and 200%, expected dividends are none, and the risk-free interest rate of approximately 3%, the Company would have recorded compensation expense of $116,146 and $218,597, respectively, for the years ended December 31, 2005 and 2004 as calculated by the Black-Scholes option pricing model. The weighted average fair value per option of options granted during 2005 and 2004 was $0.60 and $1.10, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

Proforma net loss and net loss per share would be as follows:

	2005	2004
Net loss as reported	$(1,745,039)	$(1,748,372)
Additional compensation	(116,146)	(218,597)
Adjusted net loss	$(1,861,185)	$(1,966,969)
Net loss per share as reported	$(.40)	$(.50)
Adjusted net loss per share	$(.40)	$(.60)

Recently Issued Accounting Pronouncements: In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No.155, Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB No. 133 and 140. The purpose of SFAS statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No.155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No.155 is effective for all financial instruments acquired or issued after the beginning of any entity’s first fiscal year beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an Amendment of SFAS No. 140. SFAS No. 156 requires separate recognition of a servicing asset and a servicing liability each time an entity undertakes and obligation to service a financial asset by entering into a servicing contract. This statement also requires that servicing assets and liabilities be initially recorded at fair value and subsequently adjusted to the fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. We believe that the adoption of this standard on January 1, 2007 will not have a material effect on our consolidated financial statements.

In July 2006, the FASB interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, was issued regarding accounting for, and disclosure of, uncertain tax positions. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact this interpretation will have on its results of operations and financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157 Fair Value Measurements. This statement defines fair value, establishes a fair value hierarchy to be used in generally accepted accounting principles and expands disclosures about fair value measurements. Although this statement does not require any new fair value measurements, the application could change current practice. The statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement to its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132(R). This statement requires a company to recognize the funded status of a benefit plan as an asset or a liability in its statement of financial position. In addition, a company is required to measure plan assets and benefit obligations as of the date of its fiscal year-end statement of financial position. The recognition provision of this statement, along with additional disclosure requirements, is effective for fiscal years ending after December 15, 2006, while the measurement date provision is effective for fiscal years ending after December 15, 2008. The Company does not currently have a deferred benefit pension or other post retirement plan.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the Company’s fiscal year ending December 31, 2006. The Company has evaluated the effect of SAB 108 and determined that it did not have a material impact on our consolidated financial statements.

Earnings Per Share: Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented.

Advertising Policy: All expenditures for advertising is charged against operations as incurred.

Revenue Recognition: The Company has initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The company recognizes revenue related to the collection and cryopreservation autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized rateably over the period covered by the advanced payments. The Company also earns revenue, in the form of start up fees, from physicians seeking to establish autologous adult stem cell collection centers. These fees are in consideration of the Company establishing a service territory for the physician. Starts up fees are recognized once the agreement has been signed and the physician has been qualified by the Company’s credentialling committee.

Warranty and service contract reinsurance premiums are recognized on a pro rata basis over the policy term. The deferred policy acquisition costs are the net cost of acquiring new and renewal insurance contracts. These costs are charged to expense in proportion to net premium revenue recognized. The provisions for losses and loss-adjustment expenses include an amount determined from loss reports on individual cases and an amount based on past experience for losses incurred but not reported. Such liabilities are necessarily based on estimates, and while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

The Company had sold, via the Internet, through partnerships and directly to consumers, extended warranty service contracts for seven major consumer products. The Company recognizes revenue ratably over the length of the contract. The Company purchased insurance to fully cover any losses under the service contracts from a domestic carrier. The insurance premium and other costs related to the sale are amortized over the life of the contract.

Purchase of Royalty Interests: The Company charges payments for the purchase of future potential royalty interests to expense as paid and will record revenues when royalty payments are received.

Note 3—Acquisition of NS California

On January 19, 2006, the Company consummated the acquisition of the assets of NS California, Inc. (“NS California”) relating to NS California ‘s business of collecting and storing adult stem cells, issuing 400,000 shares of the Company’s common stock with a value of $200,000. In addition, the Company assumed certain liabilities of NS California’s which totaled $476,972. The underlying physical assets acquired from NS California were valued at $109,123 resulting in the recognition of goodwill in the amount of $558,169. Upon completion of the acquisition the operations of NS California were assumed by the Company and have been reflected in the Statement of Operations since January 19, 2006. Effective with the acquisition, the business of NS California became the principal business of the Company. The Company now intends to provide adult stem cell processing, collection and banking services with the goal of making stem cell collection and storage widely available, so that the general population will have the opportunity to store their own stem cells for future healthcare needs. Presented below is the proforma information as if the acquisition had occurred at the beginning of the years ended December 31, 2006 and 2005, respectively.

	Year Ended December 31,
	2006	2005
Revenue	$45,724	$35,712
Net Income	$(6,078,976)	$(3,113,828)
Net Income per share	$(0.45)	$(0.63)

Note 4—Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2006	2005
Professional fees	$148,255	$173,649
Interest on notes payable	1,919	4,268
Salaries and related taxes	31,003	424,950
Other	60,211	14,329
	$241,388	$617,196

Note 5—Notes Payable

On March 17, 2003, the Company commenced a private placement offering to raise up to $250,000 in 6-month promissory notes in increments of $5,000 bearing interest at 15% per annum. Only selected investors which qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended, were eligible to purchase these promissory notes. The Company raised the full $250,000 through the sale of such promissory notes, resulting in net proceeds to the Company of $225,000, net of offering costs. The notes contain a default provision which raises the interest rate to 20% if the notes are not paid when due. The Company issued $250,000 of these notes. During 2006, $90,000 had been converted into 153,000 shares of the Company’s Common Stock and $160,000 has been repaid.

In August 2004, the Company sold 30 day 20% notes in the amount of $55,000 to two accredited investors to fund current operations. As of December 31, 2006 $30,000 of these notes has been paid and $25,000 converted into 42,500 shares of the Company’s Common Stock. All interest payments have been paid timely.

In December 2004, the Company sold four notes to four accredited investors totaling $100,000 with interest rates that range from 8% to 20%. As of December 31, 2006, $15,000 has been repaid and $85,000 converted into 144,500 shares of the Company’s Common Stock.

In March 2005, the Company sold a 30 day 8% note in the amount of $17,000, in August 2005, an 8% note in the amount of $10,000 and in September 2005, two 8% notes in the amounts of $6,000 and $15,000 to its President and then CEO, totaling $48,000 and were all due on demand. In January 2006, all notes were repaid. The interest on these notes was made timely.

On December 30, 2005, the Company sold $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $220,000. These convertible notes were sold in connection with a subscription agreement between the Company and Westpark Capital, Inc. (“Westpark”). (The convertible notes and warrants sold in December, 2005 and January, 2006 in the transaction in which Westpark Capital, Inc. acted as the placement agent is sometimes referred to here in as the “Westpark Private Placement”) The Company recorded a debt discount associated with the conversion feature in the amount of $83,333, which was charged to interest expense during the year ended December 31, 2006. The debt discount recorded of $83,333 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. As part of the Westpark Private Placement, these Promissory Notes have 41,667 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $1.20 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $.60 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $1.80 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not made effective by July 31, 2006 and certain additional rights have accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights). In 2005, the Company recorded an expense of $2,573 associated with the warrants as their fair value using the Black Scholes method.

In January 2006, the Company sold an additional $250,000 of convertible nine month Promissory Notes which bear 9% simple interest with net proceeds to the Company of $223,880 as part of the Westpark Private Placement. The Company recorded a debt discount associated with the conversion feature in the amount of $129,167. For the year ended December 31, 2006, the Company charged $127,932 of the debt discount to interest expense. The debt discount recorded of $129,167 does not change the amount of cash required to payoff the principal value of these Promissory Notes, at any time during the term, which is $250,000. These Promissory Notes also have 41,667 detachable warrants for each $25,000 of debt, which entitle the holder to purchase one share of the Company’s Common Stock at a price of $1.20 per share. The warrants are exercisable for a period of three years from the date of the Promissory Note. The Promissory Notes convert to the Company’s Common Stock at $.60 per share. The Promissory Notes are convertible at anytime into shares of Common Stock at the option of the Company subsequent to the shares underlying the Promissory Notes and the shares underlying the warrants registration if the closing price of the Common Stock has been at least $1.80 for a period of at least 10 consecutive days prior to the date on which notice of conversion is sent by the Company to the holders of the Promissory Notes. Pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible notes and the warrants sold in the WestPark Private Placement. This registration statement was not made effective by July 31, 2006 and as a result certain additional rights accrued to the Convertible Promissory Noteholders (see below for a detailed description of these additional rights). For the year ended December 31, 2006, the Company recorded as interest expense $263,612 associated with the warrants as their fair value using the Black Scholes method.

As mentioned previously, pursuant to the terms of the WestPark Private Placement, the Company agreed to file with the SEC and have effective by July 31, 2006, a registration statement registering the resale by the investors in the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement. In the event the Company did not do so, (i) the conversion price of the convertible promissory notes was reduced by 5% each month, subject to a floor of $.40; (ii) the exercise price of the warrants was reduced by 5% each month, subject to a floor of $1.00 and (iii) the warrants could be exercised pursuant to a cashless exercise provision. The Company did not have the registration statement effective by July 31, 2006 and requested that the investors in the WestPark Private Placement extend the date by which the registration statement is required to be effective until February 28, 2007. In August, 2006 the Company filed with the SEC a registration statement registering the resale by the investors of the WestPark Private Placement of the shares of Common Stock underlying the convertible promissory notes and the warrants sold in the WestPark Private Placement which was made effective in November, 2006.

In an effort to improve the financial position of the Company, in July 2006, noteholders were offered the option of (A) extending the term of the convertible note for an additional four months from the maturity date in consideration for which (i) the Company shall issue to the investor for each $25,000 in principal amount of the convertible note 5,682 shares of unregistered Common Stock; and (ii) the exercise price per warrant shall be reduced from $1.20 to $.80, or (B) converting the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $.44; (ii) the Company shall issue to the investor for each $25,000 in principal amount of the Note, 11,364 shares of Common Stock; (iii) the exercise price per warrant shall be reduced from $1.20 to $.80; and (iv) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor was also asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement. This offer was terminated on August 31, 2006. By August 31, 2006 investors owning $237,500 of the $500,000 of convertible promissory notes had agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above and investors holding $162,500 of the $500,000 of convertible promissory notes had agreed to extend the term of the convertible note for an additional four months from the maturity date for consideration described above.

In September 2006, a new offer was extended to the remaining noteholders to convert the convertible note into shares of the Company’s Common Stock in consideration for which (i) the conversion price per conversion share shall be reduced to $.44; (ii) the exercise price per warrant shall be reduced from $1.20 to $.80 and (iii) a new warrant shall be issued substantially on the same terms as the original Warrant to purchase an additional 41,667 shares of Common Stock for each $25,000 in principal amount of the convertible note at an exercise price of $.80 per share. Pursuant to this, the investor is also being asked to waive any and all penalties and liquidated damages accumulated as of the date of the agreement.

By December 31, 2006, investors owning $425,000 convertible promissory notes agreed to convert the convertible note into shares of the Company’s Common Stock for consideration described above. The Company issued 1,073,859 shares of Common Stock with a fair value of $692,896. In addition, the Company issued 604,166 warrants with a fair value of $472,741 for Security holders that agreed to an early conversion of their convertible promissory notes. The Company also issued 36,932 shares of Common Stock as consideration for extending the term of the convertible notes, totaling $162,500, for an additional four months with a fair value of $21,023. The fair value of this Common Stock has been accounted for as interest expense. Amounts in excess of the face value of the convertible promissory notes and the fair value of the warrants issued as the result of early conversion have been accounted for as interest expense.

In connection with the NS California acquisition, the Company assumed a 6% note due to Tom Hirose, a former officer of NS California in the amount of $15,812. As of December 31, 2006, $1,313 remains unpaid. Final payment will be made in 2007.

On May 17, 2006, the Company sold an 8% promissory note in the amount of $20,000 due on demand to Robin Smith, the Company’s then Chairman of the Advisory Board. This promissory note was paid off on June 2, 2006.

A summary of notes payable and convertible debentures is as follows:

	January 1, 2006	Proceeds	Repayments/ Conversions	Less: Debt Discounts	December 31, 2006
March 2003 Notes	$80,000	$—	$(80,000)	$—	$—
2004 Notes	55,000		(55,000)		—
2005 Notes	48,000	—	(48,000)		—
Note with Related Party		20,000	(20,000)
Convertible Debentures	166,667	250,000	(212,500)	(129,167)	75,000
Total	$349,667	$270,000	$(415,500)	$(129,167)	$75,000

Note 6—Series A Mandatorily Redeemable Convertible Preferred Stock

The following summarizes the terms of Series A Preferred Stock as more fully set forth in the Certificate of Designation. The Series A Preferred Stock has a liquidation value of $1 per share, is non-voting and convertible into common stock of the Company at a price of $5.20 per share. Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of $0.07 per share, per year, payable semi-annually. The Series A Preferred Stock is callable by the Company at a price of $1.05 per share, plus accrued and unpaid dividends. In addition, if the closing price of the Company’s common stock exceeds $13.80 per share for a period of 20 consecutive trade days, the Series A Preferred Stock is callable by the Company at a price equal to $0.01 per share, plus accrued and unpaid dividends.

The Certificate of Designation for the Series A Preferred Stock also states that at any time after December 1, 1999 the holders of the Series A Preferred Stocks may require the Company to redeem their shares of Series A Preferred Stock (if there are funds with which the Company may do so) at a price of $1.00 per share.

Notwithstanding any of the foregoing redemption provisions, if any dividends on the Series A Preferred Stock are past due, no shares of Series A Preferred Stock may be redeemed by the Company unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

At December 31, 2005 and 2004, 681,174 shares of Series A Preferred Stock were outstanding, and accrued dividends on these outstanding shares were $528,564 and $480,880, respectively.

The holders of Series A Preferred Stock could convert their Series A Preferred Stock into shares of Common Stock of the Company at a price of $5.20 per share.

On March 17, 2006, the stockholders of the Company voted to approve an amendment to the Certificate of Incorporation which permits the Company to issue in exchange for all 681,171 shares of Series A Preferred Stock outstanding and its obligation to pay $538,498 (or $.79 per share) in accrued dividends thereon, a total of 544,937 shares of Common Stock (eight tenths (.8) shares of Common Stock per share of Series A Preferred Stock). Pursuant thereto, at December 31, 2006, all outstanding shares of Series A Preferred Stock were cancelled and converted into Common Stock. Therefore at December 31, 2006 and 2005, there were 0 and 681,171 shares of Series A Preferred Stock outstanding, respectively.

Note 7—Stockholders’ Equity

(a)           Series B Convertible Redeemable Preferred Stock:

The total authorized shares of Series B Convertible Redeemable Preferred Stock is 825,000. The following summarizes the terms of the Series B Stock whose terms are more fully set forth in the Certificate of Designation. The Series B Stock carries a zero coupon and each share of the Series B Stock is convertible into ten shares of the Company’s common stock. The holder of a share of the Series B Stock is entitled to ten times any dividends paid on the common stock and such stock has ten votes per share and votes as one class with the common stock.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option (but not if such share is called for redemption), exercisable after December 31, 2000, to convert such share into ten (10) fully paid and non-assessable shares of common stock (the “Conversion Rate”). The Conversion Rate is subject to adjustment as stipulated in the Agreement.

During the year ended December 31, 2000, holders of 805,000 shares of the Series B Preferred Stock converted their shares into 8,050,000 shares of the Company’s common stock.

At December 31, 2006 and 2005, 10,000 Series B Preferred Shares were issued and outstanding.

(b)          Common Stock:

At the July 2005 annual meeting, the stockholders approved an amendment increasing the authorized common stock to 500 million shares from 250 million shares.

In February 2005, the $100,000 convertible note sold to the Company’s former COO was converted into 196,078 shares of the Company’s common stock.

For the twelve months ended December 31, 2005, the Company issued 17,500 shares of its common stock to its investor relations firms for services. The fair value of these shares was $10,208, which was charged to operations.

For the twelve months ended December 31, 2005, the Company issued 308,068 shares of its common stock to its officers, directors and employees for services in lieu of salary. The fair value of these shares was $119,686, which was charged to operations.

In 2005, the Company issued 1,259,285 shares of its common stock to accredited investors resulting in net proceeds to the Company of $872,000.

In July 2005, the Company granted 300,000 shares of its common stock to its President and CEO. These shares vest 100,000 immediately and 100,000 on each of the next two anniversary dates. On June 2, 2006 the Company accelerated the vesting dates of this stock grant pursuant to a letter agreement outlined in Note 11 of these financial statements. The fair value of these shares was $120,000, which was charged to expense.

In September 2005, the Company granted 50,000 shares of its common stock to an Advisory Board member. The fair value of these shares was $40,000 which was charged to expense.

In October 2005, the Company issued 5,000 shares to the Hospital for Joint Diseases in exchange for advertising in an event journal. The fair value of these shares was $3,500, which was charged to expense.

On November 30, 2005, $445,000 of debt was converted into the Company’s common stock at 1.7 shares for each one dollar of debt resulting in 756,500 shares being issued. On December 30, 2005, an additional $20,000 of debt was converted into 34,000 shares of the Company’s common stock.

On December 30, 2005, the Company issued 25,000 shares of its common stock to WestPark Capital, Inc. as additional compensation for the sale of the convertible debentures. The fair value of these shares was $20,000, which was charged to expense.

In January 2006, the Company issued 76,500 shares of its common stock in exchange for $45,000 of notes payable. In addition, the Company issued 25,000 shares of its Common Stock to Westpark as additional compensation for its role as placement agent in the Westpark Private Placement. The fair value of these shares was $22,750 which was charged to expense.

In January 2006, in connection with the acquisition of certain assets of NS California, the Company issued 200,000 shares of its common stock to NS California. An additional 200,000 shares of the Company’s Common stock are being held in escrow pending any potential claims that may be made in connection with the NS California transaction to be released one year from the closing less any shares reclaimed due to amounts paid in cash in lieu of stock. The Company issued 100,000 additional shares of its common stock in escrow pending the approval of the license for the laboratory used for the collection of stem cells. The agreement calls for 1,667 shares to be forfeited each day the license is not obtained past February 15, 2006, with a maximum of 100,000 shares of common stock subject to forfeiture. The license was obtained in May, 2006 and therefore the Company has notified NS California of the requirement that the 100,000 shares be forfeited to the Company. Subsequent to the closing of the NS California transaction, the Company issued 201,223 shares of its Common stock in payment of certain obligations assumed by the Company.

In certain cases, the Company issued shares with a fair market value on the date of issuance of $98,600 which was greater than the debt being paid and therefore recorded additional expense of $28,344.

In March 2006, the Company sold 60,227 shares of its common stock to five accredited investors at a per share price of $.44 resulting in net proceeds to the Company of $26,500.

In April and May 2006 the Company sold 351,319 of its common stock to eleven accredited investors at a per share price of $.44 resulting in net proceeds to the Company of $154,600.

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC (“Duncan”). Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive “best efforts” basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company is paying to Duncan a monthly retainer fee of $7,500, 50% of which may be paid by the Company in shares of its Common stock valued at fair market value and reimbursing it for its reasonable out-of-pocket expenses in an amount not to exceed $12,000. Pursuant to the advisory agreement, Duncan also agreed, subject to certain conditions, that it or one of its affiliated entities would act as lead investor in a proposed private placement (the “Duncan Private Placement”) of shares of common stock and warrants to purchase shares of common stock in an amount that is not less than $2,000,000 or greater than $3,000,000. In consideration for such role, Duncan received a fee of $200,000 in cash and 240,000 shares of restricted common stock. On June 2, 2006 , pursuant to the Duncan Private Placement, the Company sold 4,724,999 shares of its common stock to seventeen accredited investors at a per share price of $.44 resulting in gross proceeds of $2,079,000. In connection with this transaction, the Company issued 2,362,499 common stock purchase warrants to these seventeen investors. These common stock purchase warrants have a term of 5 years and exercise price of $.80 per share. From the proceeds of sale of Common stock a fee of $200,000 was paid to Duncan and 240,000 Common stock shares were issued to Duncan. In addition, Dr. Robin Smith was paid $100,000 and 100,000 common stock shares were issued to her in connection with an Advisory Agreement dated September 14, 2005 as amended by the Supplement to Advisory Agreement dated January 18, 2006 and Dr. Smith’s employment agreement with the Company dated June 2, 2006.

On June 2, 2006 certain employees and members of senior management agreed to take common stock as the net pay on $278,653 of unpaid salary that dated back to 2005. This resulted in the issuances of 379,982 shares of common stock, valued at $167,192, or $.44 per share, the balance of the unpaid salary was used to pay the withholding taxes which are associated with those earnings.

On June 2, 2006 Dr. Robin Smith was appointed Chairman and CEO of the Company. In connection with Dr. Smith’s appointment 200,000 shares of common stock were issued to Dr. Smith valued at $88,000 which was reflected as compensation expense in the year ended December 31, 2006. In addition, Dr. Smith was granted common stock options to purchase 540,000 shares of the Company’s common stock, which 300,000 option shares vested immediately, 120,000 option shares vest on the first anniversary of the effective date and 120,000 option shares vest on the second anniversary of the effective date. The exercise price of the options are (i) $.53 as to the first 100,000 option shares, (ii) $.80 as to the second 100,000 option shares, (iii) $1.00 as to the third 100,000 option shares, (iv) $1.60 as to the next 120,000 option shares, and (v) $2.50 as to the balance.

In July and August 2006, the Company sold an aggregate of 3,977,273 shares of common stock to 34 accredited investors at a per share price of $.44 resulting in gross proceeds to the company of $1,750,000. In connection with this transaction, the Company issued 1,988,637 common stock purchase warrants with a term of five years and per share exercise price of $.80.

In July and August 2006, the Company issued an aggregate of 83,405 shares of common stock in conversion of an aggregate of $40,657 in accounts payable owed to certain vendors. The per share conversion price ranged from $.44 to $.56.

In August 2006, the Company issued 41,667 shares of common stock to a service provider in payment for services rendered equal to $25,000, at a per share price of $.60.

In August 2006, the Company issued 58,713 shares of common stock to service providers in payment for services rendered equal to $33,949. The per share price ranged from $.53 to $.60.

In July and August 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 539,772 shares of common stock at a per share price of $.51 and 107,954 shares of common stock as consideration for early conversion of such notes with a per share price of $.51.

In July 2006, in connection with the offer to noteholders for the extension of due dates of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 36,932 shares of common stock with a per share price of $.57.

In September 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 284,090 shares of common stock with a per share price of $.82.

In October 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 142,043 shares of common stock with a per share price of $.91.

On October 1, 2006, the Company issued to its investor relations consultant 34,000 shares of common stock pursuant to the terms of a Consulting Agreement entered into as of October 1, 2006.

In November 2006, the Company issued restricted stock grants, under the 2003 Equity Participation Plan, to two members of the Board of Directors, totaling 600,000 shares of restricted common stock with a per share price of $.70. These shares vest as follows: one-third vesting upon grant and one-third on the first and second anniversaries of the grant dates. At December 31, 2006 the Company has recognized $163,334 as director fees and the remaining $256,666 of unearned value will be recognized ratably over the remaining vesting periods.

In December 2006, the Company issued 10,416 shares to a service provider in payment for services rendered equal to $6,250, at a per share price of $.60.

In December 2006, the Company issued a restricted stock grant, under the 2003 Equity Participation Plan, to an officer, totaling 300,000 shares of restricted common stock with a per share price of $.60. These shares vest as follows: 100,000 shares vesting upon grant and the remainder upon the company achieving certain milestones. At December 31, 2006 the Company has recognized $65,000 as compensation expense and the remaining $115,000 of unearned value will be recognized ratably over the remaining vesting periods.

In December 2006, the Company issued stock grants, under the 2003 Equity Participation Plan, to three members of management, totaling 200,000 shares of Common stock with a per share price of $.60. At December 31, 2006 the Company recognized $120,000 as compensation expense.

(c)           Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain vendors, underwriters, and directors and officers of the Company. A total of 6,221,386 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2006 at prices ranging from $0.50 to $1.20 and expiring through June 2011.

In connection with the September 2003 equity private placement, the Company issued a 5 year warrant to purchase 28,251 shares of its common stock at an exercise price of $1.20 per share to its retained placement agent, Robert M. Cohen & Company. The warrant contains piggyback registration rights.

From August 2004 through January 20, 2005, the Company issued three year warrants to purchase a total of 15,000 shares of its Common stock at $.50 per share to Consulting For Strategic Growth, Ltd., the Company’s investor relations firm.

On September 14, 2005, the Company issued 24,000 Common stock purchase warrants to its then Chairman of its Advisory Board, Dr. Robin Smith. These warrants were scheduled to vest at the rate of 2,000 per month beginning with September 14, 2005. The vesting of these warrants was accelerated so that they became immediately vested on June 2, 2006 pursuant to Dr. Smith’s employment agreement. Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $.80 per share. The warrant expires three years from issuance.

In December 2005 and January 2006, the Company issued an aggregate of 916,678 Common stock purchase warrants to the investors and placement agent. Each warrant entitles the holder to purchase one share of common stock at a price of $1.20 per share for a period of three years.

In March 2006, the Company issued 12,000 Common stock purchase warrants to Healthways Communications, Inc., the Company’s marketing consultants. These warrants vest 2,000 per month beginning March 2006 and entitle the holder to purchase one share of common stock at a price of $1.00 per share for a period of three years. In 2006, the Healthways Communications, Inc. agreement was terminated and 4,000 common stock purchase warrants issued to Healthways Communications, Inc. were cancelled.

On June 2, 2006, pursuant to the Duncan Private Placement, the Company sold 4,724,999 shares of its common stock to seventeen accredited investors at a per share price of $.44 resulting in gross proceeds of $2,079,000, In connection with this transaction the company issued 2,362,504 common stock purchase warrants to these seventeen investors. These common stock purchase warrants have a term of 5 years and exercise price of $.80 per share. The Company’s warrants provide for certain registration rights and certain penalties if such registration is not achieved within 150 days of the initial closing of the Duncan Private Placement. In August 2006, the Company filed with the SEC a registration statement registering the resale by the investors of the Duncan Private Placement of the shares of common stock underlying the warrants sold in the Duncan Private Placement.

In July and August 2006, the Company sold an aggregate of 3,977,273 shares of common stock to 34 accredited investors at a per share price of $.44 resulting in gross proceeds to the Company of $1,750,000. In connection with this transaction, the Company issued 1,988,638 common stock purchase warrants with a term of five years and per share exercise price of $.80.

In July and August 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 395,833 warrants. These common stock purchase warrants have a term of 5 years and exercise price of $.80 per share.

In August 2006, the Company issued warrants to purchase an aggregate of 170,000 shares of common stock at $0.80 per share to four persons under advisory agreements. Such warrants are each exercisable for five years from the date of issue.

In September, 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 208,334 warrants. These common stock purchase warrants have a term of 5 years and exercise price of $.80 per share.

In October 2006, in connection with the offer to noteholders for early conversion of the Convertible Promissory Notes of the WestPark Private Placement, the Company issued 104,167 warrants. These common stock purchase warrants have a term of 5 years and exercise price of $.80 per share.

(d)          Options:

The Company’s Equity Participation Plan (the “Plan”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 50,000,000 shares of common stock as stock compensation. All stock options under the Equity Participation Plan are generally granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

Effective January 1, 2006, the Company’s Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

As a result of the adoption of FAS 123 (R), the Company’s results for the twelve month period ended December 31, 2006 include share-based compensation expense totaling $560,465. Such amounts have been included in the consolidated statements of operations within general and administrative expenses. Stock compensation expense recorded under APB No. 25 in the consolidated statements of operations for the year ended December 31, 2005 and 2004 totaled $0.

Stock option compensation expense in 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for entire portion of the award.

The weighted average estimated fair value of stock options granted in the year ended December 31, 2006 was $.63. The weighted average estimated fair value of stock options granted in year ended December 31, 2005 was $.50. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2006, the Company took into consideration the guidance under SFAS 123(R) and SAB No. 107 when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Expected term (in years)	10	10
Expected volatility	168% - 205%	200%
Expected dividend yield	0%	0%
Risk-free interest rate	5.00%	4.50%

Stock option activity under the 2003 Equity Participation Plan is as follows:

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2003	370,000	$.30 - $1.80	$0.50
Granted	298,500	1.00 - 1.50	$1.30
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2004	668,500	.30 - 1.80	$0.80
Granted	1,120,000	.05 - .10	$0.60
Exercised	—	—	—
Expired	—	—	—
Cancelled	—	—	—
Balance at December 31, 2005	1,788,500	.30 - 1.80	$0.70
Granted	2,707,500	.44 - 2.50	$0.76
Exercised	—	—	—
Expired	—	—	—
Cancelled	(50,000)	—	$0.60
Balance at December 31, 2006	4,446,000	$.30 - $2.50	$0.73	8.99	$643,410
Vested and Exercisable at December 31, 2006	2,330,167		$0.69	8.32	$354,452

(1)—All options are exercisable for a period of ten years.

Options exercisable at December 31, 2004 - 618,500 at a weighted average exercise price of $.70

Options exercisable at December 31, 2005 - 1,208,500 at a weighted average exercise price of $.70

Options exercisable at December 31, 2006 - 2,330,167 at a weighted average exercise price of $.69

Exercise Price	Number Outstanding December 31, 2006	Weighted Average Remaining Contractual Life (years)	Number Exercisable December 31, 2006
$0.30 to $0.74	3,475,000	9.05	1,739,167
$0.74 to $1.18	560,000	9.03	420,000
$1.18 to $1.62	261,000	8.16	141,000
$1.62 to $2.06	30,000	6.70	30,000
$2.06 to $2.50	120,000	9.43	—
	4,446,000		2,330,167

Options are usually granted at an exercise price at least equal to the fair value of the common stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company.

As of December 31, 2006, there was approximately $1,322,000 of total unrecognized compensation costs related to unvested stock option awards which are expected to vest over a weighted average life of 1.9 years.

	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2005	580,000	$0.50
Issued	2,707,500	$0.63
Canceled	(50,000)	$0.50
Vested	1,121,667	$0.51
Non-Vested at December 31, 2006	2,115,833	$0.62

The total value of shares vested during the year ended December 31, 2006 was $576,000.

On June 2, 2006 the Company accelerated the vesting dates of 525,000 stock options granted to certain officers and senior staff of the Company. The Company also adopted an Executive Officer Compensation Plan, effective as of June 2, 2006, in connection with a purchase agreement for the sale of 4,724,999 shares of the Company’s Common Stock to seventeen accredited investors, with and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provide for a reduction by 25% in base salary for each officer and the granting of options to purchase shares of Common Stock under the Company’s 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones.

In 2006, the company recorded $576,000, as the prorated compensation expense relating to 580,000 unvested stock options outstanding at 12/31/2005 and 1,132,500 stock options issued in 2006 (in 2006 the Company issued 2,707,500 stock options however 1,575,000 vest based on accomplishment of various business milestones, which were not accomplished by 12/31/2006, and will not be valued for compensation purposes until such milestones are accomplished).

Note 8—Income Taxes

Net deferred tax assets consisted of the following as of December 31:

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$5,427,000	$3,807,000
Depreciation and amortization	5,000	—
Stock option compensation	191,000	87,000
Non-employee equity compensation	318,000	—
Deferred revenue	1,000	9,000
Deferred legal and other fees	30,000	—
Deferred tax assets	5,972,000	3,903,000
Deferred tax liabilities:
Stock option compensation	(63,000)	—
Deferred tax liability	(63,000)	—
Net deferred tax assets	5,909,000	3,903,000
Net deferred tax asset valuation allowance	(5,909,000)	(3,903,000)
	$—	$—

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	2006	2005	2004
Federal tax benefit at statutory rate	(34.0)%	(34.0)%	(34.0)%
Change in valuation allowance	34.0%	34.0%	34.0%
Provision for income taxes	0.00%	0.00%	0.00%

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Upon receipt of the proceeds from the last foreign purchasers of the Company’s common stock in January 2000, common stock ownership changed in excess of 50% during the three-year period then ended. At December 31, 2006, the Company had net operating loss carryforwards of approximately $15,963,000. Included in the net operating loss carryforward is approximately $2,121,000 that has been limited by the ownership change. The tax loss carryforwards expire at various dates through 2026. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized.

Note 9—Segment Information

Until April 30, 2001, the Company operated in two segments; as a reinsuror and as a seller of extended warranty service contracts through the Internet. The reinsurance segment has been discontinued and the Company’s remaining revenues are derived from the run-off of its sale of extended warranties and service contracts via the Internet. Additionally, the Company established a new business in the banking of adult autologous stem cells sector. The Company’s operations are conducted entirely in the U.S. Although the Company has realized minimal revenue from the banking of adult autologous stem cells, the Company will be operating in two segments until the “run-off” is completed.

Note 10—Related Party Transactions

On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable, initially over a period of two years in biweekly installments of $4,807.69 commencing on April 7, 2006, except that the first payment was in the amount of $9,615.38. In July, 2006 this agreement was amended to call for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agreed to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information. At December 31, 2006, $149,439 was due Mr. Aholt pursuant to the terms of the Settlement Agreement.

Note 11—Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith’s base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board and monthly perquisites that total approximately $2,200 per month. Pursuant to the employment agreement, Dr. Smith’s advisory agreement with the Company, as supplemented, was terminated, except that (i) the vesting of the warrant to purchase 24,000 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith’s advisory agreement, paid at the closing of the June 2006 private placement, and (v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded 200,000 shares of Common Stock of the Company, under the Company’s 2003 Equity Participation Plan, and options to purchase 540,000 shares of Common Stock, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company’s 2003 Equity Participation Plan would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under the Company’s 2003 Equity Participation Plan to purchase 550,000 shares of the Common Stock at a per share exercise price equal to $.50 vesting as to (i) 250,000 shares upon the first closings in the January 2007 private placement; (ii) 150,000 shares on June 30, 2007; and (iii) 150,000 shares on December 31, 2007.

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) medical insurance for a one year period; and (iii) have certain options vest. Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have certain options vest. Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family medical insurance for the applicable term; and (ii) have certain options vest.

Upon a change in control of the Company, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) medical insurance for a one year period; and (iv) have certain options vest.

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb’s original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by the Company or Mr. Weinreb. Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb’s employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb’s employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb’s annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 300,000 shares of common stock, 100,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb’s annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment.

Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by the Company) into 165,726 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions,: (i) the remaining vesting of the option shares which was scheduled to vest as to 100,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. ; and (ii) a restricted stock grant of 200,000 shares of Common Stock which were also scheduled to vest as to 100,000 shares on each of July 20, 2006 and July 20, 2007, was similarly accelerated.

On January 26, 2007, the Company entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb’s employment agreement dated as of August 12, 2005 was supplemented with new terms which provide that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb’s base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement); (b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the Company achieving certain business milestones; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 100,000 shares of Common Stock at $.60 per share, previously granted to

Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. Other than as set forth therein, Mr. Weinreb’s original employment agreement and all amendments thereto remain in full force and effect.

Pursuant to the amendments to Mr. Weinreb’s employment agreement in August 2005, in the event of termination of Mr. Weinreb’s employment by the Company without cause (except for certain instances of disability), Mr. Weinreb was entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year, and to be reimbursed for disability insurance for Mr. Weinreb and for medical and dental insurance for Mr. Weinreb and his family for the remainder of the term (through December 31, 2008). Per Mr. Weinreb’s January 26, 2007 letter agreement with the Company, in the event of termination of his employment, severance will instead be paid in equal installments over a 12 month period in accordance with the payroll policies and practices of the Company. The January 2007 agreement is in effect until the Company achieves certain adult stem cell collection, revenue or financing milestones, or until the Compensation Committee of the Board of Directors determines to terminate the agreement. Mr. Weinreb’s original employment agreement provides that in the event of certain instances of disability, Mr. Weinreb is entitled to receive his base salary for three months followed by half his base salary for another three months.

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as the Company’s Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy’s services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 15,000 shares of Common Stock pursuant to the Company’s 2003 Equity Participation Plan, with an exercise price equal to $1.00 per share. The option was to vest and become exercisable as to 5,000 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company’s 2003 Equity Participation Plan and the Company’s Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 60,971 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 85,000 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, the Company entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel. This agreement supersedes Ms. Vaczy’s employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008. In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of certain milestones and shall also be eligible for additional cash bonuses in certain circumstances, in each case as may be approved by the Compensation Committee of the Board of Directors.

Ms. Vaczy is also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

Pursuant to Ms. Vaczy’s amended employment agreement dated January 26, 2007, in the event Ms. Vaczy’s employment is terminated prior to the end of the term (December 31, 2008), for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to $187,500 in the event the employment termination date is during 2007 and $215,700 in the event the employment termination date is during 2008, paid in accordance with the Company’s standard payroll practices for executives. In no event will such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms.

In connection with the Company’s acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May’s employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May was to be paid an annual salary of $165,000, payable in accordance with the Company’s standard payroll practices, and was entitled to participate in the Company’s benefit plans and perquisites generally available to other executives. Mr. May was granted, on his commencement date, an employee stock option under the Company’s 2003 Equity Participation Plan to purchase 15,000 shares of the Company’s Common Stock at a per share purchase price equal to $.50, the closing price of the Common Stock on the commencement date, which was scheduled to vest as to 5,000 shares of Common Stock on the first, second and third anniversaries of the commencement date. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company in which he agreed to convert $12,692 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 17,308 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Mr. May further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 15,000 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Mr. May, pursuant to which Mr. May’s employment agreement dated as of January 19, 2006 was supplemented with new terms to provide that: (a) upon the first closings in the January 2007 private placement, Mr. May’s base salary would be paid at the annual rate of $132,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his original employment agreement); and (b) any bonus would only be paid upon approval by the Compensation Committee of the Board of Directors. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, at the discretion of the Compensation Committee of the Board of Directors or at such time as Mr. May is no longer the Company’s Chief Financial Officer. Other than as set forth therein, Mr. May’s original employment agreement and all amendments thereto remain in full force and effect.

Under Mr. May’s original employment agreement, upon termination of Mr. May’s employment by the Company for any reason except a termination for cause, Mr. May is entitled to receive severance payments equal to one year’s salary, paid according to the same timing of salary as he is then receiving. No severance payments shall be made unless and until Mr. May executes and delivers to the Company a release of all claims against the Company. No other payments are to be made, or benefits provided, except as otherwise required by law.

On August 12, 2004 (“Commencement Date”) the Company and Dr. Wayne A. Marasco, then a Company Director, entered into a Letter Agreement appointing Dr. Marasco as the Company’s Senior Scientific Advisor. Dr. Marasco will be responsible for assisting the Company in reviewing and evaluating business, scientific and medical opportunities, and for other discussions and meetings that may arise during the normal course of the Company conducting business. For his services, during a three year period (“Term”), Dr. Marasco shall be entitled to annual cash compensation of $84,000 with increases each year of the Term and an additional cash compensation based on a percentage of collected revenues derived from the Company’s royalty or revenue sharing agreements. Although the annual cash compensation and additional cash compensation stated above shall begin to accrue as of the Commencement Date, Dr. Marasco will not be entitled to receive any such amounts until the Company raises $1,500,000 in additional equity financing after the Commencement Date. In addition, Dr. Marasco was granted an option, fully vested, to purchase 67,500 shares of the Company’s common stock at an exercise price of $1.00 cents per share. The shares will be subject to a one year lockup as of the date of grant. The exercise period will be ten years, and the grant will otherwise be in accordance with the Company’s 2003 Equity Participation Plan and Non-Qualified Stock Option Grant Agreement.

In July 2005, Dr. Marasco’s letter agreement with the Company dated August 12, 2004 was amended to (a) extend the term of the letter agreement from August 2007 to August 2008; (b) provide for an annual salary of $110,000, $125,000 and $150,000 for the years ended August 2006, 2007 and 2008, payable in each such year during the term; (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term, commencing in January 2006; (d) eliminate Dr. Marasco’s right under his existing letter agreement to receive 5% of all collected revenues derived from the Company’s royalty or other revenue sharing agreements (which right is subject to the limitation that the amount of such additional cash compensation and Dr. Marasco’s annual salary do not exceed, in the aggregate, $200,000 per year); and (e) permit Dr. Marasco to begin receiving all accrued but unpaid cash compensation under his letter agreement upon the Company’s consummation of any financing, whether equity or otherwise, pursuant to which the Company raises $1,500,000.

On January 29, 2007 the Company entered into two new agreements with Dr. Marasco pursuant to which he serves as the Chairman of the Company’s Scientific Advisory Board and as a Consultant. As compensation for serving as the Chairman of the Company’s Scientific Advisory Board pursuant to his January 2007 Scientific Advisory Board Agreement, upon the execution of the agreement Dr. Marasco received a grant of 50,000 shares (the “Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) which were fully vested upon grant. In addition, upon the execution of the agreement an option was issued to Dr. Marasco under the EPP to purchase 100,000 additional shares (the “Option Shares”), which option is exercisable at a per share exercise price of $.60 per share (the fair market value of a share of Common Stock on the date of grant), and which shall vest and become exercisable as to one-half of the Option Shares on 12/31/07 and the other one-half on 12/31/08 (each, a “Vesting Date”); provided that on each Vesting Date the Dr. Marasco continues to be providing services as an Advisor on the Company’s Scientific Advisory Board and shall otherwise be subject to all of the terms of the EPP. However, if Dr. Marasco is terminated without “cause” (as defined in the EPP) prior to the end of this Agreement, all options to purchase shares shall vest immediately. This Agreement provides for a three year term commencing January 29, 2007, which may be terminated earlier by either party on 60 days’ prior written notice or immediately for cause.

As compensation for serving as a Consultant to the Company pursuant to his January 2007 Consulting Agreement, Dr. Marasco shall be paid an annual fee of $125,000 payable in equal monthly installments on the last day of each month during the term of the Agreement. Effective as of January 29, 2008, Dr. Marasco’s annual fee shall be increased to $145,000. Dr. Marasco shall be eligible to receive a bonus of $15,000 during the year ending 12/31/07 and up to a maximum of $30,000 during the year ending 12/31/08 based upon mutually agreed upon goals such as submission of grants, academic affiliations and alliances, patents, etc. The Consulting Agreement provides for a term commencing January 29, 2007 and ending December 31, 2008, which may be terminated earlier by either party on 30 days’ prior written notice; provided, that in the event such termination is by the Company without “cause” (as such term is defined in the EPP), Dr. Marasco is entitled to receive a severance payment equal to one year’s fees, paid at the same level as he is then receiving and in accordance with the Company’s then standard payroll practices; provided that in no event shall such payment exceed the aggregate amount of payments remaining for the term of the Agreement.

As additional compensation for his services as a Consultant, Dr. Marasco was issued a grant of 40,000 shares (the “Shares”) of the common stock which were fully vested upon grant. In addition, Dr. Marasco was issued upon the execution of the agreement an option under the EPP to purchase 80,000 additional shares (the “Option Shares”), which option is exercisable at a per share exercise price of $.60 (the fair market value of a share of Common Stock on the date of grant), and which shall vest and become exercisable as to one-half of the Option Shares on 12/31/07 and the other one-half on 12/31/08 (each, a “Vesting Date”); provided that on each Vesting Date Dr. Marasco continues to be providing services as a Consultant and shall otherwise be subject to all of the terms of the EPP, except if Dr. Marasco is terminated without “cause” (as such term is defined in the EPP), all such options shall vest immediately.

On February 21, 2003 the Company began leasing office space in Melville, New York at an original annual rental of $18,000. The lease was renewed through March 2007 with an annual rental of approximately $22,800. This lease was terminated effective October 1, 2006 which resulted in the loss of the security deposit of $3,000 tendered when the lease was originally signed. Rent expense for this office approximated $20,400, $28,900 and $24,900 for the years ended December 31, 2006, 2005 and 2004, respectively.

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. This space is subleased from an affiliate of Duncan Capital Group LLC (a financial advisor to and investor in the Company) and DCI Master LDC (the lead investor in the Company’s June 2006 private placement). Pursuant to the terms of the Agreement, the Company will pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company’s principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month. The Company believes this space should be sufficient for its needs in the short term but anticipates that we will require additional facilities as we expand. In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continues to occupy the space on a month-to-month basis. This space will be sufficient for the Company’s needs in the short term but we anticipate that we will require additional facilities as we expand. NS California also leased office space in Agoura Hills, California on a month-to-month basis from Symbion Research International at a monthly rental of $1,687, and we plan to continue this arrangement to fill our need for office space in California. Rent for these facilities, for the twelve months ended December 31, 2006, was approximately $79,000.

On April 22, 2004, the Company entered into an agreement with an advisor in connection with its amended private placement to provide assistance in finding qualified investors. The agreement calls for the payment of 10% of the funds raised by the Company as a direct result of introductions made by the advisor. In addition, the Company is obligated to pay a 2% non-accountable expense allowance on all funds received that are subject to the 10% payment. For the years ended December 31, 2006, 2005 and 2004, the Company paid a total of $0, $0 and $21,000, respectively, under this agreement.

On December 12, 2003, the Company signed a royalty agreement with Parallel Solutions, Inc. “(PSI”) to develop a new bioshielding platform technology for the delivery of therapeutic proteins and small molecule drugs in order to extend circulating half-life to improve bioavailability and dosing regimen, while maintaining or improving pharmacologic activity. The agreement provides for PSI to pay the Company a percentage of the revenue received from the sale of certain specified products or licensing activity. The Company is providing capital and guidance to PSI to conduct a proof of concept study to improve an existing therapeutic protein with the goal of validating the bioshielding technology for further development and licensing the technology. During the year ended December 31, 2004, the Company paid $640,000 as specified in the agreement which brought the total paid since the inception of the agreement to $720,000. The agreement also calls for the Company to pay on behalf of PSI $280,000 of certain expenses relating to testing of the bioshielding concept. During the years ended December 31, 2006, 2005 and 2004, the Company paid $0, $0 and $85,324, respectively, of such expenses and does not anticipate any further activity pursuant to the PSI agreement.

Note 12—Subsequent Events

In January 2007, the Company issued 120,000 shares of Common Stock to its intellectual property acquisition consultant, vesting as to 10,000 shares per month commencing January 2007. In February 2007, the term of the Company’s financial advisory agreement with Duncan Capital Group LLC was extended through December 2007, and the Company issued to Duncan 150,000 shares of Common Stock as an advisory fee payment pursuant to the terms of the agreement. In January and February 2007, the Company raised an aggregate of $2,500,000 through the private placement of 2,500,000 units at a price of $1.00 per unit (the “January 2007 private placement”). Each unit was comprised of two shares of the Company’s Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share. The Company issued an aggregate of 5,000,000 shares of Common Stock, and warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock at an exercise price of $0.80 per share. Emerging Growth Equities, Ltd (“EGE”), the placement agent for the January 2007 private placement, received a cash fee equal to $171,275 and is entitled to expense reimbursement not to exceed $50,000. The Company also issued to EGE redeemable seven year warrants to purchase 343,550 shares of Common Stock at a purchase price of $.50 per share, redeemable seven-year warrants to purchase 171,275 shares of Common Stock at a purchase price of $.80 per share and non-redeemable seven-year warrants to purchase 171,275 shares of Common Stock at a purchase price of $.80 per share. The net proceeds of this offering was approximately $2,301,000.

In February 2007, the Company issued 300,000 shares of its Common Stock to a financial advisor in connection with a commitment for the placement of up to $3,000,000 of the Company’s preferred stock.

In March 2007, the Company engaged Trilogy Capital Partners, Inc. (“Trilogy”) as a marketing and investor relations consultant. The agreement is for a 12 month period, terminable by either party after six months upon 30 days’ notice, at a monthly fee of $10,000 plus reimbursement of certain budgeted or approved marketing expenses. Pursuant to this agreement, the Company issued to Trilogy warrants to purchase 1,500,000 shares of its Common Stock at a purchase price of $.47 per share. Such warrants vest over a 12 month period at a rate of 125,000 per month, subject to acceleration in certain circumstances, and are exercisable until April 30, 2010.